As filed with the Securities and Exchange Commission on December 11, 2006 Registration No. 333-133083

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
____________________________

FORM SB-2/A
Amendment #3
_____________________________

MEXORO MINERALS LTD.
(Name of small business issuer in its charter)

Colorado	1041	84-1431797
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)
609 Granville Street, Suite 880 Vancouver, British Columbia V7Y 1G5 Canada (800) 661-7830 (Address and telephone number of principal executive offices and principal place of business)
Gary S. Joiner Frascona Joiner Goodman and Greenstein, P.C 4750 Table Mesa Drive Boulder, CO 80305 T: (303) 494-3000 F: (303) 494-6309 (Name, address and telephone number of agent for service)
Copies to: Robert Knight, Chief Executive Officer MEXORO MINERALS LTD. 609 Granville Street, Suite 880 Vancouver, British Columbia V7Y 1G5 Canada (800) 661-7830

Approximate Date Of Proposed Sale To The Public: From time to time after this Registration Statement becomes effective.

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If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common stock, no par value	8,267,500	$1.30	$10,747,750	$1,150.01

Total	8,267,500	$1.30	$10,747,750	$1,150.01

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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PROSPECTUS

MEXORO MINERALS LTD.
8,267,500 SHARES OF
COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 8,267,500 shares of the Company’s common stock which underlie currently outstanding warrants. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock that they are offering. We will pay the expenses of registering these shares.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol "MXOM". The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on November 30, 2006, was $0.99.

Prospective investors should carefully consider all of the factors set forth in “Risk Factors” commencing on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus shall not be used before the effective date of the registration statement.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED ________, 2006

The information in this prospectus is not complete and may be changed. This prospectus is included in the Registration Statement that was filed by Mexoro Minerals Ltd. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

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Until 90 days after the effective date, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

MEXORO MINERALS LTD.

609 Granville St. Suite 880,
Vancouver, British Columbia V7Y 1G5
Canada
(800) 661-7830

The Company

Mexoro Minerals, Ltd. (formerly known as Sunburst Acquisitions IV, Inc.) (“we,” “us,” “our,” “the Company,” or “Mexoro”) was incorporated in the State of Colorado on August 27, 1997. We were formed to seek out and acquire business opportunities. Between 1997 and 2003, we engaged in two business acquisitions and one business opportunity, none of which generated a significant profit or created a sustainable business for us.

On May 25, 2004, we completed a share exchange transaction with Sierra Minerals and Mining, Inc., a Nevada corporation (“Sierra Minerals”), which caused Sierra Minerals to become our wholly owned subsidiary. Sierra Minerals, at the time of the share exchange transaction, held, through a joint venture with Minera Rio Tinto, S.A. De C.V., a company duly incorporated pursuant to the laws of the United Mexican States (“MRT”), mineral concessions and options to obtain mineral concessions on properties in Chihuahua, Mexico. .MRT had the right to explore and exploit mineral concessions on properties called the Cieneguita and Guazapares Properties and was willing to sell these rights to Sierra Minerals. Because Sierra Minerals was not a Mexican company, Mexican law prohibited it from owning the mineral concessions directly. The joint venture allowed Sierra to have rights in these concessions and still comply with Mexican law. MRT was controlled, and continues to be controlled, by Mario Ayub. Concurrently with the Sierra Minerals share exchange transaction, Mr. Ayub became a director, and later the Chief Operating Officer, of Mexoro. In August 2005, we cancelled the Joint Venture Agreement in order to pursue the mineral exploration opportunity through a new wholly owned Mexican subsidiary. On January 20, 2006, Sierra Minerals was dissolved.

In August 2005, we created a wholly owned Mexican subsidiary corporation, Sunburst de Mexico, S.A. de C.V. (“Sunburst de Mexico”). On August 25, 2005, Sunburst de Mexico, Mexoro, and MRT entered into agreements in which MRT assigned to Sunburst de Mexico the right to explore and exploit the Cieneguita and Guazapares Properties in Mexico. At that time, MRT also assigned to Sunburst de Mexico the option, but not the obligation, to purchase concessions in the Encino Gordo region.

In December 2005, Mexoro and Sunburst de Mexico entered into a new agreement with MRT (the “New Agreement”). In the New Agreement, Sunburst de Mexico exercised an option, which MRT assigned to it in the August 2005 agreement, to purchase three additional mining concessions in the Encino Gordo region. The New Agreement required the Company to issue to MRT two million shares of the common stock of Mexoro within four months of the date of the signing of the New Agreement. These shares were issued on February 23, 2006. Under the terms of the New Agreement, MRT had the option to buy all of the outstanding shares of Sunburst de Mexico for $100 if the Company failed to transfer $1,500,000 to Sunburst de Mexico by April 30, 2006. However, in April 2006, the parties amended the New Agreement to delete both the required transfer of $1,500,000 to Sunburst de Mexico and MRT’s option to purchase all of the shares of Sunburst de Mexico. The New Agreement also requires the Company to issue one million additional shares of our common stock to MRT when, if ever, production of the Cieneguita Property reaches 85% of production capacity, as defined in the New Agreement.

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On October 24, 2006, we purchased the exclusive rights to explore on and an option to purchase several additional mineral concessions, collectively referred to as the Sahauyacan Property, in Chihuahua, Mexico. In order to maintain the right to explore the Sahauyacan Property, the Company paid $30,000 on the execution of the agreement and must pay $252,000 in monthly installments over a five year term. In order to purchase the Sahauyacan Property, the Company must pay $300,000 in cash or $500,000 in shares of the Company during the five year period. The Company must also pay a royalty of 3% or 4% of Net Revenues (as defined), depending on the price of gold.

Through Sunburst de Mexico, we are engaged in the exploration of four gold and silver exploration properties, each made up of several mining concessions, located in the State of Chihuahua, Mexico. (“Mining concessions” refers to an area of land for which the owner of the concession has the right to explore for and develop mineral deposits. The rights to and ownership of the minerals in the concessions were granted, in our case, originally by the Mexican Government to the former concession owners, and then to us from those owners. In Canada and the United States, the term is commonly referred to as a “Mineral Rights” or “Mining Claims.”) These properties are generally referred to as the Cieneguita Property, the Guazapares Property, the Encino Gordo Property, and the Sahauyacan Property. We will own 100% of the Cieneguita Property upon completion of a payment of $2,000,000 to Corporative Minero, S.A. de C.V., a Mexican corporation (“Corporative Minero”), and we have the option to purchase the Guazapares property. In August 2005, we purchased two Encino Gordo mineral concessions for $100, and we recently exercised our option to purchase three additional Encino Gordo mineral concessions from an unrelated third party, all of which now comprise the Encino Gordo Property.

On February 13, 2006, the shareholders of the Company approved a 1:50 reverse split of its issued and outstanding common stock with 1 new share issued for each 50 old shares. Prior to the reverse split, the Company had 189,994,324 shares of common stock issued and outstanding. Immediately following the reverse split, the Company had 3,799,887 shares issued and outstanding. All figures relating to shares of common stock or price of shares of common stock herein reflect the 1:50 reverse split unless otherwise indicated.

We changed our name to Mexoro Minerals Ltd. on February 15, 2006. We are considered to be an exploration stage corporation, as that term is defined in SEC Industry Guide 7, because we are engaged in the search for mineral deposits, are not engaged in the preparation of an established commercially mineable deposit for extraction, and are not engaged in the exploitation of a mineral deposit.

As a result of recurring losses from operations, our historical net deficit position in working capital, and a net deficit in stockholders’ equity, our auditors, in their report dated May 20, 2006, except for notes 2(a), 2(b) and 2(c) which are as of June 28, 2006, September 20, 2006 and November 23, 2006 respectively, have expressed substantial doubt about our ability to continue as a going concern.

The Offering

Common stock offered by selling stockholders:	Up to 8,267,500 shares

Common stock currently outstanding:	21,036,102 shares

Over-The-Counter Bulletin Board Symbol:	MXOM

Risk Factors:
Investment in our common stock involves a high degree of risk. Among the significant risk factors are (i) we have a history of losses; (ii) we need additional financing or the business will fail; (iii) our auditors issued an opinion expressing doubt about our ability to be a going concern; and (iv) the mining business is a risky industry.

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Summary Financial Information

The following table sets forth summary financial data derived from our financial statements. This data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.

All dollar amounts in this registration statement refer to United States dollars unless otherwise indicated.

	Six Months Ended August 31, 2006	Fiscal year ended February 28, 2006	Fiscal year ended February 28, 2005

Operating Statement Data:

Revenues	$0	$0	$0

Expenses	$1,650,258	$6,916,259	$13,319,865

Profit (Loss) from Operations	$(1,650,258)	$(7,836,635)	$(13,912,488)

Net Loss	$(3,939,854)	$(7,836,635)	$(13,912,488)

Net Profit (Loss) Per Share	$(0.24)	$(3.59)	$(9.40)

Balance Sheet Data:

Total Assets	$1,723,255	$538,748	$43,235

Total Liabilities	$181,633	$1,143,924	$677,948

Common stock issued and outstanding	21,036,102	12,799,902	1,737,902

Shareholders’ Equity (Deficiency)	$1,541,622	$(605,176)	$(634,713)

RISK FACTORS

This investment has a high degree of risk. Before you invest, you should carefully consider the risks and uncertainties described below and the other information in this prospectus. We believe the following risk factors are all of the material risk factors involved in purchasing our shares. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business:

We Do Not Have A Significant Operating History and Have A History Of Incurring Net Losses. We Expect Our Net Losses To Continue As A Result Of Planned Increases In Operating Expenses, And, Therefore, We May Never Achieve Profitability.

We have a history of operating losses and have incurred significant net losses in each fiscal quarter since our inception. Prior to completion of our exploration stage, we anticipate that we will incur increased operating

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expenses without realizing any revenues. For the year ended February 28, 2006, we did not generate revenues and incurred a net loss of $7,836,635. We expect to continue to incur net losses and negative cash flows for the foreseeable future. Our ability to generate and sustain significant revenues or to achieve profitability will depend upon numerous factors outside of our control, including the precious metals market and the economy. We have no history upon which to base any assumption as to the likelihood that we will prove successful, and we may not be able to generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

We have just begun the initial stages of exploration of our mineral concessions and have no way to evaluate the likelihood that we will be able to operate the business successfully. We have been involved primarily in organizational activities, the acquisition of mineral concessions, and the production of a preliminary summary report on our mineral concessions, which is not yet complete. We are considered to be an exploration stage corporation because we are currently only engaged in the search for mineral deposits. We will be in the exploration stage until we discover commercially viable mineral deposits on any of our properties, if ever. Our limited operating history makes it difficult to evaluate our financial performance and prospects. We have not earned any revenues from our exploration activities to date. Because of our limited financial history, we believe that period-to-period comparisons of our results of operations will not be meaningful in the short term and should not be relied upon as indicators of future performance.

Because Of Our Recurring Operating Losses, Stockholders’ Deficit, Historical Working Capital Deficit And Negative Cash Flow From Operations, Our Auditor Has Raised Substantial Doubt About Our Ability To Continue Our Business. We Need To Continue As A Going Concern If Our Business Is To Achieve Profitability.

We have received a report from our independent auditors on our financial statements for the fiscal years ended February 28, 2006 and 2005, in which our auditors have included explanatory paragraphs indicating that our recurring net losses, stockholders' deficit, working capital deficit, and negative cash flow from operations cause substantial doubt about our ability to continue as a going concern. By issuing this opinion, our auditors have indicated that they are uncertain as to whether we have the capability to continue our operations. If we are unable to generate significant revenue and/or raise additional financing, we will not have sufficient funds to continue engaging in the search for mineral deposits, to mine any of our properties, or to extract mineable mineral deposits. In such case, we would have to cease operations.

Our Auditor Advised Us in February 2005 Of Certain Significant Internal Control Deficiencies That They Considered To Be A Material Weakness. The Failure To Achieve And Maintain Effective Internal Controls And Procedures Could Cause us to be Unable to Assess Operating Deficiencies in a Timely Manner Or Cause Us To Fail To Meet Our Reporting Obligations.

In connection with the February 29, 2005 audit, the Company’s independent registered public accounting firm advised us of certain significant internal control deficiencies that they considered to be a material weakness. A material weakness is a significant deficiency in one or more of the internal control components, which alone or in the aggregate preclude our internal controls from reducing to an appropriate low level of risk the possibility of a material misstatement in our financial statements.

In particular, in June 2005, our auditors advised us of issues identified during the course of their audit of our financial statements for the year ended February 28, 2005. These issues include:

· Inadequate documentation over corporate governance policies and procedures
· Lack of regular, independent bank reconciliations
· Inadequate documentation regarding internal controls over banking and treasury activities
· Check preparation did not require dual signatures
· Inadequate segregation of duties with respect to purchases, payables and payments

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Our auditors were of the opinion that these deficiencies could result in a failure to accumulate information necessary for accurate and timely financial reporting in accordance with mandated accounting principles. The deficiencies could also result in errors, fraud and misappropriation of our assets.

In December 2005, one of our two directors resigned and two new directors were appointed. One of the new directors became the president and chief executive officer and the other became the chief financial officer. Our new directors considered the comments of our auditors and met on several occasions with our auditors. The new directors then planned and implemented internal controls and procedures in order to mitigate risk to us. As a result of these initiatives, our directors and independent auditors are satisfied that improvement has been made to our systems and that no fraud or misappropriations had taken place.

With small enterprises such as ours, segregation of duties is always an issue and therefore there is always a potential for errors, misappropriations and fraud. However, we believe such risks are mitigated through current practices and procedures including segregation of duties with respect to authorizing purchases and payments, posting invoices, preparing checks and dual signing of checks. In addition, the directors meet frequently and are continually improving documentation of policies including governance.

We cannot be certain that the measures we take will ensure that we implement and maintain adequate internal controls in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

If we cannot rectify these material weaknesses through remedial measures and improvements to our systems and procedures, management may encounter difficulties in timely assessing business performance, in identifying incipient strategic and oversight issues and in complying with our reporting obligations in a timely manner.

If We Do Not Obtain Financing When Needed, Our Business Will Fail.

As of November 30, 2006, we had cash and cash equivalents on hand in the amount of approximately $900,000. We currently do not have any income. Our current operating funds are sufficient to fund our planned exploration program, as described herein, on four properties. In order for us to perform any further exploration or extensive testing, we will need to obtain additional financing. In addition, we will require additional financing if the costs of the exploration of our mineral concessions are greater than anticipated. We also will need supplementary financing to sustain our business operations if we are not successful in earning revenues once exploration is complete. If our exploration programs are successful in discovering ore of commercial tonnage and grade, we will require additional funds in order to place our mineral concessions into commercial production. We currently do not have any arrangements for additional financing, and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including the market prices for minerals and the costs of exploring for or mining these materials.

We May Be Required To Pay Up To A 7% Net Smelter Royalty Fee On Any Production From Many Of Our Concessions. If So, Our Cost Of Operations Will Increase, Which Will Decrease Any Potential Profits We Might Have.

We entered into an agreement with Corporative Minero in regard to the mineral concessions on the Cieneguita Property. Corporative Minero has the obligation to pay, from the funds they receive from us, any royalties that may be outstanding on the properties from prior periods. Corporative Minero has informed us that various former owners of the property owned royalties of up to a 7% Net Smelter Return. They have also informed us that the corporations holding those royalties have been dissolved and that there is no further legal requirement to make these royalty payments. We can make no assurance that we will not ultimately be responsible to pay all or some of the 7% Net Smelter Return to these former royalty holders if the property was ever put into production and Corporative Minero did not make the payments to the royalty holders. If we have to make these royalty payments, any profits from production would be reduced.

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The Terms of Our Convertible Debentures Restrict the Types of Financing Arrangements We May Use. This May Limit Our Ability to Raise Additional Funds. If We Cannot Raise Additional Funds When Needed, We May Have To Cease Operations.

Our debentures, which were issued in February, March and April 2006 and which were subsequently converted into units of common stock and warrants, contained a provision prohibiting us from entering into an agreement involving a Variable Rate Transaction until May 2007. A Variable Rate Transaction is one in which the Company issues or sells (i) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of the Company’s common stock either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of the Company’s common stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Company’s common stock. This restriction limits the types of financing agreements into which we enter, which may make it more difficult for us to obtain additional financing when needed. If we are unable to obtain additional financing when needed, we may have to curtail or cease operations.

Our Success Is Dependent On Retaining Key Personnel And On Hiring And Retaining Additional Personnel. If We Fail to Retain Our Key Personnel, We May Have To Cease Operations.

Our ability to continue to explore and develop our mineral concessions, if warranted, is, in large part, dependent upon our ability to attract and maintain qualified key personnel. There is competition for such personnel, and there can be no assurance that we will be able to attract and retain them. Our progress now and in the future will depend on the efforts of key management figures, such as Robert Knight, our Chief Executive Officer, Mario Ayub, our Chief Operating Officer, and Tracy Moore, our Chief Financial Officer. The loss of any of these key people could have a material adverse effect on our business. We do not currently maintain key-man life insurance on any of our key employees.

We may not be able to find qualified geologists and mining engineers on a timely basis or at all to pursue our business plan. Furthermore, if we are able to find qualified employees, the cost to hire them may be too great because there may be other companies that pay at a higher rate than we are able to pay.

Because Of The Speculative Nature Of Exploration Of Mineral Concessions And The Unique Difficulties And Uncertainties Inherent In The Mineral Exploration Business, There Is Substantial Risk That No Commercially Exploitable Minerals Will Be Found And That This Business Will Fail.

Exploration for minerals is a speculative venture involving substantial risk. New mineral exploration companies encounter difficulties, and there is a high rate of failure of such enterprises. The expenditures we may make in the exploration of the mineral concessions may not result in the discovery of commercial quantities of ore. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, additional costs and expenses that may exceed current estimates, unusual or unexpected mineral formations, and other geological conditions. If we find mineral reserves which we decide to extract, of which there is no guarantee, we may face additional problems, expenses, difficulties and complications including, but not limited to, environmental concerns regarding the use of cyanide, potential third party liability due to the actions of contractors, the purchase of used equipment without warranties, and inconsistent grade of ore or not enough ore to make mining profitable. If we encounter any or all of these unanticipated problems, we may be unable to complete our business plan. In addition, the search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins, the use of explosives, waste disposal, worker safety and other hazards against which we cannot insure or against which we may elect not to insure. The payment of such liabilities may have a material adverse effect on our financial position.

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As We Undertake Exploration Of Our Mineral Claims, We Will Be Subject To Compliance With Government Regulations That May Increase The Anticipated Cost Of Our Exploration Program.

There are several governmental regulations that materially restrict mineral exploration or exploitation. We will be subject to federal, state, and local mining laws in Mexico as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. While our planned exploration program includes a budget for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program.

If We Are Unable To Secure The Proper Permits From The Mexican Government, We Would Not Be Able To Mine and Mill Any Minerals That We May Find. If We Cannot Mine and Mill Mineral Deposits, We Will Not Be Able To Pursue Our Business Plan.

We are required to obtain a change of use permit for any concessions on which we want to mine and mill minerals, if we find such minerals. The Mexican Government has the discretion to refuse to issue us such a permit on any or all of our concessions. If the Mexican Government does not issue us this permit, we will not be able to mine and mill any mineral reserves or conduct any mining activities on the property. If we cannot mine and mill minerals, we will not be able to pursue our business plan and may have to cease operations.

Because Our Assets and Operations Are Located Outside the U.S. and All of Our Officers and Directors are Non-U.S. Citizens Living Outside of the U.S., U.S. Investors May Experience Difficulties In Attempting To Enforce Judgments Based Upon U.S. Federal Securities Laws Against Us And Our Directors. U.S. Laws and/or Judgments Might Not Be Enforced Against Us In Foreign Jurisdictions.

All of our operations are conducted through a subsidiary corporation organized and located outside of the United States, and all the assets of our subsidiary are located outside the United States. In addition, all of our officers and directors are foreign citizens. As a result, it may be difficult or impossible for U.S. investors to enforce judgments of U.S. courts for civil liabilities against us or against any of our individual directors or officers. In addition, U. S. investors should not assume that courts in the countries in which our subsidiary is incorporated or where the assets of our subsidiary are located (i) would enforce judgments of U.S. courts obtained in actions against us or our subsidiary based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our subsidiary based upon these laws.

Risks Relating to Our Common Stock:

We may be subject to claims for liability as a result of share issuances which may be alleged to have been made in violation of federal securities laws.

In August 2005 and October 2005, the Company issued shares of common stock to Tracy Moore as compensation for consulting services. The two share issuances were for a combined total of 30,000 shares (1,500,000 pre-split shares) and each of the share issuances was made pursuant to a registration statement on Form S-8 under the Securities Act of 1933. Although the Company believes these shares were properly issued, a claim could be made that issuance of the shares constituted an illegal public offering because the Company was a “shell company” at the time and, as a result, was not eligible to use Form S-8 for registration of shares under the Securities Act of 1933. Shell companies [i.e. companies which have no or nominal operations and either (i) no or nominal assets; (ii) assets consisting solely of cash and cash equivalents; or (iii) assets consisting of any amount of cash and cash equivalents and nominal other assets] are not eligible to use Form S-8 for registration under the Securities Act of 1933. If either of these transactions did violate federal securities laws, subsequent purchasers of the shares may have claims against us for damages or for rescission of their purchase transaction and recovery of the full subscription price paid, together with interest. As of the date of this registration statement, none of the purchasers has made or threatened any claim against us alleging violation of the federal securities laws. In the event

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the purchasers of these securities successfully asserted claims for rescission, it would be likely to have a substantial adverse effect on the market value of our stock and could adversely affect our business and our ability to continue to operate. There is no assurance that we would have sufficient funds available to pay such rescission claims and to continue our current business activities and operations. In that event, we could be forced to cease or discontinue certain operations and to liquidate certain assets to pay our liabilities, including, but not limited to, rescission claims.

There Are a Large Number of Shares Underlying Our Warrants That May be Available for Future Sale, and the Sale of These Shares May Depress the Market Price of Our Common Stock.

As of November 20, 2006, we had 21,036,102 shares of common stock issued and outstanding and 8,217,500 outstanding warrants. Each warrant may be exercised to purchase one share of common stock. The subsequent sale of these shares in the market may adversely affect the market price of our common stock.

There Is No Active Trading Market For Our Common Stock, And If A Market For Our Common Stock Does Not Develop, Our Investors Will Be Unable To Sell Their Shares.

Our common stock is presently quoted on the National Association of Securities Dealers Inc.'s Over the Counter Bulletin Board (the “OTC Bulletin Board”). Quotations and trading volume of our common stock on the OTC Bulletin Board have been sporadic. There is currently very little active trading in the market for our common stock and an active public market may not develop or be sustained in the future. Also, we cannot provide our investors with any assurance that our common stock will continue to be traded on the OTC Bulletin Board. If our common stock is not quoted on the OTC Bulletin Board or if an active public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC, and the Trading Market in Our Securities is Limited, Which Makes Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

The trading market for our common stock is currently subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks are generally equity securities with a price of less than $5.00, except for securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to make a special written determination that the penny stock is a suitable investment for the purchaser and to receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock and making it more difficult for holders of our stock to sell their shares, as long as the shares are subject to the penny stock rules.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

DETERMINATION OF OFFERING PRICE

The selling shareholders will determine the offering price.

LEGAL PROCEEDINGS

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Neither Mexoro nor its property is the subject of any pending legal proceedings, and no such proceeding is known to be contemplated by any governmental authority or any other person. We are not aware of any legal proceedings in which any director, officer or affiliate of Mexoro, any owner of record or beneficially of more than 5% of any class of our voting securities, or any associate of any such director, officer, affiliate or security holder of Mexoro, is a party adverse to Mexoro or any of its subsidiaries or has a material interest adverse to Mexoro or any of its subsidiaries.

PLAN OF DISTRIBUTION

The selling stockholders may sell their shares of common stock either directly or through a broker-dealer.

Broker-dealers may charge commissions to both stockholders selling common stock and purchasers buying shares sold by a selling stockholder. Neither we nor the selling stockholders can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. The selling stockholders and any underwriters, broker-dealers or agents that participate in the distribution of securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

To the extent required by laws, regulations or agreements we have made, we will file a prospectus supplement during the time the selling stockholders are offering or selling shares covered by this prospectus in order to add or correct important information about the plan of distribution for the shares and in accordance with our obligation to file post-effective amendments to the prospectus as required by Item 512 of Regulation S-B. In addition to any other applicable laws or regulations, selling stockholders must comply with regulations relating to distributions by selling stockholders, including Regulation M under the Securities Exchange Act of 1934. Regulation M prohibits selling stockholders from offering to purchase and purchasing our common stock at certain periods of time surrounding their sales of shares of our common stock under this prospectus.

Some states may require that registration, exemption from registration or notification requirements be met before selling stockholders may sell their common stock. Some states may also require selling stockholders to sell their common stock only through broker-dealers.

The selling stockholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such Rule. However, an SEC staff interpretation issued in January 2000, indicated that Rule 144 is not available for resales of shares which were originally issued to, or acquired from, promoters or affiliates of blank check companies because the holders of such shares may be deemed to be underwriters. To the extent any of the selling shareholders could be deemed to have been promoters or affiliates of the Company as a blank check entity, or to have acquired their shares from a promoter or affiliate of the Company as a blank check entity, they may not be able to rely on Rule 144 to make resales of shares. Instead, they will be required to offer and sell shares only pursuant to an effective registration statement.

Offers or sales of the shares have not been registered or qualified under the laws of any country other than the United States. To comply with certain states' securities laws, if applicable, the shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. There can be no assurance that the selling stockholders will sell any or all of the shares offered by them hereunder

We will not receive any proceeds from the sale of the shares by the selling stockholders pursuant to this prospectus. We do not anticipate that there will be any change in the selling shareholders. However, if such a change does occur, we will file an amended registration statement to disclose the change.

DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers and directors and their respective ages and positions as of the date of this prospectus are as follows:

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Name	Age	Position

Robert Knight	49	Chief Executive Officer, Director

Mario Ayub	53	Chief Operating Officer, Director

Tracy A. Moore	53	Chief Financial Officer, Secretary, Director

Directors are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified. Directors serve without cash compensation and without other fixed remuneration. Officers are elected by the Board of Directors and serve until their successors are appointed by the Board of Directors. Biographical résumés of each officer and director are set forth below.

Biographical Information

Robert Knight - President and Director. Mr. Knight has served as a director since December 4, 2005 and has served as the Chief Executive Officer of the Company since March 2006. Since September 1994, Mr. Knight has been the President of Knight Financial Ltd., where he has organized and participated in many corporate finance transactions. From September 1998 to January 12, 2005, Mr. Knight served as the president, secretary-treasurer and a director of Synova Healthcare Group, Inc. (OTC-BB: SNVH.OB), a US reporting company formerly known as Advanced Global Industries Ltd. and Centaur BioResearch Corp., which distributes non-invasive medical diagnostic tools mainly for women. Mr. Knight served as director of Invisa, Inc. (OTC-BB: INSA.OB), a reporting company in the United States whose shares trade on the OTC Bulletin Board, from September 1998 until April 2005. Invisa Inc. is involved in the safety sensing industry. From July 1998 to December 22, 2005, Mr. Knight served as a Director of Heartland Oil and Gas Corp. (OTC-BB: HOGC.OB), a reporting company in the United States whose shares are quoted on the OTC Bulletin Board. Heartland Oil and Gas Corp. is involved in the exploration and development of coal bed methane gas properties in the United States. Mr. Knight served as President of Heartland Oil and Gas Corp. from July 1998 until September 2002, as its Chief Financial Officer from September 2002 until November 2004 and as its corporate Secretary from July 1998 until November 2004. He also served as director and treasurer of Advertain On-Line, an online advertising software development firm, from March 2000 until June 2003. Mr. Knight was awarded an MBA degree from Edinburgh School of Business, Herriot-Watt University in December 1998. Mr. Knight will contribute approximately 40 hours per week (approximately 65% of his time) to the business and operations of Mexoro Minerals Ltd.

Mario Ayub - Chief Operating Officer and Director. Mr. Ayub has served as a director of the Company since May 25, 2004. He has served as the President of Minera Rio Tinto S.A. de C.V., a Mexican company, since 1994. From 1997 to 2001, he was a director on the Board of Metalline Mining Company (OTC-BB: MMGG.OB), a US reporting company, and Sheffield Resources, a Canadian reporting company trading on the TSX-V exchange.  He is a past President of the Chihuahua Mining Association and of the National Miners Association of Mexico. He graduated in 1976 from the Universidad Iberoamericana in Mexico City with a degree in chemical engineering, and he has completed post-graduate studies in metallurgy at Comision de Fomento Minero and South Dakota University. Mr. Ayub will contribute approximately 40 hours per week (approximately 65% of his time) to the business and operations of Mexoro Minerals Ltd.

Tracy A. Moore - Chief Financial Officer and Director. Mr. Moore has served as Chief Financial Officer since December 5, 2005, and served as the Company’s Chief Operating Officer from June 2005 to December 2005. Mr. Moore is the President of MCSI Consulting Group of Vancouver, Canada, a financial consulting firm that specializes in corporate finance matters, strategic planning and business planning services. Mr. Moore founded MCSI in 1990 and is responsible for overall client contact and relations, project management, planning, and quality control. As part of his consulting practice he serves on boards of directors and advises boards on corporate finance matters, business planning issues, mergers, acquisitions and divestitures. In addition, he has served as a director of Alberta Star Development Corp. (TSX Venture Exchange) since September 2005, which engages in mineral exploration. From January 2003 through February 2004, Mr. Moore served as a director of Buffalo Gold Ltd. (TSX Venture Exchange), which engages in mineral exploration. From August 2002 to February 2004, he was the chief

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financial officer of SHEP Technologies Inc. (OTC BB) and was also a director of that company from August 2002 to November 2004. SHEP Technologies, Inc. designs a stored hydraulic energy propulsion technology system for transportation applications. From September 2000 to October 2002, Mr. Moore was a director of Illusion Systems, Inc. (TSX Venture Exchange), an entertainment company specializing in developing interactive simulation and multi-media products for the entertainment and education industries. From October 2000 to May 2002, he was a director of Avance Venture Corp. (TSX Venture Exchange), which considered capital investment in e-business, communication, and entertainment related technologies. Mr. Moore qualified as a Chartered Accountant in 1979, and between 1976 and 1990, he was employed by three different international accounting firms in restructuring, consulting and audit positions. Mr. Moore received a Bachelor of Commerce in Accounting and Management Information Systems from the University of British Columbia in 1976 and was admitted as a member of the Institute of Chartered Accountants in British Columbia in 1979. Mr. Moore will contribute approximately 30 hours per week (approximately 50% of his time) to the business and operations of Mexoro Minerals Ltd.

Code of Ethics

We have adopted a Code of Ethics and Business Conduct for Officers, Directors and Employees that applies to all of our officers, directors and employees.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, and the regulations of the Securities and Exchange Commission promulgated there under, require our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission, and provide us with copies of such reports.

Based solely on a review of the copies of the reports furnished to us, or written representations that no reports were required to be filed, we believe that during the fiscal year ended February 28, 2006 all Section 16(a) filing requirements applicable to our directors, officers, and greater than 10% beneficial owners were complied with, with the exception of the following transaction:

MRT received 258,000 shares of Mexoro in a share exchange transaction with Sierra Minerals. Our Chief Operating Officer, Mario Ayub, owns and controls MRT and was required to file a Form 3. This event closed on May 25, 2004. Mr. Ayub did not file a Form 3 relating to the event until March 1, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of November 30, 2006. The information in this table provides the ownership information for each person known by us to be the beneficial owner of more than 5% of our Common Stock; each of our directors; each of our executive officers; and our executive officers and directors as a group.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Common stock beneficially owned and percentage ownership is based on 21,036,102 shares outstanding on November 30, 2006, and assuming the exercise of any options, which are presently exercisable or will become exercisable within 60 days after November 30, 2006.

Name and Address	Number of Shares Beneficially Owned	Percent of Class (6)

Robert Knight (1) 114 W. Magnolia Street Suite 446 Bellingham, WA 98225	500,000 (2)	2.38%

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Mario Ayub (1) Pascual Orozco# 2117-A Chihuahua, Chih. 31310 Mexico	1,552,000 (3)	7.38%

Tracy A. Moore (1) 609 Granville Street, Suite 880 Vancouver, BC V7Y 1G5 Canada	100,000 (4)	.48%

Walter Stapher 2 rue Thalberg CH-1211 Geneva 1 Switzerland	1,200,000 (5)	5.70%

Alpine Asset Management (7) Usteristrasse19CH-8023 Zurich Switzerland	1,350,000 (8)	6.42%

All officers and directors as a Group (3 in number)	2,152,000	10.24%

(1) Officer and/or director of our company.

(2) Includes 400,000 shares owned by 391566 B.C. Ltd., which is controlled by Mr. Knight. Also includes 100,000 vested options, which are owned by Mr. Knight.

(3) Includes 1,452,000 shares held by MRT Investments, Inc., which is controlled by Mr. Ayub. Also includes 100,000 vested options owned by Mr. Ayub.

(4) Includes 100,000 vested options owned by Mr. Moore.

(5) Includes 600,000 shares owned by Shamrock Group Holdings Ltd. and 600,000 shares owned by Tiffany Financial Trading Ltd., which are both controlled by Mr. Stapher.

(6) Based upon the total shares outstanding on November 30, 2006. Does not include shares underlying outstanding warrants or options that have not been exercised.

(7) The control person of this entity is Martin Hochschorner.

(8) Includes 450,000 shares underlying warrants, which have not been exercised.

The following table sets forth information regarding the options which are outstanding, but not vested and will not vest within 60 days, as of November 30, 2006. The information in this table provides the ownership information for each person known by us to be the beneficial owner of more than 5% of our Common Stock; each of our directors; each of our executive officers; and our executive officers and directors as a group.

Name	# of shares in option	Date Issued	Expiration	Price

Robert Knight (1)	100,000 (2)	2/27/2006	2/27/2011	$0.50

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Mario Ayub (1)	100,000 (2)	2/27/2006	2/27/2011	$0.50

Tracy A. Moore (1)	100,000 (2)	2/27/2006	2/27/2011	$0.50

(1)	Officer and/or director of our company.
(2)	These options will vest according to the following schedule: 50,000 on February 27th, 2007 and 50,000 on August 27th, 2007.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock. We are authorized to issue up to 200,000,000 shares of common stock, no par value. As of November 30, 2006, there were 21,036,102 shares of common stock outstanding.

Voting Rights. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.

Dividend Rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for dividends.

Liquidation Rights. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities.

Conversion and Redemption. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

On February 13, 2006, the shareholders of the Company approved a 1:50 reverse split of its issued and outstanding Common Stock with 1 new share issued for each 50 old shares. Prior to the reverse split, the Company had 189,994,324 shares of Common Stock issued and outstanding. Immediately following the reverse split, the Company had 3,799,887 shares issued and outstanding. All figures relating to shares of Common Stock or price of shares of Common Stock herein reflect the 1:50 reverse split unless otherwise indicated.

We have appointed Corporate Stock Transfer, 3200 Cherry Creek Drive South, Ste. 430, Denver, CO 80209 with a telephone number of (303) 282-4800, as transfer agent for our shares of common stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any part of its subsidiaries. Nor was any such person connected with the registrant or any of its subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide that, to the fullest extent permitted by Colorado law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to

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eliminate our rights and our shareholders’ rights (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Background

We were incorporated under the laws of the State of Colorado on August 27, 1997 as Sunburst Acquisitions IV, Inc. On February 15, 2006, the name of our company changed to Mexoro Minerals Ltd. We were initially formed to seek out and acquire business opportunities. However, we are not a blank check company as that term is defined in Regulation C, Rule 419 of the Securities Act of 1933, and we do not intend to merge with or acquire another company in the foreseeable future. In accordance with our business plan, we have engaged in three separate acquisition transactions, described below. The first two of these transactions did not result in the acquisition of a profitable business. These acquisitions were of Prologic Systems, Inc., an Arizona corporation in August 1999 (“Prologic”) and HollywoodBroadcasting.com, Inc., a Nevada corporation (“HBC”). There is no affiliation between Prologic, HBC and Sunburst Acquisitions IV, its officers, directors and affiliates. The third acquisition was of Sierra Minerals and Mining, Inc., a Nevada corporation (“Sierra Minerals”), as described below.

We also engaged in a business venture during the fiscal years ended February 28, 2003 and 2004, in which we focused on the development of a business related to the marketing, distribution and sale of digital electronic ballasts, through our wholly-owned Canadian subsidiary, Sunburst Digital, Inc. However, due to problems with quality and delivery of the ballasts from the manufacturer, this business never developed and we sought other opportunities.

On May 25, 2004, we completed a share exchange transaction with Sierra Minerals, pursuant to which Sierra Minerals became our wholly owned subsidiary. Mario Ayub was a major shareholder of Sierra Minerals and, concurrently with the transaction, became an officer and director of our company. There was no other affiliation between Sierra Minerals, Prologic and HBC and their officers, directors and affiliates. Pursuant to the terms of the share exchange agreement, we issued 860,000 shares of our common stock in exchange for all of the outstanding shares of Sierra Minerals. As a result, Sierra Minerals became a wholly owned subsidiary of the Company. Through this transaction, we acquired the rights that Sierra Minerals had to obtain and exploit the Cieneguita and Guazapares Properties. The description of this contract is fully described below. Because non-Mexican companies cannot own mineral concessions in Mexico, Sierra Minerals entered into a joint venture with MRT in order to explore the properties. Mario Ayub, an officer and director of our company, was and continues to be the President and a major shareholder of MRT.

In August 2005, we formed a Mexican subsidiary, Sunburst de Mexico, which entered into agreements with MRT, described below, that replaced the joint venture agreement between Sierra Minerals and MRT. This allowed us, through our wholly owned Mexican subsidiary, to obtain direct title to the mineral concessions for the properties discussed herein. Through our new subsidiary, we intend to explore these mining properties in Mexico. In January 2006, we dissolved Sierra Minerals.

On February 13, 2006, the shareholders of the Company approved a 1:50 reverse split of its issued and outstanding Common Stock with 1 new share issued for each 50 old shares. Prior to the reverse split, the Company had 189,994,324 shares of Common Stock issued and outstanding. Immediately following the reverse split, the Company had 3,799,887 shares issued and outstanding.

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Our business plan is to be a mining and exploration company. We are considered to be an exploration stage corporation because we are engaged in the search for mineral deposits and are not engaged in the exploitation of a mineral deposit. We have not engaged in the preparation of an established commercially mineable mineral deposit for extraction or in the exploitation of a mineral deposit. We will be in the exploration stage until we discover commercially viable mineral deposits on any of our properties, if ever. In an exploration stage company, management devotes most of its activities to acquiring and exploring mineral properties.

Further exploration will be required before a final evaluation as to the economic feasibility of mineral extraction on these properties can be determined. There is no assurance that a commercially viable mineral deposit exists on any of our properties. There is no guarantee that we will be able to identify, acquire or develop mineral properties that will produce a profit and allow us to emerge from the exploration stage. Moreover, if a potential mineral property is identified which warrants acquisition or participation, additional funds may be required to complete the acquisition or participation, and we may not be able to obtain such financing on terms that are satisfactory to us, if at all.

Prior Acquisitions

Prologic Systems, Inc.  In August 1999, we invested $1,000,000 in Prologic, which was engaged in the business of providing systems integration services, networking services, software development and applications software for the commercial market. The investment in Prologic was made in anticipation of a business combination with that company. As part of that transaction, we acquired 3,459,972 shares of Prologic. However, the agreement to complete a business combination was terminated prior to its consummation, and in March 2000, we charged off our investment to operations.

In January 2001, we entered into an agreement with Prologic to recover a portion of our investment. Pursuant to that agreement, on February 16, 2001, we completed the sale of 2,859,972 shares of stock in Prologic to Prologic, or its designees, for a total sales price of $400,000. The sales price was paid $325,000 in cash at closing and $75,000 through Prologic’s execution of a promissory note. The promissory note bore interest at the rate of 10% per annum and required payments of $25,000 principal, plus accrued interest, on each of April 12, 2001, July 12, 2001 and October 12, 2001. Thus far, no payments have been received by us. Subsequently, Prologic declared bankruptcy; therefore, we have written off this promissory note as uncollectible.
We retained ownership of a total of 600,000 shares of Prologic, which we subsequently sold. Such shares were “restricted securities” as defined in Rule 144 under the Securities Act of 1933. The shares were sold in accordance with the provisions of Rule 144.

HollywoodBroadcasting.com, Inc. On December 4, 2000, we completed an Agreement for Share Exchange between Mexoro and HBC. As a result of that closing, HBC became our wholly owned subsidiary.

HBC was a development stage company formed for the purpose of developing and producing original entertainment and information programming for various media, including domestic and foreign broadcast, cable and satellite television, home video, DVD sales and rentals and the Internet. The primary focus of HBC was intended to be development and production (or acquisition) of original entertainment and information programs for web casting over the Internet from its HollywoodBroadcasting.com website.

HBC relied upon the availability of the revenue streams from web casting as the platform for their business. We were not able to generate significant revenues from any of the sources we relied upon in establishing our business model. On September 28, 2001, we completed the sale of HBC for $1,000 in cash.

Prior Business Activities

On February 27, 2002, we were assigned a sub-distributorship pursuant to a contract between 1357784 Ontario Ltd. and Romlight International, Inc., a company based in Toronto, Ontario Canada. There was no

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affiliation between 1357784 Ontario Ltd. and Romlight International, Inc. and Prologic, HBC, Sierra Minerals, Mexoro Minerals (formerly Sunburst acquisitions IV, Inc.) their officers, directors or affiliates. Pursuant to the sub-distributorship agreement, we became the exclusive worldwide distributor to the hydroponics industry of digital electronic lighting ballasts. This sub-distributorship agreement was assigned to our wholly owned subsidiary, Sunburst Digital, Inc., a Canadian corporation.

Romlight developed the ballast and is also currently the sole manufacturer. The Romlight product is a digital electronic ballast which may be produced in various sizes ranging from 70 watts to 1,000 watts and which is designed to replace the traditional core and coil ballasts required to drive various types of lamp systems including High Density Discharge (HID) and Fluorescent lighting.

Under the sub-distributorship agreement, we had an annual purchase commitment of 100,000 units. However, because of difficulties in obtaining delivery of finished product from the manufacturer, during the fiscal year ending February 28, 2003, we took delivery of a total of only 500 400-watt ballasts. In January 2003, both the contract between 1357784 Ontario Ltd. and Romlight International and our sub-distributorship agreement were cancelled. On April 2, 2003, Sunburst Digital, Inc., signed an agreement directly with Romlight containing terms and conditions substantially identical to the terms of the sub-distributorship agreement. This new agreement also included an annual purchase commitment of 100,000 units that only became applicable if and when Romlight was able to resolve its production difficulties and commit itself to a reliable delivery schedule for completed ballasts. However, Romlight was not able to resolve these difficulties.

We paid Romlight a deposit of $183,454 for the sub-distributorship. Due to quality control issues, the ballasts were never sold, and we wrote off our entire deposit and ceased to operate Sunburst Digital, Inc. Sunburst Digital, Inc. was administratively dissolved on March 31, 2006. We had no operations between the cessation of these activities and the acquisition of Sierra Minerals.

Current Activities

On May 3, 2004, we entered into a Share Exchange Agreement with the shareholders of Sierra Minerals, which was incorporated in Nevada on March 19, 2004. As a result of this transaction, Sierra Minerals became our wholly owned subsidiary. Pursuant to the Share Exchange Agreement, we agreed to loan MRT, on behalf of Sierra Minerals, $147,500 to be evidenced by an 8% promissory note signed by MRT. In addition, and as a result of the closing of this Share Exchange Agreement, we paid a finders’ fee to two corporate entities whereby we issued an aggregate of 120,000 5-year options to purchase shares of our common stock, at a price of $0.50 per share, as compensation as follows: 60,000 were issued to T.R. Winston & Company, LLC and 60,000 were issued to Liberty Management, LLC. T.R. Winston, Liberty Management, and their officers, directors and affiliates are not affiliates of Mexoro Minerals, Sierra Minerals, nor MRT or their officers, directors, and affiliates.

Sierra Minerals had no operations between its date of incorporation and April 26, 2005. Sierra Minerals was a party to a Joint Venture Agreement, dated April 26, 2004 and amended on June 1, 2004, by and between Sierra Minerals and MRT. MRT had the right to acquire certain mineral concessions, as described herein as the Cieneguita Property and Guazapares Property, as explained below. Because Sierra Minerals was not a Mexican corporation, it could not hold title to the mineral concessions directly, which is why the joint venture with MRT was needed. Under the terms of the joint venture, MRT and Sierra Minerals planned to form a Mexican corporation, of which Sierra Minerals would own 60% and MRT would own 40%. Sierra Minerals was required to invest $1,000,000 in this corporation within 30 days of the signing of the joint venture agreement and to secure an additional $2,000,000 line of credit for the new company. In exchange, MRT would transfer its rights in the mineral concessions to the new corporation. MRT was appointed as the operator of the Cieneguita Property. Sierra Minerals advanced $167,500 to MRT, pursuant to the joint venture agreement, to pay for costs associated with the rights. However, Sierra Minerals did not meet the deadline of investing $1,000,000 into the new corporation. MRT retained the $167,500 as liquidated damages under the joint venture agreement; Sierra Minerals was not required to pay any additional damages.

The Board of Directors decided that it wanted to hold these mineral concessions and options for mineral

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concessions directly, instead of through a joint venture agreement because the Board of Directors believes that holding the title directly is a stronger legal position for the Company. Consequently, the joint venture agreement was cancelled and a new subsidiary formed. Once the joint venture agreement was cancelled, Sierra Minerals no longer had any rights to the mineral concessions.

On August 25, 2005, we entered into a new arrangement with MRT. Instead of a joint venture, we formed a new wholly owned subsidiary, Sunburst de Mexico, which is incorporated in Mexico. Because Sunburst de Mexico is a Mexican corporation, this restructuring allowed us to take title to the properties directly in the name of Sunburst de Mexico rather than holding the interests in a joint venture. We entered into agreements with MRT, which gave Sunburst de Mexico options to purchase the mineral concessions of the Cieneguita and Guazapares Properties and the right of first refusal on two Encino Gordo Properties (collectively, the “Property Agreements”). The parties also entered into an Operating Agreement (which has subsequently been cancelled) that gave MRT the sole and exclusive right and authority to manage the Cieneguita Property. (This right had also been granted to MRT under the joint venture agreement with Sierra Minerals.) The material provisions of the Property Agreements are as follows:

(1) MRT assigned to Sunburst de Mexico, with the permission of the Cieneguita Owners, all of MRT’s rights and obligations acquired under a previous agreement, the Cieneguita Option Agreement, including the exclusive option to acquire the Cieneguita Concessions for a price of $2,000,000. We must make yearly payments on May 6 of each year in the amount of $120,000 per year for the next 13 years and a final payment of the outstanding balance owed on the $2,000,000 in the 14th year to the concession owners to keep the option in good standing. Once the full $2,000,000 payment has been made, we will own the concessions. Yearly payments will need to be made from working capital. We do not have the capital at this time to fund the ongoing payments. We will need to raise the funds through the sale of debt or equity. We do not have any sources for such capital at this time. In the alternative, if the Cieneguita property is put into production, of which there is no guarantee, we must pay the Cieneguita owners $20 per ounce of gold produced, if any, from the Cieneguita Concessions up to the total $2,000,000 due. In the event that the price of gold is above $400 per ounce, the property payments payable to the Cieneguita Owners from production will be increased by $0.10 for each dollar increment over $400 per ounce. The total payment of $2,000,000 does not change with fluctuations in the price of gold. Non-payment of any portion of the $2,000,000 total payment will constitute a default. In such case, the Cieneguita Owners will retain ownership of the concessions, but we will not incur any additional default penalty.

(2) MRT assigned Sunburst de Mexico, with the consent of the Guazapares Concessions Owners, MRT’s rights and obligations concerning the Guazapares Property, including the exclusive option, for a term of 4 years, to purchase 7 of the Guazapares concessions upon payment of $910,000. In return, Sunburst de Mexico granted MRT a 2.5% Net Smelter Royalty (NSR) and the right to extract from the Guazapares concessions up to 5,000 tons per month of rock material; this right will terminate on exercise of the option to purchase the concessions.

(3) Sunburst de Mexico purchased two of the Encino Gordo concessions for a price of 1,000 Pesos (approximately US$100), and MRT assigned to Sunburst de Mexico a first right of refusal to acquire three additional Encino Gordo concessions.

(4) MRT assigned to Sunburst de Mexico, for a term of 60 months, commencing from June 25, 2004 (the “Option Period”), with the consent of the San Francisco Concessions Owner, MRT’s rights and obligations acquired under the San Francisco Option Agreement, including the option to purchase the San Francisco Concession for a price of $250,000 (the “Purchase Price”). MRT and the San Francisco Owner reserved a combined 2.5% NSR. To maintain the option, Sunburst de Mexico assumed the obligation to pay to the San Francisco Owner cumulative annual payments totaling $90,000; if the option is exercised prior to the expiration of the Option Period by payment of the Purchase Price, the obligation to pay the annual payments will be terminated.

(5) MRT assigned to Sunburst de Mexico, with the consent of the San Antonio Concessions Owner, MRT’s rights and obligations acquired under the San Antonio Option Agreement, including the option to purchase the San Antonio concessions for a price of $500,000 (the “Purchase Price”) for a term of 60 months commencing

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from January 15, 2004, the date of signing of the San Antonio Option Agreement (the “Option Period”). MRT and the San Antonio owner reserved a combined 2.5% NSR to be paid to them. To maintain the option, Sunburst de Mexico assumed the obligation to pay to the San Antonio Owner cumulative annual payments totaling $140,000; if the option is exercised prior to the expiration of the Option Period by payment of the Purchase Price, the obligation to pay the annual payments will be terminated. The San Antonio Owner reserved the right to extract from the San Antonio concessions up to 50 tonnes per day of rock material; this right will terminate on the date of the exercise of the option.

Also on August 25, 2005, the parties signed an Operator’s Agreement (which has subsequently been cancelled, as discussed below) pursuant to which Sunburst de Mexico engaged MRT as the Operator of the Cieneguita Property. MRT was to be paid an Operator’s fee based on the functions performed and an Operator’s bonus equal to 10% of the net proceeds of production if operating cash costs did not exceed $230 per ounce of gold produced from the Cieneguita Property. The Operator’s fee was to be: (a) with respect to Programs: (i) 2% for each individual contract which expressly includes an overhead charge by the party contracted; (ii) 5% for each individual contract which exceeds $50,000; (iii) 15% of all other Costs not included; (b) with respect to Construction: 2 % of all other such Costs; (c) 3.5% of Operating Costs after the completion of construction on Cieneguita. MRT’s duties were to (a) comply with the provisions of all agreements or instruments of title under which the Cieneguita Property or assets were held; (b) pay all Costs properly incurred promptly as and when due; (c) keep the Cieneguita Property and assets free of all liens and encumbrances arising out of the Mining Operations and, in the event of any lien being filed as aforesaid, proceed with diligence to contest or discharge the same; (d) perform such assessment work or make payments in lieu thereof and pay such rentals, taxes or other payments and do all such other things as may be necessary to maintain the Cieneguita Property in good standing, (f) maintain books of account in accordance with generally accepted accounting principles provided that the judgment of the Operator as to matters related to the accounting, shall govern if the Operator’s accounting practices are in accordance with accounting principles generally accepted in the mining industry in Canada; (g) perform its duties and obligations in accordance with sound mining and engineering practices and other practices customary in the Canadian mining industry, and in substantial compliance with all applicable federal, state and municipal laws of Mexico; and (h) prepare and deliver reports.

The parties also signed a Share Option Agreement pursuant to which Sunburst granted to MRT the exclusive option to acquire up to 100% of all outstanding shares of Sunburst de Mexico if Mexoro did not (a) comply with the terms of the underlying Cieneguita Option Agreement, the San Antonio Option Agreement, the San Francisco Option Agreement and the Guazapares Option Agreement and (b) loan to Sunburst de Mexico the amounts of $1,000,000 US by December 31, 2005 and $1,000,000 by April 30, 2006. If the option to purchase 100% of the shares of the capital of Sunburst de Mexico were exercised by MRT, MRT was obligated to return to the Company for cancellation all of the shares of the capital of Mexoro issued by the Company to MRT and Mario Ayub. No finder’s fees were paid in these agreements.

On December 8, 2005, Mexoro and Sunburst de Mexico entered into a New Agreement with MRT (the “New Agreement’) to exercise their option under the August 18, 2005 Sale and Purchase of Mining Concessions Agreement to obtain two mining concessions in the Encino Gordo region. The New Agreement modified the Property Agreements, as discussed below. The following are additional material terms of the New Agreement:

(1) The Share Option Agreement with MRT was cancelled.

(2) The Company granted MRT the option to buy all of the outstanding shares of Sunburst de Mexico for $100 if the Company failed to transfer $1,500,000 to Sunburst de Mexico by April 30, 2006.  On April 6, 2006, MRT agreed to waive its option to purchase the shares of Sunburst de Mexico and also waived Mexoro’s obligation to transfer $1,500,000 to Sunburst de Mexico.

(3) The Property Agreements were modified to change the net smelter rate to a maximum of 2.5% for all properties covered by the Agreements. The Property Agreements contained net smelter rates ranging from 0.5% to 7%.

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(4) The Company agreed to issue 2,000,000 shares of the Company to MRT within four months of the date of the signing of the New Agreement.  These shares were issued to MRT and its assignee, Etson, Inc., on February 23, 2006. This issuance fulfilled the Company’s payment obligations under the previous Property Agreements.

(5) The Company agreed to issue 1,000,000 additional shares of the Company’s common stock to MRT when the Cieneguita Property is put into production, if ever, and it reaches 85% of production capacity over a 90-day period, as defined in the New Agreement.

(6) The New Agreement gave Sunburst de Mexico the option to obtain three additional concessions in the Encino Gordo region.

(7) The Operator’s Agreement with MRT was cancelled.

Unless explicitly superseded or terminated by the New Agreement, as discussed above, the terms of the Property Agreements remain in effect. Under the New Agreement, MRT has assigned to Sunburst de Mexico rights it acquired in a contract with Corporative Minero. MRT entered into an agreement with Corporative Minero on January 12, 2004 by which it acquired the right to explore and exploit the Cieneguita Property and purchase it for $2,000,000. This agreement gave MRT the exclusive right and option, but not the obligation, to purchase, during the term of the mining concessions of the property, an undivided 100% title to the mining concessions and the exclusive right to carry out mining activities on any portion of the mining concessions. Under our agreements with MRT, MRT has assigned this agreement, and all of its rights and obligations there under, to us. As of the date of this prospectus, $410,000 of the $2,000,000 has been paid to Corporative Minero. Sunburst de Mexico had the obligation of bringing the property to production on or prior to May 6, 2006. As of the date of this prospectus, the Cieneguita Property is not in production and, therefore, Sunburst de Mexico had the obligation to pay $120,000 to Corporative Minero on May 6, 2006 to extend the contract. Through discussions with Mexoro, Corporative Minero agreed to reduce the obligation to $60,000, of which $10,000 was paid in April 2006. Sunburst de Mexico was then required to pay the remaining $50,000 by May 6, 2006. We made this payment to Corporative Minero, and the contract was extended. We have the obligation to pay a further $120,000 per year on May 6 of each year, until the total of $2,000,000 is paid. If the property is put into production, of which there is no assurance, then the contract calls for the remaining payments to be paid from the sale of gold, up to a total of $2,000,000. The payments, if the property should go into production, would be as follows: The remainder of the $2,000,000 payment would be paid out of production from the Cieneguita Property at a rate of $20 dollars per ounce of gold sold. However, in the event that the price of gold exceeds $400, then Sunburst de Mexico would be required to pay an additional $.10 per each ounce for every dollar over $400. Once $2,000,000 is paid, there is no further obligation to Corporative Minero. Non-payment of any portion of the $2,000,000 total payment will constitute a default. In such case, Corporativo Minero would retain ownership of the concessions, but we will not incur any additional default penalty. Corporative Minero has the obligation to pay, from the funds they receive from us, any royalties that may be outstanding on the properties from prior periods. Corporative Minero has informed us that there were royalties of up to 7% Net Smelter Return owned by various former owners of the Cieneguita Property. They have informed us that the corporations holding those royalties have been dissolved and that there is no further legal requirement to make these royalty payments. We can make no assurance that we will not ultimately be responsible to pay all or some of the 7% Net Smelter Return to these former royalty holders if the property was ever put into production and Corporative Minero did not make the payments to the royalty holders. MRT no longer has any ownership interest or payment obligations with respect to any of the concessions discussed herein.

On October 24, 2006, Sunburst de Mexico S.A. de C.V. entered into an Exploration And Sale Option Agreement Of Mining Concessions (the “Exploration Agreement”) with Minera Emilio, S.A. DE C.V. (“Minera Emilio”) for mineral concessions in Chihuahua, Mexico on the property referred to as the Sahauyacan Property.

Under the Exploration Agreement, Minera Emilio granted the Company the exclusive right to conduct exploration on the Sahauyacan Property. The Company must pay Minera Emilio $282,000 in the following manner: (i) $30,000 paid at the execution of the Agreement (this amount has been paid); (ii) $2,500 per month as of August 21, 2006, and so on for each month elapsed and until the first anniversary (twelve months), on the 21st day of each month (the first 3 months of these payments have been made); (iii) $3,500 per month as of the

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beginning of the second yearly term, that is, on August 21, 2007, and every month (on the 21st day of each month) for the whole second yearly term; and (iv) $5,000 monthly, during the third, fourth, and fifth yearly term, on the 21st. day of each month. The term of the Exploration Agreement is five years. Non-payment of any of these payments would constitute a default under the Exploration Agreement. In such case, the Company would lose the right to explore on the Sahauyacan Property and would lose the option to purchase the mineral concessions.

Minera Emilio also granted the Company the option to purchase the Mineral Claim. The Option shall be for a term equal to five years. The Company must provide Minera Emilio with thirty days written notice before exercising the option. The purchase price of the Mineral Claim is $300,000 or the equivalent of $500,000 in restricted common shares of Mexoro based upon the market value of such shares during the thirty days preceding notice of the intent to exercise the Option. The Company must complete a feasibility survey within three years from the date the Option is exercised.

After exercising the option, the Company must pay Minera Emilio royalties on any mineral ore that is sold from the Mineral Claim. The rate of the royalties due varies based on the price of the Golden Ounce on the London Metal Exchange (the “Price”). If the Price is less than or equal to $600 per ounce, the royalty due is 3% of Net Revenue (as defined below). If the Price is higher than $600 per ounce, the royalty due is 4% of the Net Revenue. Net Revenue is calculated by subtracting smelting expenses, added value taxes, and all other taxes on production sales from revenue.

Through Sunburst de Mexico, we are engaged in the exploration of four gold and silver exploration properties located in the State of Chihuahua, Mexico: the Cieneguita Property, the Guazapares Property, the Encino Gordo Property, and the Sahauyacan Property. In addition, we intend to identify and obtain options on additional gold and silver properties within the Chihuahua region, if possible. We will utilize our management’s contacts in the Mexican mining community in order to find potential properties that may be available. There can be no assurance that we will be able to obtain any additional property on acceptable terms or at all.

Principal Products

Our principal product is the exploration for, and, if warranted, the mining and sale of precious minerals. Because our properties have yet to be explored by us, there is no guarantee that any ore body will be found.

Mario Ayub is a past President of the National Miners Association of Mexico and of the Chihuahua Miners Association, and through his network, he has been able to discuss and obtain information on potential mining properties. A potential mining property is identified first by a visit to the property by a geologist. If the property has potential based upon the geologist’s findings, another visit is made to gather more information by taking surface samples and mapping the property. Also, geophysical work (in this case mineral exploration techniques using electro magnetic instruments to measure the conductivity of the rocks underground) may be performed before entering into the negotiation process for a particular property.

Overview

The properties owned or optioned by Mexoro are located in the state of Chihuahua. Historically, significant mining activities have occurred in the State of Chihuahua.

GLOSSARY OF CERTAIN MINING TERMS

ASSAY -- A chemical test performed on a sample of ores or minerals to determine the amount of valuable metals contained.

AURIFEROUS ZONE - An area of gold bearing rock.

BRECCIA -- A rock in which angular fragments are surrounded by a mass of fine-grained minerals.

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COLUMN TEST -- The process of putting sample ore in a PVC pipe 500 cm in diameter and 2-3 meters high and applying lime and a cyanide solution. The purpose of a column leach test is to collect kinetic information on the ore being evaluated so that scale-up equations can be validated which will allow the projection of the commercial heap leach operation's performance under different operating scenarios.

DEVELOPMENT DRILLING -- Drilling to establish accurate estimates of mineral reserves.

DILUTION (mining) -- Rock that is, by necessity, removed along with the mineralized ore in the mining process, subsequently lowering the grade of the ore.

EPITHERMAL DEPOSIT -- A mineral deposit consisting of veins and replacement bodies, usually in volcanic or sedimentary rocks, containing precious metals, or, more rarely, base metals.

EXPLORATION -- Work involved in searching for ore, usually by sampling rocks, drilling or driving a drift.

HEAP LEACHING -- A process involving the percolation of a cyanide solution through crushed ore heaped on an impervious pad or base to dissolve minerals or metals out of the ore.

HIGH GRADE -- Rich ore. As a verb, it refers to selective mining of the best ore in a deposit.

HYDROTHERMAL -- An adjective applied to heated or hot magmatic emanations rich in water, to the processes in which they are concerned, and to the rocks, ore deposits, alteration products, and springs produced by them.

LEACHABILITY - The ability for cyanide solution in a heap leach operation to leach the desirable minerals from the host rock and allow for recovery at an economic level.

MINERAL -- A naturally occurring homogeneous substance having definite physical properties and chemical composition and, if formed under favorable conditions, a definite crystal form.

MINERALIZATION -- The act or process of mineralizing.

MINERALIZED MATERIAL OR DEPOSIT -- A mineralized body which has been delineated by appropriate drilling and/or underground sampling to support a sufficient tonnage and average grade of metal(s). Under SEC standards, such a deposit does not qualify as a reserve until a comprehensive evaluation, based upon unit cost, grade, recoveries, and other factors, concludes economic feasibility.

MINING CONCESSION -- A term used to describe an area of land for which the owner of the concession has the right to explore for and develop mineral deposits. The rights to and ownership of the minerals in the concession are granted, in our case, by the Mexican Government to the former owners who then either transferred or optioned them to us. In Canada and the United States, the term is commonly referred to as a Mineral Right or Mining Claim.

NET SMELTER RETURN (NSR) -- A share of the net revenues generated from the sale of metal produced by a mine.

ORE -- Mineralized material that can be mined and processed at a positive cash flow.

OREBODY -- A natural concentration of valuable material that can be extracted and sold at a profit.

RECLAMATION -- The restoration of a site after mining or exploration activity is completed.

ROYALTY -- An amount of money paid at regular intervals by the lessee or operator of an exploration or mining property to the owner of the ground. The royalty, generally, is based on a certain amount per ton or a percentage of the total production or profits. Also, the fee paid for the right to use a patented process.

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SILVER PAN AMALGAMATION MILL -- The raw ore is wet crushed with stamps, the crushed ore is separated from the slurry in a settling tank and then the crushed ore is charged with mercury (approximately 10 percent of the weight of the ore) in the amalgamation pan. The amalgam is separated from the slurry and the silver and gold is separated from the amalgam with a retort.
STRIKE LENGTH - The actual or estimated length, generally measured in meters, of a mineralized structure.

VEIN -- A mineralized zone having a more or less regular development in length, width and depth, which clearly separates it from neighboring rock.

PROPERTIES

All of the properties discussed below are located in the State of Chihuahua, Mexico. The following maps illustrate the locations of Chihuahua and of the properties:

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Location of Chihuahua, Mexico

LOS ANGELES
ALBUQUERQUE
PHOENIX
SAN DIEGO
TIJUANA
ATLANTA
U S A
DALLAS
EL PASO
CD. JUAREZ
NEW ORLEANS
AUSTIN
HOUSTON
SAN ANTONIO
HERMOSILLO
CHIHUAHUA
MONTERREY
MAZATLAN
GUADALAJARA
CIUDAD DE MEXICO
MEXICO
SIMBOLOGY
N
COMUNICATION ROUTES
Highway
Road
Bridge, toll house
Highway numeration federal, state
Gravel road
Railroad
CITIES AND TOWNS
Mexico capital
City
PHYSICAL ELEMENTS
Lake
Prey
River
SUNBURST MINING DE MÉXICO, S. A. DE C. V.
100 % subsidiary of Mexoro Minerals Ltd
LOCATION MAP
CHIHUAHUA, MEXICO
GRAPHIC SCALE
Country
0 100 200 300 kilómetros
100 200 300 Millas
State
0 100 200 300 kilómetros
0 100 200 300 Millas
Date: August, 2006

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Cieneguita, Encino Gordo and Guazapares

700,000
750,000
800,000
850,000
900,000
3'150,000
3'100,000
3'050,000
3'000,000
A HERMOSILLO
A NAVOJOA 53 Km
SONORA
GUERRERO
CUAUHTEMOC
GUACHOCHI
Batopilas
Alamos
Laguna Bustillos
Laguna de los Mexicanos
GUAZAPARES AND ENCINO GORDO PROJECTS
CIENEGUITA PROJECT
SIMBOLOGY
COMUNICATION ROUTES
CITIES AND TOWNS
BORDERS
PHYSICAL ELEMENTS
Cieneguita Project
Guazapares and Encino Gordo Projects
Roads to approach Cieneguita, Guazapares and Encino Gordo Projects, from Cuauhtémoc city
SUNBURST MINING DE MÉXICO, S. A. DE C. V.
100 % Subsidiary of Mexoro Minerals Ltd
Exploration Projects (Chihuahua)
LOCATION MAP
GRAPHIC SCALE
0 10 20 30 40 50
Kilometers
Date: August, 2006

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Location of Sahuayacan Project

700,000
750,000
800,000
850,000
900,000
3'150,000
3'100,000
3'050,000
3'000,000
SAHUAYACAN PROJECT
A HERMOSILLO
A NAVOJOA 53 Km.
SONORA
GUERRERO
CUAUHTEMOC
San Juanito
Bocoyna
Batopilas
GUACHOCHI
Uruachi
Laguna de los Mexicanos
Laguna Bustillos
SIMBOLOGY
COMUNICATION ROUTES
CITIES AND TOWNS
BORDERS
PHYSICAL ELEMENTS
Sahuayacan Project
Road to Sahuayacan Project from Cuauhtemoc, Chihuahua
SUNBURST MINING DE MÉXICO, S. A. DE C. V.
SAHUAYACAN PROJECT LOCATION MAP
GRAPHIC SCALE
0 10 20 30 40 50
Kilometers
Scale 1:100,000
Date: November, 2006

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Cieneguita Properties

Property Location

Cieneguita is located in the Baja Tarahumara in Cieneguita Lluvia De Oro, an area of canyons in the Municipality of Urique, in southwest Chihuahua State, Mexico. The property is located within one half mile of the small village of Cieneguita Lluvia de Oro. Access to the property is by an all weather dirt road. There is available electrical power for the property generated by diesel generators at the village of Cieneguita Lluvia de Oro.

Claim Status and Licensing

The concessions of this project cover a total area of 822 Hectares (approximately 2,031 acres).

In April 2006, we applied to the Mexican government for a change of use of land permit for 30 hectares of the La Maravilla concession. The La Maravilla concession is the concession that contains the mineralized rock that is the interest of our exploration. The La Maravilla concession currently has no activity on it other than our exploration program. The purpose of the change of use permit is to allow us, if necessary, to extract the rock from this concession for the purposes of processing the rock to extract the precious metals that may be contained therein. Because the permitting process takes a period of time, we have made the application in advance of any known reserves being discovered on the property. We cannot assure that, even if the permit is approved, we will have sufficient ore reserves, if any, to commence extraction. This permit required negotiations with the government and municipality concerning such things as the removal of timber, building and maintaining roads, and reclamation. The government agency responsible for this permit met with representatives of the Company and toured our property in May 2006 as part of the permit process. The application fee for this permit was approximately $800, but there will be an additional negotiated fee charged for the permit in the approximate amount of $67,000 USD (720,000 Mexican Pesos). We have been informed by the government agency that the change of use permit was issued in November 2006, and we subsequently made the required payment.

In July 2006, we submitted an environmental impact study and a risk analysis study to the Mexican government for a permit to build a heap leach mining operation on the Aurifero concession of our Cieneguita property. The purpose of this permit is to allow us to construct an ore processing facility through heap leach mining methods. We are submitting the studies in advance of any known ore reserves being found on our La Maravilla concession. If we were unsuccessful in obtaining a final mining permit based on these documents then we would be unable to process any ore that we might find our La Maravilla property. In October 2006, we received a comment letter from the Mexican government listing the deficiencies in our application for permits based on the environmental impact study and a risk analysis study. We are working on responding to the deficiencies and plan to resubmit our application by the end of December 2006. We expect the permit application process to take approximately 90 days after we resubmit our application. If our paper work is rejected to allow us to apply for a permit to build a heap leach operation, we would discontinue our exploration of the La Maravilla concession as the only economically available mine site is contained on the Aurifero concession. The Aurifero concession has the only flat area large enough to contain a heap leach operation for the size we would anticipate to build in the event we discovered sufficient ore to process. The other concessions do not contain any flat ground and they are located mostly on very steep slopes. If we are unable to process any ore that we might find then there is no need to continue exploration. We do not have any ore reserves on our Cieneguita properties and are making these applications for permits in advance of any conclusive results to partly limit our financial exposure to searching for precious metals. If we are unable to extract and process our discoveries, if any, then there is no need to continue exploration.

The following table is a summary of the concessions on the Cieneguita Property:

Lot Name	Title Number	Area (Ha)	Term of Validity (2)	Royalties and Payments

Aurifero	196356	492.00	7/16/1993 to 7/15/2043	(1)

Aurifero Norte	196153	60.00	7/16/1993 to 7/15/2043	(1)

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La Maravilla	190479	222.00	4/29/1991 to 4/24/2041	(1)

Aquilon Uno	208339	48.00	9/23/1998 to 9/22/2048	(1)

(1) The Cieneguita concessions are all under an option to purchase for $2,000,000 of which $410,000 has been paid. Because the Cieneguita property was not in production by May 6, 2006, Sunburst de Mexico was required to pay $120,000 to Corporative Minero to extend the contract. Through discussions with Mexoro, Corporative Minero agreed to reduce the obligation to $60,000, of which $10,000 was paid in April 2006. Sunburst de Mexico was then required to pay the remaining $50,000 by May 6, 2006. We made this payment to Corporative Minero so the contract has been extended. We have the obligation to pay a further $120,000 per year for the next 13 years and the balance of payments in the 14th year, until the total of $2,000,000 is paid. If the property is put into production, of which there is no assurance, then the contract calls for the remaining payments to be paid from the sale of gold, to avoid termination of the agreement. The payments, if the property should go into production, would be as follows: The remainder of the $2,000,000 payment will be paid out of production from the Cieneguita Property at a rate of $20 dollars per ounce of gold sold. However, in the event that the price of gold is in excess of $400, then Sunburst de Mexico is required to accelerate payments by an additional $.10 per each ounce for every dollar gold is priced over $400. The total payment we are liable for is $2,000,000. Once that amount is paid, we have no further obligation to Corporative Minero. Corporative Minero has the obligation to pay, from the funds they receive from us, any royalties that may be outstanding on the properties from prior periods. Corporative Minero has informed us that there were royalties up to 7% Net Smelter Return owned by various former owners of the property. They have informed us that the corporations holding those royalties have been dissolved and that there is no further legal requirement to make these royalty payments. We can make no assurance that we will not ultimately be responsible to pay all or some of the 7% Net Smelter Return to these former royalty holders if the property was ever put into production and Corporative Minero did not make the payments to the royalty holders. However, we do not see this potential for additional royalty payments as a material risk for us.

(2) Amendments to the Mexican mining laws took effect with the publication on December 21, 2005, of certain amendments to the Ley Federal de Derechos, the act that sets forth the mining taxes' rates. Effective January 1, 2006, this Mexican Government legislation has converted all of the former exploration concessions in Mexico, which carried a maximum 6 year life, and exploitive concessions, which had a 25 year life, into general concessions with a 50 year life from the date they were registered with the Mining Registry. The concessions are automatically registered as soon as the concession mining rights are paid and no further paper work is required. These claims are currently in good standing and held by Sunburst de Mexico. There will be no special documents sent to us to reflect this change.

History

The Cieneguita mines were in limited production in the 1990s. Over a four-year period, the Cieneguita Gold Mine was operated by Mineral Glamis La Cieneguita S. De R.L. De C.V. (“Glamis”), a subsidiary of the Canadian company Glamis Gold Ltd. (“Glamis Gold”). Records obtained from Glamis Gold indicate that in 1995, Glamis mined and processed 198,000 metric tonnes with a 2.33 gpt (grams per tonne) grade. Glamis decided to stop production in the mid-1990s. At that time, Corporative Minero, the operator of the mine for Glamis, acquired the property. MRT entered into an agreement with Corporative Minero on January 12, 2004 pursuant to which MRT acquired all of the mineral rights from Corporative Minero to explore and exploit the Cieneguita concessions and to purchase them for $2,000,000. Under our agreements with MRT, MRT has assigned this agreement to us. As of the date of this prospectus, $410,000 of the $2,000,000 has been paid to Corporative Minero. We are obligated to make yearly payments on these concessions to Corporative Minero until the $2,000,000 has been paid. Also, the agreement calls for the balance of the purchase price remaining to be paid out of production, if any, on Cieneguita at a rate of $20 dollars per ounce of gold sold. However, in the event that the price of gold were to exceed $400, then Sunburst de Mexico would be required to pay an additional $.10 per each ounce for every dollar gold trades at over $400. If Cieneguita is never put into production, we are still obligated to pay the $120,000 per year until the $2,000,000 is paid. Sunburst de Mexico made payments to the property owners of $10,000 in April 2006 and $50,000 in May 2006 in lieu of its obligation of bringing the property to production on or prior to May 6, 2006. Sunburst de Mexico has the obligation to pay $120,000 per year for the years subsequent to May 6, 2006, until the $2,000,000 is paid or the mine is put into production, if ever, in which case the remaining amount owed would be paid out of any production of the property, to avoid termination of the agreement. On termination of the agreement, there would be no further obligations by Mexoro to any parties except Mexoro would be responsible for any reclamation work that may need to be done as a result of its exploration or mining activity if any should occur.

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Geology

Our exploration work shows that the geology in the mineralization in the zone of sulfides includes pyrite, galena, sphalerite, tennantite and tetrahedrite, pirargirite and traces of chalcopyrite and pyrhotite.   These minerals mainly occur as uniform disseminations and as micro-veins. The previous exploration drilling by Cominco and Glamis Gold delineated a zone of altered volcanics, represented by silica, sericite and argillite that are believed to be 1,000 meters long (strike length) and up to 200 meters wide.   Within this zone, the oxidation has been shallow and reaches a maximum depth of 20 meters.

Glamis Gold performed a test pilot heap leach operation on the property in the mid 1990’s. The exploration on the property is still in its early stages and significant work needs to be completed before any type of ore reserve calculations, if any, could be made. Our operations are currently exploratory. We have done some initial sampling on the La Maravilla concessions as described below.

A total of 51 diamond drill holes (6,700 meters) drilled by Cominco (now Teck Cominco Ltd.) defined an auriferous zone approximately 1,000 meters long by 200 wide. On such a zone, two mineralized structures were drilled during their exploration program in 1981 and 1982. Later, two drilling programs were performed by Glamis: 135 holes were drilled during 1994 and 62 holes were drilled during 1997. Both programs confirmed the delineation of the two mineralized ore bodies. We have had access to these reports from Cominco and Glamis. The initial exploration conducted by our company will focus on further delineating the oxide and mixed ore structures.

We used the original data from Cominco and Glamis to delineate the mineralized zone and to plan our present trenching and sampling programs. In April 2006, we completed a sampling of the property that included more than 500 meters of deep trenches from which we took comprehensive channel sampling. The trenches comprised 8 trenches approximately 200 meters long and 2 to 10 meters deep spaced equally along the 1,000 meters strike length of the property. From the walls of these trenches, we took approximately 550 rock samples for a total weight of 20 tonnes. One half of these samples have been sent to ALS Chemex’s laboratory in Chihuahua for assaying. The sampling protocol followed the best mining practices. The purpose of the sampling was to further define the ore grade and potential of the property. We have received the results of the sampling program. The sampling has suggested gold grades in the ore that our head geologist, in conjunction with management, believes warrants further exploration. Therefore, we have determined, based on the results of the sampling, that continued exploration on the property is warranted to continue to try to determine if the property is suitable for a heap leach open pit mining operation. We have not determined if there are any known reserves on this property to date, and our program is still exploratory.

The other half of the 20 tonnes sample was used to complete column tests to determine the leachability of the precious metals from the rock. In this test, the ore was placed in 3 PVC tubes, 500 cm in diameter and 3 meters high. Different mixtures of a cyanide solution were dripped over the top of the columns at different flow rates. The results from these tests will help us to determine the most effective solution to be use on the heap leach pads on the property in the event the property should ever be put into production. These tests have been completed. The tests were done by qualified geologists employed by MRT as part of our office package costs. The tests were scientifically conducted and monitored for quality control and efficacy. These tests were done to ensure that the metallurgy of the minerals allows for economic recovery of the precious metals using a cyanide heap leach process. The results of the column test indicate that up to 98% of the gold contained in the ore samples we took could be recovered from the ore if the ore is leached for a long enough period of time. Under actual mining production conditions in the field, though, we would anticipate that the economic recovery levels of the ore would be approximately 70% to 75% recovery of gold from the ore. The cost of the cyanide needed to recover additional gold above the 85% level outweighs the value of the gold recovered. We cannot guarantee that we will be able to reach this level of recovery. This is not an estimate of reserves on the property. Additional tests will be needed to determine the most effective crush size of the ore, the most cost effective flow rates of the cyanide and most economical leaching time to be undertaken if we should ever put the property into production. We anticipate these additional tests will begin in January 2007 and should be completed in approximately 90 days thereafter.

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The Cieneguita Property is without known reserves. Our proposed programs are exploratory in nature.

Infrastructure

The town site near the former mine has the following services: Diesel generated electrical power, cellular phone, radio communication (CB), a health center and a school. Because the property was previously in production, it has existing infrastructure such as power, water, railroad transportation (within 20 kilometers), and all weather road access year round. There are all weather roads to the area that was previously mined allowing easy access for exploration. Also, the haul roads to the heap leach pads from the open pit area are in good condition and have been maintained by third parties since Glamis halted production. Furthermore, the heap leach pads used in previous mining operations are still in place. In the event we are able to define proven reserves, it is our intention to use the existing pads and tailings site to reduce our costs to re-open the mine. Because some of the infrastructure exists, such as roads and pads, we believe that, if we decide to put the mine into production, the investment needed to put this mine into production would be smaller than the investment which would be needed for a mine that was never in production. Because other operating mines exist in the area, infrastructure, such as roads, already exists. The roads are public, and we do not have to pay a fee to use them. There is no other equipment or facilities available to us on the property. Further study needs to be done on the feasibility of using the existing infrastructure of the old mine.

Budget

To date, we have incurred expenses of $400,000 due to exploration of the properties. We estimate that the next phase of the exploration program on the Cieneguita Property will cost approximately another $200,000 and will have the goal of further defining the mineralized ore body. The next phase of the exploration program will consist mainly of trenching and sampling. See “Plan of Operations” in the “Management’s Discussion and Analysis” section for further information.

Guazapares Property

Property Location

The Guazapares Property is located in the Barranca section of Chihuahua State in Mexico, and according to data published by the Government of Mexico, at the interphase between the two main volcanic groups that form the bulk of the Sierra Madre Occidental. The location is 220 kilometers to the southwest of Chihuahua City. An all weather dirt road traverses the property. The property is accessible year round by air, rail and road. The area has available diesel generated power and water.

The Guazapares Property, covering 1,514 Hectares (approximately 3,741 acres), is in a mining district with a history of large ore deposits. A large ore deposit would be defined as a property capable of producing in excess of 50,000 ounces of gold equivalent per year.

Claim Status & Licensing

Sunburst de Mexico owns or has an option to purchase 100% of the concessions located in the Guazapares Concessions, as indicated below. If the exploration is successful on the optioned concessions, then Sunburst de Mexico intends to exercise its option to acquire the concessions. There is no penalty for not exercising our options. The following table sets forth concessions in the Guazapares area which Sunburst de Mexico owns or has the option to purchase:

GUAZAPARES CONCESSIONS OWNED BY SUNBRUST DE MEXICO (Property Payments Still Due and Owing)
Name	Title Number	Area (Ha)	Term of Validity (1)	Royalties and Payments

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Guazapares	209497	30.99	8/03/1999 to 8/02/2049	Net Smelter Return of 2.5% (2)
Guazapares 1	212890	451.96	2/13/2001 to 2/12/2051	Net Smelter Return of 2.5% (2)
Guazapares 2	226217	402.43	12/02/2005 to 12/01/2055	Net Smelter Return of 2.5% (2)
Guazapares 3	211040	250.00	3/24/2000 to 3/23/2050	Net Smelter Return of 2.5% (2)
Guazapares 4	223664	69.8	2/2/2005 to 2/1/2055	Net Smelter Return of 2.5% (2)
Guazapares 5	213572	88.89	5/18/2001 to 5/17/2051	Net Smelter Return of 2.5% (2)
El Cantilito	220788	35.03	10/7/2003 to 10/6/2053	Net Smelter Return of 2.5% (2)
Vinorama	226884		3/17/2006 to 3/16/2056	Net Smelter Return of 2.5% (2)

GUAZAPARES CONCESSIONS UNDER OPTION AGREEMENTS
Name	Title Number	Area (Ha)	Term of Validity (1)	Royalties and Payments
San Antonio	222869	113.11	9/14/2004 to 9/13/2054	Net Smelter Return of 2.5% (3)
San Antonio	204385	14.89	2/13/1997 to 2/12/2047	Net Smelter Return of 2.5% (3)
Ampliacia on San Antonio	196127	20.92	9/23/1992 to 9/22/2042	Net Smelter Return of 2.5% (3)
San Francisco	191486	38.16	12/19/1991 to 12/18/2041	Net Smelter Return of 2.5% (4)

(1) Amendments to the Mexican mining laws took effect with the publication on December 21, 2005, of certain amendments to the Ley Federal de Derechos, the act that sets forth the mining taxes' rates. Effective January 1, 2006, this Mexican Government legislation has converted all of the former exploration concessions in Mexico, which carried a maximum 6 year life, and exploitive concessions, which had a 25 year life, into general concessions with a 50 year life from the date they were registered with the Mining Registry. The concessions are automatically registered as soon as the concession mining rights are paid and no further paper work is required. These claims are currently in good standing and held by Sunburst de Mexico. There will be no special documents sent to us to reflect this change.

(2)  These concessions have been transferred to the Company. However, we must continue to make payments on these concessions in order to retain ownership. The total payments for us to acquire and retain 100% ownership of all 8 concessions are as follows: October 31, 2006 - $60,000 (this payment has been deferred until February 28, 2007), August 2, 2007 - $140,000, August 2, 2008 - $110,000 and August 2, 2009 - $500,000. These scheduled payments need to be made to keep our agreement in good standing. Failure to make the payments would cancel our agreements to acquire these concessions.

(3) These concessions are currently under option agreements. Title to the concessions has not yet been transferred to the Company. The total payments for us to acquire 100% ownership of all 3 concessions are as follows: January 15, 2007 - $30,000, January 15, 2008 - $50,000, January 15, 2009 - $50,000 and January 15 - $500,000. These scheduled payments need to be made to keep our option to acquire these concessions in good standing. Failure to make the payments would cancel our options to acquire these concessions.

(4) This concession is currently under an option agreement. Title to the concession has not been transferred to the Company.

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The total payments for us to acquire 100% ownership of this concession are as follows: June 25, 2006 - $20,000 (payment has been made), June 25, 2007 - $30,000, June 25, 2008 - $40,000 and June 25, 2009 - $250,000. These payments need to be made to keep our option to acquire these concessions in good standing. Failure to make the payments would cancel our options to acquire these concessions.

History

Old mining records in the public domain indicate that mining operations were commenced on this site in the 17th century. Most of the production on this site came from high-grade vein deposits mined by crude underground methods. These records indicate that the main Guazapares breccia veins were discovered in about 1830. The major period of production was from 1870 to 1900 when there were four silver pan amalgamation mills in operation. Although the deposits contain both gold and silver, the early mills could not recover the gold as it is very fine and occurs along cleavage planes in the pyrite. The mills of the time could only process the oxidized portions of the veins, and the unoxidized, sulfide-bearing material was usually left in the mines as pillars. The principal mine owner died in 1890, after which the mines of Guazapares slowly sank into disrepair and closed by 1900. In 1905, a US company consolidated most of the properties and reopened some of the mine workings. The company ran into financial difficulties during 1907 and work halted. Ramon Valenzuela then acquired the properties and operated a mill until 1912. Noranda Exploration, Inc. briefly optioned concessions in the area in the early 1990’s. Kennecott Utah Copper Corp. optioned the core concessions in 1993-94 and drilled a few holes in one of the concessions.

On Guazapares #4 and on a property adjacent to it, War Eagle Mining Company, Inc. drilled a total of 5,552 meters in 50 holes on three mineralized zones between November 1991 and August 2002.

Geology

Public documents published by the Mexican Government show that the Guazapares district is underlain by both the lower and upper volcanic series that form most of the Sierra Madre Occidental. The volcanics uncomformably overlay Lower Cretaceous limestone and were deposited onto an erosional surface with low to moderate relief.

Public records published by the Mexican Government indicate that the lower volcanic series is considered to be Upper Cretaceous-Lower Tertiary in age and is composed of subaerial andesite-rhyolite flows and tuff. These records also indicate that north of Guazapares, along the Chinipas River, the basal sequence of the lower section contains a thick section of a coarse-grained, massive rhyodacite tuff that is overlain by fluvially reworked andesite with conglomerate-grit interbeds. It is not known if the basal rhyodacite extends south to the Guazapares district. We do not know if we have any such structures on our concessions.

Public records published by the Mexican Government indicate that the lower volcanic series is the host rock of epithermal precious-base metal deposits in the Sierra Madre Occidental. The mineral systems generally occur at or near the top of the series and are often associated with rhyolite stocks and/or flow domes that occur at the top of the lower volcanic series. These domes may represent the earliest stage of the upper series volcanism. The feeder stocks and dykes may be hydrothermally altered and weakly mineralized. The bulk of upper volcanic series is largely host-mineral and caps the partially eroded mineral systems. It is Middle Tertiary in age and is composed of felsic airfall tuff and ash flows. We do not know if we have such structures on our concessions.

Mineral Deposits

We believe that the mineralization is fault-controlled and is hosted in andesite at the top of the lower volcanic sequence. Public documents published by the Mexican Government suggest that the Sierra Madre epithermal deposits exhibit a strong vertical zonation with high gold-silver-lead values near the top of the system that grade downward into a central silver-lead-zinc (gold) zone, which in turn, grades downward into a copper-zinc massive sulfide vein root zone. The various descriptions of the district lead us to believe that the top of the system is exposed in the historic workings at Guazapares. We do not know if we have such structures on our concessions.

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The Guazapares property is without known reserves. Our proposed exploration programs are exploratory in nature.

Infrastructure

Guazapares has the infrastructure in place to support a mining operation. It has diesel generated electrical power, water, railroad transportation within 20 kilometers and all weather road access all year round. There is trained labor for mining available in the area.

Budget

We estimate that a proposed exploration program on the Guazapares Property will cost approximately $450,000 and will have the goal of identifying drill targets for a subsequent drilling program. Of this amount, we have spent approximately $100,000 since March 2006. Currently, we have one full time geologist working on the property collecting rock samples, line cutting, soil sampling, and completing geological mapping of the property. Once the sampling and mapping is completed, which is estimated to be by the end of January 2007, and once we have received the assays back from the sampling, which is expected by the end of February 2007, we will be able to determine if additional exploration work is warranted. Our lead geologist should be able to determine from the geochemical sampling and how those samples are distributed on the mapping whether there is the potential for a geological structure that would warrant further exploration. If it is determined that there is a geological structure that warrants further work, he will make such a recommendation to management. Management will review the exploration results and recommendations by the lead geologist. If they disagree with his findings, exploration will likely stop on the property. If they agree with the recommendation to continue we will expand the initial exploration program to include additional geochemical sampling, ground based geophysical exploration, trenching and sampling. The geochemical sampling will try to determine the types of minerals associated in the rocks in the area. The ground base geophysical work will be used to identify geological structures that correspond with the mapping of the geochemical sampling. If any structures are identified that correspond to geological sampling then these areas will be the subject of trenching and sampling to further determine the types of structures that might be present on the property. This additional exploration will be done by our qualified geologists currently working or to be working on the property. The exploration will be scientifically conducted and monitored for quality control and efficacy. We expect this phase of exploration to end by the end of February 2007. This phase of the exploration program has the goal of determining whether subsequent exploration is warranted or if a drill program should be commenced. Again, our lead geologist will review all of the results of the exploration work and based on this information he will make a recommendation to management. Management will then review the exploration work and the conclusions of the geologist to determine if additional funds should be expended on further exploration on the property which may include drilling. Such a review will include reviewing available data used to create a structural mineralization framework, detailed soil and rock sampling, and ground-based geophysics measurements. If management decides that no further work is warranted after this stage of exploration they we would most likely discontinue any further work and drop the property. If management decides that further work is needed, which may include drilling, we will have to raise additional capital and devise a definitive exploration plan for this stage. Currently, we do not have any plans in place that would include a drilling program and such a plan would need to be developed and approved by management. See “Plan of Operations” in the “Management’s Discussion and Analysis” section for further information.

Encino Gordo Property

Location

The Encino Gordo project is located in the Barranca section of Chihuahua State in Mexico, and according to data publicly published by the Mexican Government, is at the interphase between the two main volcanic groups that form the bulk of the Sierra Madre Occidental. The Encino Gordo Property is 3.2 miles west of the Guazapares Property. The location is 220 kilometers to the southwest of Chihuahua City. The property is accessible by an all weather dirt road along the southwest side of the property.

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Claim Status

Sunburst de Mexico owns two concessions (Title #225277 and #292013) and has the option to acquire 100% of the three other properties listed below subject to a 2.5% net smelter royalty, after making the scheduled property payments as described below in Note 3.

The following table is a summary of the concessions on the Encino Gordo property:

Lot Name	Title Number	Area (Ha)	Term of Validity (1)	Royalties and Payments

Encino Gordo	225277	450	8/12/2005 to 8/11/2055	None (2)

Encino Gordo	292013	382	8/12/2005 to 8/11/2055	None (2)

El Camuchin	220149	100	6/17/2003 to 6/16/2053	Net Smelter Return of 2.5% (3)

La Paloma	220148	100	6/17/2003 to 6/16/2053	Net Smelter Return of 2.5% (3)

Encino Gordo 2	225276	50	8/12/2005 to 8/11/2055	Net Smelter Return of 2.5% (3)

(1)     Amendments to the Mexican mining laws took effect with the publication on December 21, 2005, of certain amendments to the Ley Federal de Derechos, the act that sets forth the mining taxes' rates. Effective January 1, 2006, this Mexican Government legislation has converted all of the former exploration concessions in Mexico, which carried a maximum 6 year life, and exploitive concessions, which had a 25 year life, into general concessions with a 50 year life from the date they were registered with the Mining Registry. The concessions are automatically registered as soon as the concession mining rights are paid and no further paper work is required. These claims are currently in good standing and held by Sunburst de Mexico. There will be no special documents sent to us to reflect this change.

(2)     Concessions are 100% owned by Sunburst de Mexico with no further payments to be made.

(3)     The total payments for us to acquire 100% of these concessions from the concession owners are as follows: June 30, 2006 - $10,000 (payment has been made), December 31, 2006 - $25,000, December 31, 2007 - $50,000, December 31, 2008 - $75,000, and December 31, 2009 - $100,000. These scheduled payments need to be made to keep our agreement in good standing. Failure to make the payments would cancel our agreements to acquire these concessions.

History

The Encino Gordo Property, covering 1,042 hectares (approximately 2,575 acres), is situated near an old mining district with a lengthy production history, according to records in the public domain. Old mining records indicate that mining operations were commenced 3 kilometers east of this site in the 17th century. Most of the production from those mines came from high-grade vein deposits mined by crude underground methods. To the east of Encino Gordo, the main Guazapares breccia veins were discovered in about 1830. The major period of production was from 1870 to 1900 when there were four silver pan amalgamation mills in operation. Although those deposits contain both gold and silver, the early mills could not recover the gold as it is very fine and occurs along cleavage planes in the pyrite. The mills of the time could only process the oxidized portions of the veins, and the unoxidized, sulfide-bearing material was usually left in the mines as pillars. The principal mine owner of the properties east of Encino Gordo died in 1890, after which the mines of Guazapares slowly sank into disrepair and closed by 1900. In 1905, a US company consolidated most of the properties to the east of Encino Gordo and reopened some of the mine workings. That company ran into financial difficulties during 1907 and work halted. Ramon Valenzuela then acquired the properties to the east of Encino Gordo and operated a five stamp mill until 1912. Noranda Exploration, Inc. briefly optioned concessions in the area in the early 1990’s. Kennecott optioned the core concessions east of Encino Gordo in 1993-94 and drilled a few holes in one of the concessions to the east of Encino Gordo. The Encino Gordo property has never been in production.

Mineral Deposits

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Blackstone Resources Inc. hired Reliance Geological Services of Vancouver Canada in 1996 to evaluate the results of a geological and geochemical exploration program on the Encino Gordo zone. The subsequent work revealed results that were judged worthy of a second phase of exploration. Our surface sampling has indicated the presence of mineralized structures, including gold and silver anomalies on the property. Several gold-copper anomalous areas were also identified. The property is at the very early stages of exploration, though, and much more work is needed before any decisions can be made as to the viability of the property.

Structure Empalme

The Empalme vein outcrops northwest of the Elyca structure, inside Mexoro’s Encino Gordo property and has been mapped for approximately 150 meters. Our exploration shows that the zone consists of 4 meter wide breccia zone with 2-3% disseminated pyrite (hematite) striking NW60SE and dipping 85 degrees southwest. Workings on the breccia-vein consist of 2 old shafts now filled with water. The host rocks consist of a sequence of volcaniclastic sediments overlain by tuffaceous dacites with moderate silicification and supergene argillic alteration.

Cienega Vein

Our exploration shows that the Cienega vein outcrops at one location along a stream bed within the Mexoro’s Encino Gordo property. It has a width of 3.0 meters, strikes NW25SE, and dips 87 degrees southeast. It consists of brecciated quartz and contains 2-3% disseminated pyrite hosted by brown volcaniclastics.

Arroyo Los Laureles Vein

The vein outcrops in the southeast limit of the San Miguel claim in Arryo Los Laurels. Our exploration shows that it has a thickness of 10.0 meters and strikes NW75SE, dips 87 degrees southwest, and consists of druzy quartz which is locally brecciated and contains 5-7% hematite-jerosite. The host rocks consist of intensely fractured volcaniclastic arenites, tuffs and dacites.

The Encino Gordo Property is without known reserves. Our proposed exploration programs are exploratory in nature.

Infrastructure

The Encino Gordo Property is accessible year round by all weather road. There is no local electricity or water currently available. We will need to supply our own diesel generated electrical power.

Budget

We estimate that an initial geochemical and geophysical exploration program on the Encino Gordo Property will cost approximately $200,000 and will have the goal of identifying drill targets for a subsequent drilling program. These properties are at the early stage of exploration. A definitive exploration plan is not in place yet. We plan to have our lead geologist for the property develop such a plan in the first quarter of 2007. We currently have one geologist sampling and mapping this property, and we have expended approximately $30,000 of our budget. See “Plan of Operations” in the “Management‘s Discussion and Analysis” section for further information.

Sahauyacan Property

Location

The Sahauyacan property is located near the Chihuahua-Sonora state border approximately 275 kilometers east-southeast of the city of Chihuahua and 50 kilometers south-southwest of the town of Mycoba in the state of Chihuahua, Mexico. The property is accessible by all weather dirt road running through the center of the property.

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Claim Status

The Company has recently optioned 14 mineral concessions totaling 649 hectares, which old mining records indicate cover an epithermal quartz vein system that has a strike length of greater than 1 kilometer. Refer to the following table for concession details.

Concession Name	Title #	Surface (Has)	Term of Validity (1)	Royalties and Payments
Veronica Segunda	171083	8.0000	8/9/1982 - 8/8/2032	(2)
Esperanza Segunda	171000	4.0000	9/5/1982 - 9/4/2032	(2)
Maria Luisa	170673	9.6000	6/11/1982 - 6/10/2032	(2)
Carmela	176856	4.0000	12/17/1985 - 12/16/2035	(2)
Silvia	217673	212.7549	8/6/2002 - 8/5/2052	(2)
La Chonca	218432	228.1808	11/5/2002 - 11/4/2052	(2)
La Cumbre	216091	67.0314	4/9/2002 - 4/8/2052	(2)
La Cumbre II	220349	5.2498	7/18/2003 - 7/17/2053	(2)
La Cumbre II Fracc. A	220350	1.1925	7/18/2003 - 7/17/2053	(2)
Santo Nino 3	220150	19.9500	6/17/2003 - 6/16/2053	(2)
Fortunato 2	214274	7.1686	9/6/2001 - 9/5/2051	(2)
Segundo Sta. Teresa	219233	12.0000	2/20/2003 - 2/19/2053	(2)
Santo Nino	191810	4.0000	12/9/1991 - 12/18/2041	(2)
Segundo Santo Nino	191086	65.8730	4/29/1991 - 4/28/2041	(2)

(1)      Amendments to the Mexican mining laws took effect with the publication on December 21, 2005, of certain amendments to the Ley Federal de Derechos, the act that sets forth the mining taxes' rates. Effective January 1, 2006, this Mexican Government legislation has converted all of the former exploration concessions in Mexico, which carried a maximum 6 year life, and exploitive concessions, which had a 25 year life, into general concessions with a 50 year life from the date they were registered with the Mining Registry. The concessions are automatically registered as soon as the concession mining rights are paid and no further paper work is required. These claims are currently in good standing and held by Sunburst de Mexico. There will be no special documents sent to us to reflect this change.

(2)     The Company must pay Minera Emilio a total of $282,000 for these concessions. Of this, $10,000 was paid on December 2005 and $20,000 was paid on October 25, 2006. The Company must pay $2,500 per month for twelve months on the 21st day of each month beginning on August 21, 2006. The payments due on September 21 and October 21 have been made. Beginning on August 21, 2007, the Company must pay $3,500 per month on the 21st of each month for twelve months. Beginning on August 21, 2008, the Company must pay $5,000 per month on the 21st of each month until the balance of $282,000 is paid (36 months).

History

The main vein in the area, the “Santo Nino Vein”, was the focus of a small scale underground gold mining operation in the late 1800’s and early 1900’s with at least 3 main underground mine access drifts supplying feed to a centrally located mill which is still present. The mine was closed at the time of the Mexican revolution. The Santo Nino vein system has not been evaluated using modern techniques or explored by drilling.

Geology

Our initial exploration work on the property, as part of due diligence before acquiring the property, indicates that the geology exposed in the project area reveals a complex geologic history. We believe that the basement in the area is composed of dark gray-green massive, fractured and folded phyllitic metasedimentary and

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metavolcanic rocks in contact with (angular disconformity) Lower to Middle Cretaceous banded shale and fine grained arenite. Our exploration shows that these phyllitic rocks are in contact with (angular disconformity) a Tertiary volcaniclastic sequence that occurs as intercalated fine to coarse grained tuffaceous sediments, volcanic breccias and flows which range in composition from andesite to rhyolite. Our exploration suggests that the entire sequence has been locally crosscut by at least 2 intrusive units of diorite to rhyolite composition possibly represent synvolcanic hypabyssal intrusions. The Tertiary volcanic sequence is the main host to the gold/silver quartz vein system present in the project area.

Mineral Deposit

A surface geological mapping and sampling crew has been actively evaluating the property since September 2006, with the mapping program scheduled to be complete in December 2006. Mapping on the property is being completed at a scale of 1:5,000 with individual veins being mapped at a scale of 1:1,000. To date, a total of 309 samples have been taken from taken the property including 101 rock chip and channel samples, 41 stream sediment samples and 158 soil samples. The underground workings are being evaluated for safe entry and will be mapped and sampled if deemed safe. The Sahauyacan Property is without known reserves. Our proposed exploration program is exploratory in nature.

Santo Nino Vein:

Our initial mapping indicates the Santo Nino vein has a minimum width of 1.0 meter, a maximum width of 15 meters and a minimum strike length of 1,000 meters. The vein consists of milky quartz and crackle breccia accompanied by iron oxides (limonite, hematite and jerosite) and veinletts of crustiform, banded and chalcedonic quartz which is suggestive of an epithermal origin. Our sampling of the rocks shows that mineralization presently recognized within the vein consists of chalcopyrite, malachite, azurite, pyrite and abundant iron oxides (goethite and hematite) with manganese oxides. The predominant alteration adjacent to the vein is moderate to strong argillic alteration with local quartz and sericite which forms a halo to the vein which is locally up to 50 meters wide. Further from the vein this moderate to strong argillic zone is transitional to a zone of weak argillic alteration accompanied by supergene oxidation, and propylitic alteration (epidote, chlorite, calcite, and trace pyrite). This weak argillic alteration zone is more than 200 meters wide, and our former VP Exploration believes this represents the hangingwall alteration along the length of the vein system. Our initial exploration has shown that the vein is locally offset along at least one left lateral fault (in the Mina Cobriza area).

Our initial exploration shows that in the area of the Level 8 audit, a second quartz vein parallel to and west of the Santo Nino vein has been mapped (“Santo Nino Segundo” vein). This second vein has a strike length of approximately 500 meters and an average width of approximately 1.0 meter. The northern termination of the Santo Nino vein appears to represent a fault offset (left lateral fault) possibly offsetting the mineralizing system 200 meters to the west. Here the wide weak argillic alteration zone (hangingwall to the vein system) is present and continues to the north-northwest for more than 500 meters to Sahuayacancito. Our former VP of Exploration believes that this alteration is similar to that present in the hangingwall of the Santo Nino vein and suggests the continuation of the mineralizing system to Sahuayacancito although the presence of the northwestern extension of the Santo Nino vein is uncertain at this time.

El Cumbre:

The El Cumbre area covers the local hill top located approximately 500 meters east of the Santo Nino vein. Teck-Cominco, a large Canadian mining company, drilled at least 3 holes in this area in the mid 1990s. Drill results have not been obtained from this work.

Our initial work in the area shows that the stratigraphy in the El Cumbre area consists of Tertiary volcanics composed of porphyritic andesitic flows intercalated with fine to coarse volcaniclastic sediments overlain by rhyolite tuffs and flows. Tectonic breccias and stockwork zones are accompanied by veins and veinletts of chalcedonic quartz with iron oxides (hematite), manganese and very fine pyrite. Four brecciated structures (1.0-6.0m wide) have been identified to date in our preliminary exploration striking 160º to 175º and dipping 60º to 70º

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to the west with an average strike length of 300 to 400 meters. Alteration consists of pervasive silicification with weak to moderate massive chalcedonic quartz in the matrix of the breccias, accompanied by a weak argillic alteration of the wall rock. Numerous old surface trenches are present in this area and will be the subject of future sampling and mapping.

Infrastructure

The Sahauyacan Property is accessible year round by all weather road. There is no local electricity or water currently available. We will need to supply our own diesel generated electrical power.

Budget

We have a preliminary estimate that an initial geochemical and geophysical exploration program on the Sahauyacan Property will cost approximately $100,000 and will have the goal of identifying drill targets for a subsequent drilling program. These properties are at the early stage of exploration. As we have just recently acquired the properties a definitive exploration plan has not been developed and is not in place yet. We do not have a definitive budget planned yet for the exploration of this property. We plan to have our lead geologist for the property develop such a plan in the first quarter of 2007. We currently have one geologist sampling and mapping this property, and we have expended approximately $90,000 on the property during our initial due diligence. See “Plan of Operations” in the “Management‘s Discussion and Analysis” section for further information.

Competition

We compete with other mining and exploration companies in connection with the acquisition of mining claims and leases on gold and other precious metals prospects and in connection with the recruitment and retention of qualified employees. Many of these companies are much larger than we are, have greater financial resources and have been in the mining business much longer than we have. As such, these competitors may be in a better position through size, finances and experience to acquire suitable exploration properties. We may not be able to compete against these companies in acquiring new properties and/or qualified people to work on any of our properties.
There is significant competition for the limited number of gold and silver acquisition opportunities available and, as a result, we may be unable to continue to acquire attractive gold and silver mining properties on terms we consider acceptable.

Given the size of the world market for gold and silver relative to individual producers and consumers of gold and silver, we believe that no single company has sufficient market influence to significantly affect the price or supply of gold and silver in the world market.

Governmental Regulations

Our business is subject to various levels of government controls and regulations, which are supplemented and revised from time to time. Any mineral exploration activities conducted by the Company require permits from governmental authorities. The various levels of government controls and regulations address, among other things, the environmental impact of mining and mineral processing operations and establish requirements for the decommissioning of mining properties after operations have ceased. With respect to the regulation of mining and processing, legislation and regulations in various jurisdictions establish performance standards, air and water quality emission standards and other design or operational requirements for various components of operations, including health and safety standards. Legislation and regulations also establish requirements for decommissioning, reclamation and rehabilitation of mining properties following the cessation of operations, and may require that some former mining properties be managed for long periods of time. In addition, in certain jurisdictions, we may be subject to foreign investment controls and regulations governing our ability to remit earnings abroad.

The Company’s operations and properties are subject to a variety of governmental regulations including, among others, regulations promulgated by SEMARNAT, Mexico’s environmental protection agency; the Mexican Mining Law; and the regulations of the Comisión National del Aqua with respect to water rights.  Mexican

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regulators have broad authority to shut down and/or levy fines against facilities that do not comply with regulations or standards. If we put any of our properties into production, operations may also be affected in varying degrees by government regulations with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, environmental legislation and mine safety.

The need to comply with applicable laws, regulations and permits will increase the cost of operation and may delay exploration. All permits required for the conduct of mining operations, including the construction of mining facilities, may not be obtainable, which would have an adverse effect on any mining project we might undertake.  Additionally, failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing exploration to cease or be curtailed. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Amendments to current governmental laws and regulations affecting mining companies, or the more stringent application thereof, could adversely affect the Company’s operations.  The extent of any future changes to governmental laws and regulations cannot be predicted or quantified.  Generally, new laws and regulations result in increased compliance costs, including costs for obtaining permits, delays or fines resulting from loss of permits or failure to comply with the new requirements.

To keep our mineral concessions in good standing with the Government of Mexico, we must pay yearly property taxes. These taxes are based on a tariff per hectare and per the number of years (maturity) of each concession. The taxes are paid twice a year. We paid MXN$102,462.00 (approximately US$9,290.23) in taxes in December 2005. We paid MXN$323,536.30 (approximately US$29,335.05) in January 2006 for the first half of 2006 and for some payments for previous years. We have paid MXN$101,636 (approximately US$9,215.34) for taxes during the second half of 2006, which were due in July 2006. We are in compliance with all of our tax payments to the government.

We believe that we are in compliance with all material current government controls and regulations at each of our properties.
Compliance with Environmental Laws

Our current exploration activities and any future mining operations (of which we currently have none planned) are subject to extensive laws and regulations governing the protection of the environment, waste disposal, worker safety, mine construction, and protection of endangered and protected species. We have made, and expect to make in the future, significant expenditures to comply with such laws and regulations. Future changes in applicable laws, regulations and permits or changes in their enforcement or regulatory interpretation could have an adverse impact on our financial condition or results of operations. In the event that we make a mineral discovery and decide to proceed to production, the costs and delays associated with compliance with these laws and regulations could stop us from proceeding with a project or the operation or further improvement of a mine or increase the costs of improvement or production.

In Mexico, we are required to submit, for government approval, a reclamation plan for each of our mining sites that establishes our obligation to reclaim property after minerals have been mined from the site. In some jurisdictions, bonds or other forms of financial assurances are required as security for these reclamation activities. We may incur significant costs in connection with these restoration activities. The unknown nature of possible future additional regulatory requirements and the potential for additional reclamation activities create uncertainties related to future reclamation costs.
Employees

We currently have 25 persons working for Sunburst de Mexico in Mexico including four geologists, field staff and administrative personnel. All of these persons are provided to Sunburst de Mexico under third party

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contract, either directly or via a personnel service agency. We hired a Vice President of Exploration on August 15, 2006, and he resigned on November 24, 2006. We intend to hire a new VP of Exploration by the end of January 2007. The VP of Exploration is a full time position with a salary between $100,000 and $150,000 per year plus incentive stock options, stock awards, living allowance, and benefits. The job entails spending time in the field directing the exploration projects on our three properties. Other than the V.P. of Exploration, all mineral exploration and operations are contracted out to third parties. In the event that our exploration projects are successful and warrant putting any of our properties into production, all such operations would be contracted out to third parties. Also, we rely on members of our management to handle all matters related to business development and business operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Certain statements in this prospectus are what are known as "forward-looking statements," which are basically statements about the future. For that reason, these statements involve risk and uncertainty because no one can accurately predict the future. Words such as "plans," "intends," "hopes," "seeks," "anticipates," "expects," and the like, often identify such forward looking statements but are not the only indication that a statement is a forward-looking statement. Such forward-looking statements include statements concerning our plans and objectives with respect to our present and future operations and statements which express or imply that such present and future operations will or may produce revenues, income or profits. In evaluating these forward-looking statements, you should consider various factors, including those described in this prospectus under the heading "Risk Factors" beginning on page 3. These and other factors may cause our actual results to differ materially from any forward-looking statement. We caution you not to place undue reliance on these forward-looking statements. Although we base these forward-looking statements on our expectations, assumptions, and projections about future events, actual events and results may differ materially, and our expectations, assumptions, and projections may prove to be inaccurate. The forward-looking statements speak only as of the date hereof, and we expressly disclaim any obligation to publicly release the results of any revisions to these forward-looking statements to reflect events or circumstances after the date of this filing.

Overview

We are a start-up exploration stage company and have not yet generated or realized any revenues from our exploration projects, which we commenced in May 2004. We have sufficient cash to maintain our operations until April 2007, unless our exploration is successful, of which there is no guarantee. If our exploration is successful, we will need to raise additional funds to meet our needs for additional exploration and/or production.

Our continued existence and plans for future growth depend on our ability to obtain the additional capital necessary to operate either through the generation of revenue or the issuance of additional debt or equity. While we believe that we raised sufficient funds in our recent private placement offering to allow us to continue in business until April 2007, we may not be able to continue in business beyond that date unless we obtain additional capital. We have not generated any revenues, and no revenues are anticipated unless and until mineralized material is discovered on the properties in which we have an interest.

For the twelve month period from May 2007 to April 2008, we will need to raise additional capital to maintain operations. To maintain basic operations, pay our taxes and property obligations, and to continue with our basic exploration plans, we will need to raise a minimum of $1,000,000 in additional capital. If our exploration during that time period is successful, we may need to raise additional capital to fund those exploration programs. At this time, we cannot assess with any accuracy our total capital needs to fund an expanded exploration program beyond our basic program. We also anticipate that we will need to raise an additional $2,200,000 for the purchase of milling equipment and to build the plant site for our Cieneguita property. We would anticipate raising the additional capital to maintain operations and to put the Cieneguita property into production through the sale of our common stock or through debt financing. At this time, we do not have any sources of additional capital to fund our operations beyond April 2007. We also believe that we will not generate any revenues that would allow us to continue operations. If we are unable to raise additional capital through debt or equity beyond April 2007, it is

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most likely that we would need to cease operations and forfeit our properties as we would be unable to make the necessary property payments.

We are planning to buy a plant or significant equipment in the next six months. We anticipate spending approximately $2,200,000 on equipment and building a plant to put the Cieneguita property into production. The ability for us to buy such equipment is dependent upon our cash position at that time and our ability to raise additional capital. We currently do not have sufficient working capital to purchase all of the needed equipment. If we should fail to raise additional capital through the sale of equity or debt, we will not be able to purchase the desired equipment and we will not be able to construct a production facility to process the ore. Currently we do not have any sources for such capital to purchase the mining equipment. Furthermore, the Cieneguita Property has no known ore reserves.

Plan of Operations

Summary

Our business plan is to proceed with the exploration of our Mexican mineral properties to determine whether they contain commercially exploitable reserves of gold, silver or other metals. We believe that we have sufficient capital to fund our current exploration plans and meet our monthly general and administrative costs until April 2007 without the need to raise additional funds. After that time, we will neither have sufficient funds to continue our exploration plans nor funds for general administrative expenses. As a minimum, we will need to raise additional working capital to maintain basic operations. We would plan to raise those funds through the sale of equity or debt. At this time we do not have any sources to raise additional capital for the company and no assurance may be given that we will be able to find sources to raise additional capital. Failure to raise any additional capital would most likely require us to cease operations and abandon all of our exploration properties.

In the event that our exploration program should find exploration targets that warrant additional exploration work, including exploration by drilling, we will not have enough cash available to fund an expanded exploration program. If we decide to expand our exploration program, we would need to raise additional capital to meet these needs. We currently do not have any sources of additional capital available to us and we may not have any in the future. The failure to raise additional capital would severely curtail our ability to conduct any additional exploration work that might be warranted because of the results of our current exploration program.

We are not involved in any research and development on our exploration properties. As we are in the exploration phase, we have paid a deposit towards the purchase of milling equipment and anticipate building a processing plant at our Cieneguita property over the next 6 months. We have no known reserves on this property but there is a high demand for mining and milling resources in the market place and in anticipation of favorable results from our exploration activities we are forward planning to be prepared to put the property into production. At this time though, we have no known ore reserves on the Cieneguita property. . In the event we purchase milling equipment and do not find any ore reserves on the Cieneguita property we may lose all of our capital investment. We would try to re-sell the equipment we purchased but no assurances may be given that we would be able to sell the equipment or sell it at a price to reasonably recoup our original investment

In the event that we did discover a mineral deposit on one of our other properties other than Cieneguita, of which there is no guarantee, we would need to expend substantial amounts of capital to put any of our properties into production, if so warranted. The amount of such expenditures is indeterminable at this time as we do not have any exploitable ore reserves and with the current stage of exploration on the properties have no way to determine such expenditures. Such expenditures are dependent upon the size of the ore body, the grade of the ore and the type of mining that is required to extract any minerals that may be found. Regardless, we do not have enough capital available to us to make any such expenditures that would be required to put any mineral property into production, and we therefore would have to raise the additional capital or, if possible, enter into a joint venture for the production phase. If we were to form a joint venture, we cannot assess what our final position in the project would be. We do not have any sources of capital available to us at this time to fund such a project if one should be discovered.

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We recently hired a Vice President of Exploration to conduct our exploration programs and a geologist to assist him. In November 2006, the VP of Exploration resigned his position with the Company. We plan to hire a new Vice President of Exploration by the end of January 2007. We also have hired an office administrator in our office in Chihuahua. We plan to hire one more geologist by the end of December to work on our exploration programs. Other than the one additional geologist, we do not expect any significant change in additional contractors to conduct exploration over the next 12 months. Other than the VP of Exploration, all of the employees we hire, including those involved in the exploration work we are conducting, are contracted from third parties specializing in providing employees for Mexican companies. In using such a firm, we minimize our exposure to Mexican employment law. Such liabilities are undertaken by the third party providing the services. We pay a flat rate to the third party for their services.

In the event that we should find a mineable reserve, it is management’s intention to contract the mining of any ore reserves out to third parties. The milling of the ore will be done by hiring employees for the company and not through a third party provider of such services. In the event we should put the Cieneguita property into production in the next 12 months, we would anticipate hiring 2 mine managers and 4 additional employees to work on the milling of the ore. We do not have any known reserves at this time.

Cieneguita Property

Because we already have data from the previous exploration programs and mining records from Glamis Gold, our exploration program, planned until the end of April 2007, on the Cieneguita Property will focus mainly on identifying mineralized zones of economic grade to allow for the property to be put into production as an open pit heap leach mine. We expected the first phase of the exploration program to cost approximately $200,000. From January 2006 to November 2006, we spent approximately $400,000, double the budgeted amount, on the exploration of this project. The funds that were expended came from our general working capital. This phase 1 exploration program included the review of available data to create a structural mineralization framework, detailed soil and rock sampling, resampling existing trenches, the extension of existing trenches, and the creation of new trenches. As part of this phase 1 exploration program, in April 2006, we completed a sampling of the property that included more than 500 meters of deep trenches from which we took comprehensive channel sampling. The trenches comprised 8 trenches approximately 200 meters long and 2 to 10 meters deep spaced equally along the 1,000 meters strike length of the property. From the walls of these trenches, we took approximately 550 rock samples for a total weight of 20 tonnes. One half of these samples were sent to ALS Chemex’s laboratory in Chihuahua for assaying. The sampling protocol followed the best mining practices. The purpose of the sampling was to further define the ore grade and potential of the property. We have received the results of the sampling program and we have determined that it is warranted to continue exploration on the property in phase 2 to determine if it is suitable for a heap leach open pit mining operation.

We plan to commence phase 2 of our exploration program in January 2007 by implementing a drill program consisting of 1,000 meters of reverse circulation drilling. We anticipate the drilling program will take approximately one month with assay results available one month later. The cost of this drilling program will be approximately $100,000, assaying and supervision included. The funds for this drilling program will come from general working capital on hand. The majority of the drill holes will be 25 meters deep and drilled on 25 meter spacing. This pattern of drilling should help to better delineate the mineralization of the oxide zone and with a goal of providing an ore reserve calculation usable in a feasibility study for the property. Six of the drill holes will be drilled to a depth of 200 meters to test the sulphide potential of the mineral system. Our onsite geologist will determine where the holes will be drilled based on our earlier exploration and mapping of the property. We are currently negotiating with several contractors to secure the use of a drill to undertake our drill program. To date, we have not found a contractor able to supply drills to meet our time schedule. The unavailability of such drill rigs could hamper our exploration plans. In the event we cannot secure a drill rig, we may continue to explore the property through the trenching method we have used to date. Such a method may not be able to produce for us a reliable method to calculate ore reserves, if such ore is found, but management believes that it will be sufficient information to be able to make a decision on whether to put the property into production or not. We have not determined any known reserves on this property to date, and our program is still exploratory.

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The other half of the 20 tonnes sample was used to complete column tests to determine the leachability of the precious metals from the rock. In this test, the ore was placed in 3 PVC tubes, 500 cm in diameter and 3 meters high. Different mixtures of a cyanide solution were dripped over the top of the columns at different flow rates. The results from these tests will help us to determine the most effective solution to be used on the heap leach pads on the property in the event the property should ever be put into production. These tests have been completed. These tests were done by qualified geologists employed by MRT as part of our office package costs. The tests were scientifically conducted and monitored for quality control and efficacy. These tests were done to ensure that the metallurgy of the minerals allows for economic recovery of the precious metals using a cyanide heap leach process. The results of the column test indicate that up to 98% of the gold contained in the ore samples we took could be recovered from the ore if the ore is leached for a long enough period. Under actual mining production conditions in the field, though, we would anticipate that the economic recovery levels of the ore would be approximately 70% to 75% recovery of gold from the ore. The cost of the cyanide needed to produce the additional gold above the 85% level outweighs the value of the gold recovered. We cannot guarantee that we would be able to achieve this level of recovery. This is not an estimate of reserves on the property. Additional tests will be needed to determine the most effective crush size of the ore, the most cost effective flow rates of the cyanide and most economical leaching time to be undertaken if we should ever put the property into production. We anticipate these additional tests will begin in January 2007 and the tests should be completed approximately 90 days thereafter. These tests have the goal of optimizing the potential for extracting precious metals from the ore for the mining operation. The estimated cost for these additional tests will be approximately $50,000. The funds required for these additional tests will come from general working capital.

The Cieneguita Property is without known reserves. Our proposed programs are exploratory in nature.

Because management determined that the results of our phase 1 exploration completed in November 2006 warranted further exploration, we have initiated additional exploration work which began in November 2006. This phase 2 of exploration is budgeted for an expenditure of $200,000, of which $100,000 will be used for the drilling program described above. These funds will come from general working capital. We originally had planned to do additional exploration with the use of ground-based geophysics to measure the conductivity of underground rocks. Ground-based geophysics is a technique for exploring for minerals using electromagnetic impulses and the various resistances of the rocks to the conduction of the electromagnetic signals generated by the equipment. The conductivity of the rocks is compared to known rock formations to help indicate the types of rock that may be found underground where the geophysical work is done. However, based on the results we received from our first phase of exploration and a recommendation from our former VP of Exploration, we do not believe that ground-based geophysical exploration will add any additional information about the structure of the mineralized ore body. In addition to the proposed drilling program, we will continue our exploration through trenching and sampling from the trenches starting in January 2007. We estimate that this exploration will end in February 2007. As stated above, we estimate that this additional exploration will cost us approximately $200,000 to complete. The trenching program will entail using a bulldozer to dig trenches the width of the bulldozer’s blade down to a depth between 5 and 10 meters deep and 200 meters long. Our on-site geologist will direct the bulldozer operator as where to dig the trenches.  The geologist will base his decision on where to dig on the results of our previous exploration work. Once the trenches are dug, the geologist will lay large tarps in the bottom of the pits. He will then take samples of rock from all levels of the walls of the trench as if it were rock from a drill core and will let the rocks from this vertical sample fall onto the tarp. The rock on the tarp will then be gathered up and marked from which part of the trench it came from. The ore is pulverized and shipped out for assays. The results from these assays are expected to be completed and mapped by April 2007 and will help us to further delineate the prospects of the property.

Even though the rock is fractured, we now believe that a drill program will provide us with accurate enough information to make a determination of the grade of the ore or the size of the mineralized zones. We believe that our method of trenching and obtaining large quantities of rock samples for assaying will also provide us with the necessary information to allow us to make a determination whether the property should be put into production. We do not have any mineable ore reserves at this time on the Cieneguita Property. The goal of this phase of exploration is to delineate the mineralized ore body and map the grade of the mineralization that will allow

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us to formulate a plan to put the property into production, if warranted. If the exploration program does not provide us with the results we deem necessary to continue exploration, then, on a recommendation from our senior geologist and managements’ concurrence on his findings, we will cease exploration on the property. If no further exploration is warranted, then we will discontinue any payments to the concession holders and allow our option to lapse. If we allow the option to lapse we will be obligated to complete some reclamation work on the property of approximately $50,000. These funds would come from the bond we have already paid to the government in the amount of $67,000. Any funds not expended on reclamation would be returned to us by the Government. All of the money that we had invested in the exploration of the Cieneguita Property would be lost.

We have one geologist on the Cieneguita Property working full time, and he will continue to do so through April 2007 if the exploration results warrant the expenditure. If the results do not warrant further work, we plan to move this geologist to one of our other properties to continue exploration on those properties.

The results of this additional exploration as described above commencing in January 2007 will help us determine whether or not to put the Cieneguita Property into production. If, after the second phase of exploration is completed, our senior geologist continues to recommend the property as a viable exploration target, we will implement our plan to put the Cieneguita Property into production. If further exploration is not warranted we will discontinue work on the property and not make any further concession payments thereby losing the property. Coinciding with our exploration, we have implemented a feasibility study and mine design to determine how to put the Cieneguita Property into production. The feasibility study and mine design has been commissioned to a third party contractor with expertise in heap leach mining. This engineering firm is reviewing all of the data that we have accumulated from previous exploration from Glamis Gold and from the trenching and sampling we have completed on the property. All of this information is put on a map laying out the structure of the mineralized zone on our property to assist in mining the ore. The key factor from this map will help enable our geologist on site to monitor grade control if the property is ever put into production. Additionally, from the information accumulated so far on the Cieneguita Property, the mining engineer has designed a heap leach mining operation best suited to the tonnage, grade of the ore and availability of land to build leaching pads. The initial design will consist of 4 heap leach pads. Each pad will hold approximately 30,000 tonnes of ore. If we should ever decide to put the property into production the mine is designed to be initially run as a 1,000 tonne per day operation as follows:

As the rock is quite fractured, it is anticipated that a D-6 bulldozer or equivalent will be used with a large ripper blade to loosen the rock. A front end loader will load the rock torn up by the bulldozer into 1 of 6 dump trucks. As the 6 trucks are loaded they will then haul the rock approximately 1 kilometer to the mine site. The rock will be dumped into a crusher. This first stage of the mining operation will be run by a third party contractor and they will charge the company a flat fee per tonne of rock that is moved. It is estimated by the engineer designing the mine that the cost per tonne of rock moved from the property to the mill site will be approximately $1.30 per tonne of rock. This fee is only an estimate as no contractor at this time has been engaged to mine the mineralized ore nor provided us with a firm quote on the cost of mining. The actual cost of mining the ore may be much higher and no assurance can be given as to the actual cost at this time. One of the key jobs at this stage of the mining operation will be grade control. As our sampling has shown that the gold mineralization is not consistent through out the ore it will be imperative that our geologist on site directs the contractors on where to mine the ore. Our exploration to date of the property and mapping by the geologists have allowed for a general plan of where the mineable grades of ore are located using a cut off grade of 1.5 grams per tonne. The geologist will need to work daily using the interpretation from the results of our drilling program and on taking samples of the rock and assaying them on site to determine where the contract should extract ore for the next day. The proper grade of ore shipped to the milling site is imperative to ensure a profitable operation. If the head grade is too low, we will not recover enough gold from the rock to maintain a profitable operation. Conversely, a head grade of ore that is too high will shorten the life of the mine. We have determined through our exploration and mine design that the economic cut off grade for ore at current gold prices will be 1.5 grams per tonne. If the price of gold fluctuates up or down, we may have to adjust our cut off grade which will affect the over all life of the mine assuming it has been put into production.

As the mining of the rock will be done by third party contractors, the milling of the ore at the mine site will be completed by us. Once the contractor has dumped the ore from the trucks into the crusher they will no longer

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have any responsibility of the ore from that point on. The ore at this stage is crushed to a size of -3 (less than 3 inches in diameter). We have identified and negotiated the purchase of a second hand crusher suitable for our type of operation. The rock is deposited onto a conveyor belt after it comes out of the crusher and is moved into the agglomorator. We are in the process of negotiating the construction of the conveyor belts we will need for all the phases of the milling operation. The conveyor belts will be manufactured in Chihuahua and assembled at the mine site of Cieneguita. We have also identified and negotiated the purchase of a second hand agglomorator. When the ore is deposited into the agglomorator, it is mixed with lime and some cyanide. The purpose of mixing the ore with the other chemicals is to facilitate the leaching of the precious metals from the ore when the cyanide is irrigated onto the ore on the heap leach pads. The mixture we will use has been predetermined from the results of our column tests conducted earlier this year. This mixture of rock and lime is then moved onto the next conveyor belt system. The rock is deposited onto the first heap leech pad by using a stacker. A stacker is a moveable conveyor belt that oscillates back and forth distributing the rock equally on to the pad. We have identified and negotiated the purchase of a used stacker suitable for this type of operation. Once the first pad is loaded with 30,000 tonnes of rock, the stacker is moved to the second pad where it starts to load that pad at the rate of 1,000 tonnes per day.

Sprinklers are then put onto the top of the first pad and the rock is sprinkled with a cyanide mixture at the flow rate of 30 liters of solution per square meter per hour. The rock is continuously sprinkled with the cyanide at the flow rate above, as determined by column tests discussed earlier. The cyanide percolates down through the rock and as it does, it leaches the precious metals out of the host rock. The fluid containing the precious metals is collected on the pads under the pile of ore. This fluid is then pumped through the carbon filters using 150 hp pumps. We have negotiated a purchase price for used carbon filters and pumps to be used for this stage of the milling process. The sprinkling process takes approximately 30 days to complete. Once completed, the stacker is moved to the third heap leach pad and the sprinklers are moved to the second pad to leach the precious metals from that pile.

After the ore has been leached then the rock is washed with fresh water and chemicals to neutralize the cyanide contained in the rock. The washing period takes approximately 30 days to complete. Once the rock has been washed and the cyanide has been neutralized the final stage of unloading the first pad takes place. At this time, the fourth pad is being loaded with ore with the stacker, the third pad is being sprinkled with cyanide, the second pad is being washed and the first pad is unloaded and prepared for the loading again with fresh ore. The complete cycle takes approximately 4 months for each pad (loading 30 days, leaching 30 days, washing 30 days and unloading and preparing 30 days). The waste rock is dumped on site into a ravine within 200 meters of the leach pads, as per our permits when issued,. The waste rock is completely free of any harmful chemicals and is restored to the original ph it had prior to mining.

After the ore has been leached, the solution containing the precious metal is collected on the pads underneath the pile of ore. That liquid is then pumped through carbon filters and all of the particulate is extracted from the liquid. The cleaned liquid is then pumped back into the holding ponds to be mixed with cyanide and used again to be sprinkled onto the new ore being leached.

The carbon filters are then shipped to a third party for the extraction of the precious metals and the minting of ore bars. At this time, we do not know the cost associated with this process. If our head grade has not been accurate or the heap leach process not effective we may not extract enough gold from the carbon filters to pay for this complete operation and we would lose money from the mining operation. If we lost money on the mining and milling operation, we may not be able to stay in business as we would expect the cash flow from operations to cover, at the minimum the mining and milling operation. Furthermore, we do not have any proven reserves on our property and the ability to find enough ore could severely hinder any mining operations.

We have engaged an independent third part consultant to review the work of the engineering firm to verify and agree with the results of the mine design. The independent third party engineers are working with the mining engineering firm to agree on a final design. The mine design has been completed and cost approximately $50,000. We paid for the work from our general working capital. The milling equipment and cost of building the plant will be approximately $2,200,000. The first 4 months of working capital needs has been estimated at approximately $1,100,000. There can be no assurance given that if the property is put into production that after four months of

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operation we will have recovered any precious metals from the milling process. We will need to continue to fund working capital if the precious metals are not in the ore as predicted. We will need to raise additional capital to put the property into production and to fund at least the first four months of working capital. The funds would be raised through the sale of debt or equity. We have not identified any additional sources of capital at this time. Furthermore, once we have commenced production we can give no assurance that we will be profitable or for that matter recover any gold. Furthermore, there are no known ore reserves on our property.

We also do not have a joint venture partner at this time that is interested in the Cieneguita Property. We can give no assurance that we would be able to find such a joint venture partner to put this property into production if the feasibility study warranted such a plan.

Guazapares Property

Concurrently with the exploration of the Cieneguita Property, we have budgeted approximately $350,000 of our general working capital for exploration on our Guazapares Property until April 2007. Of this amount, we have spent approximately $100,000 from March 2006 through the end of November 2006 in our first phase of exploration. These funds came from our general working capital. We have one full time geologist working on the Guazapares Property collecting rock samples and mapping the property. Mapping on the property is being completed at a scale of 1:5,000 with individual veins being mapped at a scale of 1:1,000. The rock samples have been sent to Chemex ALS in Chihuahua for chemical analysis and assaying. The results from this first phase of the exploration program had the goal of determining whether subsequent exploration is warranted and if a drill program should be commenced. This current work has included reviewing available data to create a structural mineralization framework. We have also mapped the topography and sampled the entire underground workings along the main level of the San Antonio mine. The distribution of the veins, lithology and alteration was also mapped. At this time sampled results are pending and are expected to be returned to us by January 2007. The underground workings of this mine are focused on a sub-vertical vein that our geologists believe strikes 110 degrees, averages 0.5 - 1.0 meter in width and has a strike length of approximately 100 meters. The conclusion from the first phase of exploration as recommended by our former VP of Exploration and accepted by management is to enter into the second phase of exploration.

The second phase of the exploration program using two geologists, which will commence in January 2007, will include more detailed soil and rock sampling, ground-based geophysics measurements and mapping. At this time, though, we do not have enough information to implement a drill program. The ground based geophysical exploration will concentrate mainly on the area around the San Antonio mine. We also plan to map the topography and sampled the surface trenches in the San Francisco area. The main purpose of this phase of exploration will be to define the structural mainframe of the mineralized zone to facilitate the placing of drill holes. The second phase of exploration has been budgeted for $200,000 from the total exploration budget of $350,000. These funds will come from general working capital of the company. Once this information is obtained from phase two of the exploration project (which is expected to be finished by April 2007), our senior geologist will review all of the data collected and make a recommendation to management. Management, at that time, will review the exploration data collected and the recommendations of the senior geologist and make a determination whether additional work is advisable. If the management determines that additional exploration is not warranted, then we will likely discontinue exploration and make no further property payments, dropping the concessions.

We believe that most of the mining concessions being explored in the Guazapares area are epithermal silver deposits similar to the Cieneguita Property. The geology from other properties in that area will serve as a guide when exploring the Guazapares Property. Because we do not have the same amount of detailed information on Guazapares as we do on Cieneguita, the exploration program will cost more than the exploration program on Cieneguita.

From phase 2 of the exploration, we should have the results of exploration by April 2007. At that point, we will make a decision as to whether to implement an initial drill program based on the recommendations of our head geologist working on the Guazapares Property. If the geologist does not recommend a drilling program, we may abandon the property. If we abandon the Guazapares Property, we will not have to make any further property payments as per our property purchase agreements.

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If a drill program is warranted and implemented, we will need to raise additional capital through the sale of equity or debt to fund a complete drilling program as only a small portion of the budget will be left to initiate the program. We do not have enough information at this time to determine how the drilling phase of the exploration program would be implemented, how many holes would need to be drilled and to what depth the holes would be drilled. We will only be able to make this determination once we have all of the information back from the second phase of exploration. Also, we have not identified any sources of funds to implement such a program. If we were unable to raise the necessary capital, we would either have to enter into a joint venture in relation to the project or abandon the project. We do not have any joint venture partners identified at this time and no assurance could be given that we could find such a partner. If the recommendation is to drill the property, if sufficient funds can be generated to pay for the drilling, and assuming drill rigs are available in the area, we could commence this program in April 2007and it would last approximately 60 days. The results of this drill program would take approximately 90 days to be assayed and interpreted. Once those result are known, we would consult with our lead exploration geologists to determine whether to abandon the Guazapares Property or continue with further drilling exploration. If management decides to continue with further drilling, we would need to raise additional funding through the sale of debt or equity because we do not have sufficient capital to continue an exploration program beyond our original budget. Additional drilling would cost a significant amount of money, and there is no assurance that we would be able to raise such additional amounts of money. If we could not obtain additional financing, we could seek a joint venture partner if the results warranted it. We do not have any joint venture partners at this time and can give no assurance that we would be able to find one if the Guazapares Property warranted such a joint venture.

The Guazapares Property is without known reserves. Our proposed programs are exploratory in nature.

Encino Gordo

We have also planned an exploration program, budgeted at approximately $200,000 from general working capital through April 2007, on our Encino Gordo Property. We currently have one geologist taking geochemical sampling and mapping this property. Mapping on the property is being completed at a scale of 1:5,000 with individual veins being mapped at a scale of 1:1,000. The rock samples have been sent to Chemex ALS in Chihuahua for chemical analysis and assaying. We have expended approximately $40,000 of our budget from our general working capital through the end of September 2006. The Encino Gordo Property comprises four mining concessions that total 1,042 hectares (approximately 2,575 acres). We have limited information available to us about this property from previous exploration. The previous geochemical sampling that was done suggests a presence of mineralized structures. These structures are being investigated by geochemical sampling to determine if further exploration is warranted and to help refine the best exploration plan for the concessions. During the month of October, mapping continued along the extension of the structures hosting the Elyca vein located along the eastern edge of the Encino Gordo claims. In addition, a list of preliminary drill hole locations was prepared to accompany the SAMARNAT work permit. The work permit is scheduled to be filed by the end of December 2006, with approval from SAMARNAT to be returned by the end of February 2007. Once the work permit is approved, we plan to drill on the identified targets as recommended by our geologist on the project. We will start negotiations in December 2006 to secure a drill rig for the commencement of drilling on this property in March 2007. The actual drill hole locations are likely to change from those submitted with the working plan permit as drill targets are reviewed. This change of targets will not affect the working permit as such a movement of locations is anticipated in the issuing of the permits.

Samples have been taken on this property within zones containing quartz veins, veinletts and stockwork accompanied by calcite-pyorite-chlorite (of relatively small dimensions). In the central sector, the results of the samples generally contain less than 0.09 parts per million (ppm) of gold and less than 9 ppm of silver. In the western sector, the results indicate two anomalous zones in structures containing quartz. The first one contains an average of 0.46grams/tonne of gold (2.0m wide samples), and the second contains an average of 0.358grams/tonne of gold (2.0m wide samples). In the southeastern sector, the samples consist of quartz healed structures 10.0m wide and averaging 0.33 grams/tonne of gold. Two samples defined an anomalous zone 70.0 meters wide containing up to 0.359 grams/tonne of gold. In the north sector, samples represented veinletts/breccia of calcite-chlorite-pyorite. These samples were not anomalous in gold and silver but do contain elevated lead-zinc.

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A total of 43 stream sediment samples were collected from the various arroyos cutting the property. Samples of greater than 1 kilogram were collected with material crushed to less than 1 mm size. Samples of this rock will be analyzed by Chemex ALS for gold content plus 27 other mineral elements associated with the rock. To date, three samples returned anomalous results of gold which require follow-up to verify source areas. We would expect the balance of the samples to be returned by January 2007.
Our goal is to have this further exploration completed by the end of December 2006, and a geological report prepared by our senior geologist on the Encino Gordo Property should be available 60 days thereafter. Depending on the results of the report, as determined by management, we intend to either abandon the Encino Gordo Property, in which case no further payments would be made or would be due under our agreements to acquire these concessions, or to make additional expenditures to determine potential drill targets. The amount and source of the capital needed for additional expenditures will be determined at that time. If a drill program is recommended, we do not have sufficient information at this time to estimate what that program would entail. We need extensive information to determine the number of drill holes to drill, where they would be located and to what depth they would be drilled. We do not have enough information to estimate the cost of this drill program. Regardless, if a drill plan of any size is recommended, we do not have sufficient capital on hand to complete such a program because it would most likely require the expenditure of significant amounts of money. We would need to raise additional capital through the sale of debt or equity. We can give no assurance that we would be able to raise such capital, as we have not identified any source of capital for such a program at this time. If we could not raise additional funds, we would consider seeking a joint venture partner if the results warranted it. We do not have any joint venture partners at this time and can give no assurance that we would be able to find one if the Encino Gordo Property warranted such a joint venture.

The Encino Gordo Property is without known reserves. Our proposed programs are exploratory in nature.

Sahauyacan

The Sahauyacan property is located near the Chihuahua-Sonora state boarder approximately 275 kilometers east-southeast of the city of Chihuahua and 50 kilometers south-southwest of the town of Mycoba in the state of Chihuahua, Mexico.

We have just recently acquired the Sahauyacan Property, and our exploration program has not been clearly defined at this time. We have not yet prepared a detailed budget or exploration plan for this property. Prior to optioning the property, we had conducted some preliminary work on the property to verify certain data. Though there is no definitive plan in place at the moment for the exploration of the property we would expect to budget approximately $150,000 from general working capital through April 2007, to work on the Sahauyacan Property. We currently have one geologist taking geochemical sampling and mapping this property so that we can get a better understanding of the geology of the property. Once we have a better understanding of the geology of the property, we will be able to prepare a definitive exploration plan and exploration budget for this property. Mapping on the property is being completed at a scale of 1:5,000 with individual veins being mapped at a scale of 1:1,000. The rock samples have been sent to Chemex ALS in Chihuahua for chemical analysis and assaying. We have expended approximately $20,000 from our general working capital to the end of November 2006 completing some initial work. The Sahauyacan Property comprises fourteen mineral concessions that total 649 hectares (approximately 2,575 acres). We have limited information available to us about this property from previous exploration.

The main vein in the area, the “Santo Nino Vein”, was the focus of a small scale underground gold mining operation in the late 1800’s and early 1900’s with at least 3 main underground mine access drifts supplying feed to a centrally located mill which is still present. The mine was closed at the time of the Mexican revolution and the Santo Nino vein system has never been evaluated using modern techniques and has not been explored by drilling. This area will most likely be the main focus of our exploration program once we have a definitive plan in place. We would expect to have our exploration plan in place by January 2007.

As part of our due diligence on acquiring the properties we have had a surface geological mapping and sampling crew evaluating the property since September 2006 with the mapping program scheduled to be complete in December, 2006. Mapping on the property is being completed at a scale of 1:5,000 with individual veins being

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mapped at a scale of 1:1,000. To date a total of 309 samples have been taken from taken the property including 101 rock chip and channel samples, 41 stream sediment samples and, 158 soil samples. We would expect to receive the results back from our sampling by January 2007. The underground working are being evaluated for safe entry and will be mapped and sampled if deemed safe. The source of funds for this initial work done on the property has been from general working capital. There are no known reserves on this property and all work to be done will be exploratory in nature.

The Sahauyacan Property is without known reserves. Our proposed programs are exploratory in nature.

Although three of our properties have been mined in the past, we are presently in the exploration stage and there is no assurance that a commercially viable mineral deposit exists in any of our properties. We do not have any proven or probable reserves on our properties.

Our exploration programs on our properties have only just commenced as of the date of this prospectus. We have made a business decision to place a higher priority on the Cieneguita exploration program to define mineralized ore. However, we intend to proceed with exploration on all four properties simultaneously. If our exploration programs warrant drilling programs on the properties, we anticipate contracting two geologists and four assistants for supervising the drilling work and taking splits for the drilling samples.

Once we receive results from these exploration programs, our management will assess whether to proceed to any further exploration phases. In making this determination, we will make an assessment as to whether the results are sufficiently positive to enable us to obtain the financing necessary to proceed. The decision will be based mainly on the recommendations of our senior geologist. Other factors that will influence the production decision will be the current price of gold bullion, availability of mining equipment and a mining feasibility study.

Results of Operations

Critical Accounting Estimates

The preparation of the Company’s financial statements requires management to make various judgments with respect to estimates and assumptions. On an ongoing basis, management regularly reevaluates its estimates and assumptions; however actual amounts could differ from those based on such estimates and assumptions.

The Company has made certain accounting estimates that have a material bearing on the financial statements. The principal such estimates are:

Stock-based compensation

Stock-based compensation is a very significant expense for the Company but is based on estimates that have a subjective element. The Company employs the Black-Scholes option pricing model which in turn is based on (among other things) assumptions regarding rates of return and stock volatility. To estimate the risk-free rate of return, the Company uses the US Treasury bill rate for instruments with a similar term to the life of the option being granted. Because the Company has a relatively short trading history, it has looked at the volatility of the stock of other publicly traded companies and used these as a guide.

The Company has estimated the expected volatility of its stock at 152%. The following table shows the effect of a change in the expected volatility of 10%:

Hypothetical 10% Decrease in Expected Volatility	As Reported	Hypothetical 10% Increase in Volatility

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Expected volatility	136.8%	152.0%	167.2%
Stock-based compensation expense	$4,026,500	$4,236,000	$4,447,250
Loss for the year	$7,627,135	$(7,836,635)	$(8,047,885)
Loss per share	$(3.49)	$(3.59)	$(3.69)

Given the nature of the estimated volatility of a stock, it is not practical to provide a meaningful assessment of historical accuracy of the estimated volatility used. It is very likely that the expected volatility will change in future periods, and the changes could be material.

Income Tax Valuation Allowance

The Company has a potential $1,534,000 deferred income tax asset based on the difference in timing of certain deductions for income tax and accounting purposes. The ability of the Company to ultimately derive a benefit from the deferred tax asset depends on the existence of sufficient taxable income of the appropriate character within the carryforward period available under the tax law.

References in the discussion below to “2006” are to our current fiscal year ended February 28, 2006, while references to “2005” are to our fiscal year ended February 28, 2005.

Year ended February 28, 2006 compared to the year ended February 28, 2005.

Revenues

We did not earn revenues during 2006 or 2005 because we did not have commercial production of any of our properties. We do not anticipate earning revenues until such time as we have entered into commercial production of our mineral properties, if ever. We are presently in the exploration stage of our business. We can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties or, if such resources are discovered, that we will enter into commercial production of our mineral properties. Interest income is recorded under Other Income in the Statement of Operations in the financial statements.

Operating Costs

We did not incur any operating costs during the years ended 2006 and 2005 due to the fact that we did not achieve production from exploration activities during either year.

Expenses

Our expenses decreased to $6,916,259 for 2006 compared to $13,319,865 for 2005, representing a decrease of $6,403,606. In 2006, there were compensation expenses, stock based-compensation expenses and shares issued for mineral properties amounting to $90,000, $4,146,000, and $2,100,000 respectively and totaling $6,336,000. In 2005, there were compensation expenses, stock based-compensation expenses and shares issued pursuant to a share exchange agreement amounting to $1,523,000, $86,955, and $10,965,000 respectively and totaling $12,574,955.

Acquisition of resource properties in 2006 decreased to $2,310,922 compared to $12,995,500 for 2005, representing a decrease of $10,684,578. The 2006 amount includes a $2,100,000 charge with respect to 2,000,000 shares issued at market price of $1.05 in February 2006 and $210,922 in exploration expenditures. The 2005 amount includes a charge of $10,965,000 for shares issued pursuant to a share exchange agreement, a compensation expense of $1,523,000 for finders’ fees related to the share exchange agreement, and $507,500 as advances for exploration expenditures. We anticipate that exploration expenditures will increase in fiscal 2007 as a result of exploration activities on our Mexican mineral properties.

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Stock-based compensation increased to $4,146,000 in 2006 from $86,955 in 2005. The 2006 amount relates to warrants issued and stock options granted to management and key personnel for $3,898,000 and $248,000 respectively. The 2005 amount relates to the balance of stock options vested from originally granted on March 1, 2003.

Compensation expense decreased to $90,000 in 2006 from $1,523,000 in 2005. The 2006 amount charged to general and administrative relates to $90,000 in shares issued for services. The 2005 amount charged to acquisition of resource properties relates stock options issued as finders’ fees pursuant to a share exchange agreement.

General and administrative expenses increased to $459,337 in 2006 compared to $237,410 in 2005, representing and increase of $221,927. Management fees increased to $202,700 in 2006 from $4,000 for 2005. The increase in 2006 was attributable to a new management team appointed in fiscal 2006 and $90,000 charged at fair value as shares for services. Accounting and legal fees increased to $107,419 in 2006 compared to $80,792 in 2005, representing an increase of $26,627. The increase in fees was primarily attributable to revising and preparing acquisition agreements with respect to the Mexican mineral properties.

Loss

Our net loss decreased to $7,836,635 for 2006 compared to $13,912,488 for 2005, representing a decrease of $6,075,853. This decrease in our loss was primarily attributable to the decrease in stock-based compensation.. The net losses in both 2006 and 2005 were comprised substantially of items not requiring an outlay of cash. In 2006, the non-cash components of stock-based compensation, acquisition of resource properties and beneficial conversion features were $4,236,000, $2,100,000 and $952,000 respectively, for a total of $7,288,000 compared to the net loss for the year of $7,836,635. In 2005, the non-cash components of stock-based compensation, acquisition of resource properties and beneficial conversion features were $1,609,955, $10,965,000, and $500,000 respectively for a total of $13,074,955, compared to the net loss for the year of $13,912,488. The primary reasons for the difference in items not requiring an outlay of cash were that in 2006 we refinanced and restructured our affairs, whereas in 2005, we acquired our interests in the Mexican properties and undertook a smaller financing. We anticipate that we will continue to incur a loss until such time as we can commence the development stage of our operations and achieve significant revenues from sales of gold recovered from our Mexican mineral properties, if ever. There is no assurance that we will commence the development stage of our operations at any our Mexican mineral properties or achieve revenues.

Six months ended August 31, 2006 compared to the six months ended August 31, 2005.

Revenues

We did not earn revenues during the six month periods ended August 31, 2006 or August 31, 2005 because we did not have commercial production of any of our properties. We do not anticipate earning revenues until such time as we have entered into commercial production of our mineral properties, if ever. We are presently in the exploration stage of our business. We can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties or, if such resources are discovered, that we will enter into commercial production of our mineral properties. Interest income is recorded under Other Income in the Statement of Operations in the financial statements.

Operating Costs

We did not incur any operating costs during the six month periods ended August 31, 2006 and August 31, 2005 due to the fact that we did not achieve production from exploration activities during either period.

Expenses

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Our expenses increased to $1,650,000 for the six months ended August 31, 2006 compared to $234,000 for the six months ended August 31, 2005, representing an increase of $1,416,000. The increase is primarily attributable to higher general and administrative expenses and mineral exploration costs as there were no stock based compensation expense and developing exploration program in comparative periods in 2005.

General and administrative expenses increased to $798,000in the six months ended August 31, 2006 compared to $84,000 in the six months ended August 31, 2005, representing an increase of $714,000. Management fees increased to $146,000 in the six months ended August 31, 2006 from $12,000 in the six months ended August 31, 2005. The increase was attributable to a new management team being appointed. Finders’ fees increased to $285,000 in the six months ended August 31, 2006 from $nil in the six months ended August 31, 2005. The increase was attributable to two private placements; a unit offering and convertible debentures. Accounting and legal fees increased to $78,000 in the six months ended August 31, 2006 from $36,000 in the six months ended August 31, 2005. The increase in fees was primarily attributable to higher auditing costs and the cost of regulatory filings with the SEC.

Stock-based compensation expenses were $248,000 in the six months ended August 31, 2006 compared to $nil in the six months ended August 31, 2006. The $248,000 relates to 25% vesting amount of the 800,000 stock options granted in February 2006 at a price of $0.50 per share. As at August 31, 2006, 50% of these stock options have vested.

Mineral exploration in the six months ended August 31, 2006 increased to $605,000 compared to $nil for the six months ended August 31, 2005. The Company was not in a developing exploration program during the six months ended August 31, 2005. We anticipate that exploration expenditures will increase in fiscal 2007 as a result of exploration activities on our Mexican mineral properties.

Acquisition of resource properties was $nil for the six months ended August 31, 2006 compared to $150,000 for the six months ended August 31, 2005.

Loss

Our net loss increased to $3,940,000 for the six months ended August 31, 2006 compared to $236,000 for the six months ended August 31, 2005, representing an increase of $3,704,000. The higher losses are attributed to increased expenses as stated above and expensing of $2,266,000 relating to the beneficial conversion feature on $2,266,000 of convertible debentures issued between March and May 2006. We anticipate that we will continue to incur losses until such time as we can commence the development stage of our operations and achieve significant revenues from sales of gold recovered from our Mexican mineral properties. There is no assurance that we will be able to commence the development stage of our operations at any of our Mexican mineral properties or achieve revenues.

Liquidity and Capital Resources

Since inception, we have undergone two unsuccessful business combinations, which have caused us to incur significant liabilities and have resulted in the accumulation of a substantial deficit during the exploration stage.  As of February 28, 2006, we have total assets of $538,748, total liabilities of $1,143,924, and a deficit of $21,749,123 accumulated during the exploration stage. As of August 31, 2006, we have total assets of $1,723,000, total liabilities of $182,000, and a deficit of $25,689,000 accumulated during the exploration stage.

Cash and Working Capital

We had cash of $479,530 as of February 28, 2006, compared to cash of $35,122 as of February 28, 2005. We had working capital of $45,944 as of February 28, 2006, compared to a working capital deficiency of $634,713 as of February 28, 2005. We had cash of $1,534,000 as of August 31, 2006, compared to cash of $84,000 as of August 31, 2005. We had working capital of $1,450,000 as of August 31, 2006, compared to a working capital deficiency of $658,000 as of August 31, 2005.

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Under our current business plan, we will not require additional financing this fiscal year. However, we will require additional financing during the current fiscal year if our planned exploration activities increase. We plan to spend approximately $1,000,000 from May 2007 to August 2008 to carry out exploration and administration activities on our Mexican mineral properties, and in the event that our exploration is successful on our Cieneguita Property, we anticipate spending a further $2,200,000 on milling equipment and building a plant to put that property into production. We anticipate spending approximately $480,000 during the next twelve months on general and administrative costs. We presently do not have sufficient financing to enable us to complete these plans and will require additional financing to perform future exploration work on our Mexican mineral properties. Our actual expenditures on these activities will depend on the amount of funds we have available as a result of our financing efforts. There is no assurance that we will be able to raise the necessary financing.

The amount of working capital we currently have available could be adversely affected in the event claims are made against us alleging that certain shares we previously issued pursuant to S-8 registration statements constituted an illegal public offering because the company was a “shell company” at the time and, as a result, was not eligible to use Form S-8 for registration of shares under the Securities Act of 1933. In August, 2005, and October, 2005, the Company issued shares of common stock to Tracy Moore as compensation for consulting services. The two share issuances were for a combined total of 30,000 shares (1,500,000 pre-split shares) and each of the share issuances was made pursuant to a registration statement on Form S-8 under the Securities Act of 1933. Although the Company believes these shares were properly issued, a claim could be made that issuance of the shares constituted an illegal public offering because the Company was a “shell company” at the time. Shell companies [i.e. companies which have no or nominal operations and either (i) no or nominal assets; (ii) assets consisting solely of cash and cash equivalents; or (iii) assets consisting of any amount of cash and cash equivalents and nominal other assets] are not eligible to use Form S-8 for registration under the Securities Act of 1933. If either of these transactions did violate federal securities laws, subsequent purchasers of the shares may have claims against us for damages or for rescission of their purchase transaction and recovery of the full subscription price paid, together with interest. As of the date of this registration statement, no one has made or threatened any claim against us alleging violation of the federal securities laws. In the event such claims were successfully asserted there is no assurance that we would have sufficient funds available to pay and it is likely that we would be required to use funds currently designated as working capital for that purpose. That would substantially reduce the amount of working capital available for other purposes and, in that event, we could be forced to cease or discontinue certain operations and to liquidate certain assets to pay our liabilities, including, but not limited to, rescission claims.

Cash Used in Operating Activities

Cash used in operating activities decreased to $644,012 for the fiscal year ended February 28, 2006 compared to $724,064 for the fiscal year ended February 28, 2005. Cash used in operating activities increased to $1,360,000 for the six months ended August 31, 2006 compared to $217,000 for the six months ended August 31, 2005. The cash used in operating activities came primarily from equity sales of our common shares and convertible debt. It was primarily used for General and Administrative costs and for the exploration programs on the properties.

Financing Activities

Cash provided by financing activities increased to $1,089,300 for the fiscal year ended February 28, 2006 compared to $737,109 for the fiscal year ended February 28, 2005. Cash provided by financing activities increased to $2,495,000 for the six months ended August 31, 2006 compared to $262,000 for the six months ended August 31, 2005. All cash provided by financing activities was provided by convertible debt, exercise of warrants, and share issuances. Cash provided by financing activities was used to fund our operating and investing activities.

We anticipate continuing to rely on equity sales of our common stock or issuance of debt in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing shareholders.

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The amount of our convertible debt outstanding at August 31, 2006 was $nil compared to $705,000 at August 31, 2005.

The amount of our convertible debt outstanding at February 28, 2006 was $652,000, compared to $617,500 at February 28, 2005. In 2005, $587,500 of the $617,500 convertible debt was issued for cash proceeds of $500,000, and $87,500 was charged as interest. In fiscal 2006 a further $87,500 was charged as interest and the face value of this convertible debt was $675,000. On August 10, 2005, the Company and the financiers agreed to retire the $675,000 convertible debt (including all associated principal, terms, warrants and rights) for the amount of $500,000 plus 8% interest. On September 21, 2005, the Company repaid in full the principal of $500,000 plus interest charges of $41,815. As a result of this payment, the $675,000 convertible debt was terminated, and the associated warrants and additional investment rights were cancelled.

Another convertible debenture in the amount of $30,000 was issued on January 15, 2004. The conversion of principal and accrued interest (8% per year) was at the rate of $1.00 per share of common stock. On December 21, 2005, the Company repaid the $30,000 convertible debenture plus accrued interest of $4,645.

The Company issued $300,000 in convertible debentures in December 2005 to three lenders with a maturity date of December 8, 2006, accrued interest at 7% per year, and convertible at the option of the holder into shares of common stock at $0.15 per share. On January 6, 2006, these debentures were converted and the Company issued 2,000,000 common shares. Interest payments due and owing on these debentures were waived by the investors.

In January 2006, the Company began issuing convertible debentures, with principal and accrued interest at 7% per year, convertible into units at the option of the holder. Each unit consists of a warrant to purchase 25,000 of the Company’s common shares at $1.00 per share and $25,000 of debt, which may be converted to common shares at $0.50 per share and is exercisable until April 30, 2008. As of February 28, 2006, the Company had issued convertible debentures in the amount of $652,000. In addition, the warrants are redeemable by the Company, at $.01 per share, in the event the Company’s Common Stock closes with a bid price, on average, over $3.00 per share for a consecutive 20-day period.

In order to get assistance with financing activities, on January 30, 2006, the Company entered into a Consulting Agreement with G.M. Capital Partners, Ltd., a British Virgin Islands company (“GM Capital”). Under the agreement, GM Capital will provide the Company with a variety of services including financial public relations, strategic planning, acquisition consulting and assistance in securing equity or debt financing. Specifically, GM Capital agreed to provide financial public relations counsel services including (i) being a liaison between the Company and its stockholders; (ii) advising the Company with respect to existing and potential market makers, broker-dealers, underwriters and investors as well as being the liaison for the Company with respect to communications and information (e.g., interviews, press releases, stockholder reports, etc.) as well as planning, designing, developing, organizing, writing and distribution such communications and information; (iii) assisting the Company in establishing an investor relations program and advising the Company with respect to stockholder meetings, interviews of Company officers by the financial media, and interviews of Company officers by analysts, market markers, broker-dealers and other members of the financial community; and (iv) assisting in making the Company, its management, products and services, and financial situation and prospects, known to the financial press and publications, broker-dealers, mutual funds, institutional investors, market makers, analysts, investment advisors and other members of the financial community. GM Capital also agreed to provide strategic planning services, which included (i) consulting with the Company as to, the management, marketing, consulting, strategic planning, corporate organization and structure, financial matters in connection with the operation of the business of the Company, expansion of projects; (ii) reviewing and advising the Company regarding its overall progress, needs and condition; (iii) assisting the Company in the monitoring of services provided by the Company’s advertising firm, public relations firm and other non-legal professionals to be employed by the Company; and (iv) advising the Company on the continued development of an investor relations program and the stimulation of interest in the Company by institutional investors and other members of the financial community.

Under the terms of the agreement, the Company will pay GM Capital the following: (i) a monthly fee of $10,000, (ii) 10% success fee for any financing facilitated by GM Capital outside of the United States, and (iii) the

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issuance of a total of 5,000,000 warrants, each of which entitles the holder to purchase one share of the Company’s common stock.. The warrants are exercisable at the right of the holder, have no redemption features, and are settled on a physical basis. The warrants include 1,000,000 Series A Warrants exercisable at $0.50 per share, 1,000,000 Series B Warrants exercisable at $0.75 per share, 1,000,000 Series C Warrants exercisable at $1.00 per share, 1,000,000 Series D Warrants exercisable at $1.25 per share, and 1,000,000 Series E Warrants exercisable at $1.50 per share. The Series A Warrants will be fully vested upon issuance. They will be exercisable at any time following their issuance but will expire on June 30, 2007 if not fully exercised on or before that date. The remaining series of Warrants will each vest and become exercisable only at the time that the immediately preceding series has been fully exercised. Therefore, the Series B Warrants will vest only upon the timely exercise of all Series A Warrants, and the same restriction will apply to each of the succeeding series of warrants (i.e. the Series C, D and E Warrants). Unless terminated earlier as a result of failure to vest, the Series B and Series C Warrants will each expire on December 31, 2007, and the Series D and Series E Warrants will each expire on December 31, 2008. However, the Agreement also stipulates that G.M. Capital cannot exercise any warrants if, after the exercise, G.M. Capital would own 4.99% or more of the issued and outstanding common stock of Mexoro. G.M. Capital is an accredited investor. These warrants were issued pursuant an exemption from registration under Regulation S of the Securities Act of 1933, as amended. According to the Black-Scholes method, these warrants are valued at $3,898,000.

On August 31, 2006, the Company entered into an Amended Consulting Agreement with G.M. Capital. All of the terms remained the same except for the following:
(1)	G.M. Capital represented that it does fall within United States jurisdiction in regard to this contract.
(2)	G.M. Capital is no longer required to provide services regarding the acquisition of a business because the Company does not plan to acquire a business in the near future.
(3)	G.M. Capital clarified that the investors, market makers, and other financial industry contacts which it will speak to in regard to the Company are non-United States persons.
(4)
The Company acquired the sole discretion to determine how many Warrants G.M. Capital can exercise in order to restrict G.M. Capital’s beneficial ownership at any one time to no more than 4.99% of the issued and outstanding shares of the Company.

(5)	G.M. Capital will no longer be the liaison between the Company and its stockholders.
(6)	G.M. Capital will no longer advise the Company about potential market makers, broker-dealers, underwriters and investors.
(7)	The Warrants were revised to remove the liquidated damages provision related to the registration rights of the holders of the Warrants.

Furthermore, we have amended our agreement with G.M. Capital to eliminate any reference whereby G.M. Capital would assist us in identifying, evaluating, structuring, negotiating and closing acquisitions. In the event we discovered no material ore reserves and have no more exploration plans to continue after April 2007 we would be without the services of G.M. Capital to assist us in reformulating the business plan of the Company. It is not anticipated that we would amend the G.M. Capital consulting agreement again to incorporate these factors. If we should abandon our exploration strategy, current management has sufficient expertise to reformulate the business plan and pursue other options without the help of G.M. Capital. G.M. Capital’s main function is to identify and introduce potential investors for us in foreign jurisdictions for the raising of capital through the sale of equity or debt. We do not have any sources for additional capital at this time.

On March 4, 2006, the Company agreed to issue 1,651,200 common shares at a price of $0.25 per share to settle $412,800 in promissory notes payable. As a condition, the promissory note holders waived all accrued interest payable on the notes. On April 6, 2006, these shares were issued and the Company recorded a $7,259 gain on settlement of debt.

On April 3, 2006 and May 31, 2006, the Company issued 550,000 common shares and 200,000 common shares respectively and closed a private placement for total proceeds of $375,000. As at February 28, 2006, the Company had received $170,000 of subscriptions for this unit offering. Units consisted of one share of common stock and one-half of one warrant.  Each full warrant entitles the investor to purchase an additional share of the

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Company’s common stock at a price of $1.00 per share and is exercisable until April 30, 2008. The units were priced at $0.50 each.

During the quarter ended May 31, 2006, the Company issued a total of $2,265,500 convertible debentures. The convertible debentures, with principal and accrued interest at 7% per year are convertible into $25,000 units at the option of the holder.  Each unit consists of a warrant to purchase 25,000 of the Company’s common shares at $1.00 and $25,000 of debt, which may be converted to common shares at $0.50 per share and is exercisable until April 30, 2008.  In addition, the warrants are redeemable by the Company, at $.01 per share, in the event the Company’s Common Stock closes with a bid price, on average, over $3.00 per share for a consecutive 20-day period. Further, under the terms of the debenture, until May 2007, the Company is prohibited from effecting or entering into an agreement to effect any subsequent financing involving a “Variable Rate Transaction.” The term “Variable Rate Transaction means a transaction in which the Company issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities. The convertible debentures were originally issued as follows:

Name	Principal Amount of Debentures	Dated
1471158 Ontario Ltd.	$15,000.00	3/21/2006
477291 BC Ltd	$15,000.00	2/2/2006
518464 BC Ltd.	$50,000.00	3/14/2006
601084 BC Ltd.	$5,000.00	2/27/2006
Adelaar, Jay	$25,000.00	3/17/2006
Alpine Atlantic Asset Management #1	$100,000.00	2/2/2006
Alpine Atlantic Asset Management #2	$100,000.00	2/9/2006
Alpine Atlantic Asset Management #3	$250,000.00	3/4/2006
Aslan Ltd.	$100,000.00	4/4/2006
Barrington-Foote, Joan	$25,000.00	2/3/2006
Banca del Gottardo	$50,000.00	5/8/2006
Barton, Sherri	$5,000.00	2/2/2006
Buchamer, Leslie	$25,000.00	4/3/2006
Cavendish Investments	$50,000.00	2/2/2006
Cousins, Dave	$5,000.00	2/2/2006
CR Innovations AG	$100,000.00	3/31/2006
D'Altroy, Curtis	$25,000.00	3/14/2006
Devlin, Dr. Paul G.	$7,000.00	2/2/2006
Fodor, Ignac	$25,000.00	3/23/2006
G.B Technical Services	$50,000.00	2/9/2006
Galan, Damon G	$25,000.00	2/24/2006
Gelima Capital	$50,000.00	3/31/2006
Gringots Venture Ltd.	$15,000.00	3/12/2006
Guy, Jarrett	$12,500.00	3/8/2006
Harrison, Patricia	$25,000.00	3/8/2006
Hirji, Sam	$5,000.00	2/2/2006
Hsu, Chih Cheng	$50,000.00	3/16/2006
Hsu, Tseng Hui	$50,000.00	3/6/2006
Hseuh , Hsiu-Wei	$50,000.00	3/10/2006
Humber Trading Inc.	$250,000.00	3/21/2006
Jeboult, Barry Hugh	$25,000.00	2/23/2006

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Jiao, Xiao Meng	$50,000.00	3/28/2006
Johal, Rummen	$25,000.00	3/14/2006
Johnston, Elston	$30,000.00	2/2/2006
Keiand Capital Corp.	$25,000.00	3/17/2006
Kennedy, Deborah	$30,000.00	2/2/2006
Kerasiotis, Vasilios John	$25,000.00	3/8/2006
Kimbell Holdings Limited	$50,000.00	3/20/2006
Kirwin, Harry	$50,000.00	1/23/2006
Kneir, Gary	$5,000.00	2/2/2006
L.E. Management, Ltd.	$7,500.00	2/2/2006
Lamont, Ryan D.	$25,000.00	3/14/2006
Levy, Jamie	$25,000.00	3/16/2006
Malette, Charles	$10,000.00	2/2/2006
Malkoc, Dean E	$5,000.00	3/8/2006
McGinnis, Anne	$15,000.00	3/21/2006
McGinnis, Mark	$15,000.00	3/21/2006
McKnight, David T	$10,000.00	2/3/2006
McKnight, Michael	$50,000.00	2/9/2006
McLean, Kirk A	$50,000.00	2/22/2006
Michie Family Trust	$3,000.00	3/31/2006
Monies, Thomas Steen	$25,000.00	2/24/2006
Monkman, Thomas W.	$25,000.00	3/14/2006
Morrison, Dorothy	$25,000.00	3/17/2006
Northwind Investments, Inc.	$25,000.00	3/21/2006
Norton, John W.	$10,000.00	3/29/2006
Nylund, Gary	$10,000.00	3/17/2006
Olea, Luis	$25,000.00	3/31/2006
PCD Club	$25,000.00	2/27/2006
Pedrosa, Maria	$50,000.00	3/6/2006
Porter, Vern	$7,500.00	2/2/2006
Poulson, David A.	$15,000.00	3/21/2006
Purewal, Harpreet Singh	$12,500.00	3/14/2006
Randhawa, Michael S.	$12,500.00	3/14/2006
Realprisma Vers Treuhand AG	$10,000.00	4/6/2006
Reaugh, Larry	$5,000.00	2/2/2006
Rechsheiner, Max	$25,000.00	3/31/2006
Ringoir, Tom	$5,000.00	2/2/2006
Rohner, Kurt	$25,000.00	3/20/2006
Ross, Peter	$50,000.00	3/6/2006
Roytor & Co.	$50,000.00	4/4/2006
RPC	$10,000.00	4/6/2006
Rupp, Bernhard	$10,000.00	3/31/2006
RV Construction Inc.	$12,500.00	3/8/2006
Sage, Ryan A	$12,500.00	3/8/2006
Saloustros, Joe	$10,000.00	2/23/2006
Sausilito Ltd.	$37,500.00	3/21/2006
Schole, Mattias	$50,000.00	3/31/2006
Sheikh, Asad	$25,000.00	3/21/2006

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Sheikh, Mazhar-Ul-Haq	$25,000.00	3/21/2006
Sklavenitis, Terry	$25,000.00	3/17/2006
Smith, Charles	$10,000.00	2/2/2006
Stark, Robert Paul	$10,000.00	2/27/2006
Stewart, Craig	$25,000.00	3/8/2006
Stuit, Brad	$25,000.00	3/17/2006
Tredger, Peter	$5,000.00	2/2/2006
Welsh, Jordon	$5,000.00	2/2/2006
Wittenberg, Gerald	$50,000.00	2/7/2006
Woo, Chang	$12,500.00	3/14/2006
Yaseniuk, Jeremy	$25,000.00	3/14/2006
Zacharuk, Ed	$5,000.00	2/2/2006
TOTAL	$2,917,500

The holders of the debentures in the table above converted all of the debentures to common shares at $0.50 per share in June 2006. The Company issued 5,835,000 shares and 2,917,500 warrants to debenture holders upon the conversion. We have paid to the convertible debenture holders a total of $58,308, which is their accumulated interest on the debentures. During August 2005, the Company cancelled 50,000 common shares with respect to the conversion and 25,000 warrants with respect to this conversion due to non-payment of subscription funds.

Going Concern

Our financial statements have been prepared on a going concern basis, which assumes the realization of assets and settlement of liabilities in the normal course of business. Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/ or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they become due. The outcome of these matters cannot be predicted with any certainty at this time and raise substantial doubt that we will be able to continue as a going concern. Our financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should we be unable to continue as a going concern.

The Company has a history of operating losses and will need to raise additional capital to fund its planned operations. As at February 28, 2006, the Company had working capital of $45,944 and an accumulated deficit during the exploration stage of $21,749,123. The Company had working capital of $1,450,000 as of August 31, 2006, and an accumulated deficit during the exploration stage of $25,689,000. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

There is no assurance that our operations will be profitable. The Company has conducted private placements of convertible debt and common stock, which have generated funds to satisfy all of the initial cash requirements of its planned Mexican mining ventures.

Off-Balance Sheet Arrangements

We currently do not have any off-balance sheet arrangements which have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to our investors.

DESCRIPTION OF PROPERTY

We currently maintain an office at 609 Granville Street, Suite 880, Vancouver, BC, Canada, V7Y 1G5. Our telephone number is (800) 661-7830. The office is part of an “office service” arrangement for which we pay $400 CAD ($344 USD) per month. It is on a month-to-month basis and is rented from MCSI, a company

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controlled by an officer and director of our company. The officers of MCSI are Tracy A. Moore and Simon J. Anderson. The office service package also supplies a receptionist, clerical help and access to a boardroom. This arrangement is based upon an oral agreement between MCSI and the Company that can be cancelled by either party with thirty (30) days notice.

We also maintain an office in Mexico for our wholly owned subsidiary, Sunburst de Mexico located at C. General Retana, 706 Col. San Felipe, Chihuahua, Chih., Mexico, CP 31203. The lease is for two years that commenced on September 15, 2006, and we pay $900 per month for it. Previously, we leased an office and office services from MRT, a company controlled by Mario Ayub, an officer and director of the Company. We paid $950 per month for office rent and $5,000 per month for office services on a month to month basis.

As described above, we have interests in the Cieneguita, Guazapares, Encino Gordo, and Sahauyacan Properties.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock is traded on the OTC Bulletin Board (the “OTCBB”), under the symbol "MXOM ". The following table sets forth the high and low bid prices of our Common Stock, adjusted for the 1:50 reverse split, as reported by the OTCBB for each quarter since January 1, 2004. The quotations set forth below reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

Common Stock	2006		2005		2004
	High	Low	High	Low	High	Low
1st Quarter	$1.55	$0.80	$3.75	$1.25	$14.50	$9.00
2nd Quarter	$2.00	$1.20	$1.95	$1.00	$30.00	$3.00
3rd Quarter	$1.35	$0.88	$5.50	$0.90	$9.50	$3.00
4th Quarter	N/A	N/A	$4.70	$0.75	$4.00	$2.50

As of November 30, 2006, there were approximately 299 holders of record of our common stock.

We have not paid cash dividends in the past, nor do we expect to pay cash dividends for the foreseeable future. We anticipate that earnings, if any, will be retained for the development of our business.

We have appointed Corporate Stock Transfer, 3200 Cherry Creek Drive South, Ste. 430, Denver, CO 80209, as transfer agent for our shares of common stock.

EXECUTIVE COMPENSATION

The following table sets forth executive compensation for fiscal years ended February 28, 2006, 2005 and 2004. We have not paid any salaries or bonuses to any of our officers from our inception through the date hereof. We refer to all of these officers collectively as our "named executive officers."
Summary Compensation Table

Annual Compensation	Long Term Compensation

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Name And Principal Position	Fiscal year Ended Feb. 28	Salary	Bonus	Securities Underlying Options

Mario Ayub, COO, Director	2006 2005 2004	$27,000 (3) $0 $0	-- -- --	200,000 -- --

Robert Knight, CEO, Director	2006 2005 2004	$15,000 $0 $0	-- -- --	200,000 -- --

Tracy A. Moore, CFO, Director	2006 2005 2004	$106,032 (1) (4) $0 $0	-- -- --	200,000 -- --

Terry Fields, Former CEO and President	2006 2005 2004	$15,000 $0 $0	-- -- --	-- -- (2)

Matthew Wunder, Former VP of Exploration	2006 2005 2004	$0 $0 $0	-- -- --	150,000 -- --

(1)
Includes $15,000 salary which Mr. Moore received as CFO of Mexoro, as well as compensation he received from consulting work done for Mexoro during the fiscal year ended February 28, 2006. For the months of July and August of 2005, Mr. Moore received 10,000 shares of Common Stock of Mexoro, which were valued at a price of $1.00 per share, for consulting services. For September, October, November, and December of 2005, Mr. Moore received 20,000 shares, valued at a price of $4.00 per share, for consulting services he rendered. Mr. Moore’s total consulting compensation for July 2005 through December 2005 was valued at $90,000. Mr. Moore was also the Company’s Chief Operating Officer from June 2005 through December 2005.

(2)	Mr. Fields was granted 12,000 stock options at $1.50 per share on March 1, 2003. These became fully vested on March 1, 2004, and he exercised them in October 2005.

(3)	Includes $15,000 paid to MRT for rent and office services. MRT is paid $5,000 per month for office services. This amount is considered to be indirect compensation to Mr. Ayub because he controls MRT.

(4)
Includes $1,032 ($1,200CDN) paid to MCSI for rent and office services. MCSI is paid $400 per month for office services. This amount is considered to be indirect compensation to Mr. Moore because he is a shareholder of MCSI.

We have no written employment agreements with our officers and directors. Compensation was determined after discussion about expected time commitments, remuneration paid by comparable organizations and the flexibility provided to the Company by not having extended terms and other terms typical of employment agreements.

Options Grants During the Last Fiscal Year

On February 13, 2006, we adopted a Stock Compensation Program with the purpose of (a) ensuring the retention of the services of existing executive personnel, key employees, and directors of the Company or its affiliates; (b) attracting and retaining competent new executive personnel, key employees, and directors; (c) providing incentive to all such personnel, employees and directors to devote their utmost effort and skill to the

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advancement and betterment of the Company, by permitting them to participate in the ownership of the Company and thereby in the success and increased value of the Company; and (d) allowing vendors, service providers, consultants, business associates, strategic partners, and others, with or that the Board of Directors anticipates will have an important business relationship with the Company or its affiliates, the opportunity to participate in the ownership of the Company and thereby to have an interest in the success and increased value of the Company. The Program constitutes a single “omnibus” plan, but is composed of three parts.  The first part is the Qualified Incentive Stock Option Plan (the “ISO Plan”) which provides grants of qualified incentive stock options (“ISOs”).  The second part is the Nonqualified Stock Option Plan (“NQSO Plan”) which provides grants of nonqualified stock options (“NQSOs”).  The third part is the Restricted Shares Plan (“Restricted Shares Plan”), which provides grants of restricted shares of Company common stock (“Restricted Shares”).   The maximum number of common shares that may be purchased under the plan is 6,000,000. Options granted under the plan include incentive and non-qualified stock options as well as actual shares of common stock, with vesting determined on the grant date, not to exceed 10 years, and are exercisable over a 10-year maximum period at a price to approximate the fair market value of the common stock at the date of grant.

On February 27, 2006, the Company granted 800,000 ISOs under the ISO Plan to directors, officers and consultants at a price of $0.50 per common stock for a period of ten years. The ISOs vest in four equal installments, at the time of the grant and then every six months thereafter. Compensation cost, being the fair value of the options, is calculated to be $982,000 of which $248,000 is expensed on the date of issue and as the remainder vests.

The fair value of the 800,000 options was determined using the Black-Scholes option pricing model using a ten-year expected life of the option, a volatility factor of 152%, a risk-free rate of 5% and no assumed dividend rate. The options were issued as follows:

Name	Title/Position	Number of Options

Robert Knight	CEO	200,000 (1)

Tracy Moore	CFO	200,000 (1)

Mario Ayub	COO	200,000 (1)

(1) These options vest based on the following schedule: (a) 50,000 on February 27, 2006; (b) 50,000 on August 27, 2006; (c) 50,000 on February 27, 2007 and (d) 50,000 on August 27, 2007.
Two consultants were issued 100,000 options each.

The following table illustrates the securities authorized for issuance under equity compensation plans:

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	800,000	$0.59	5,200,000

Equity compensation plans not approved by security holders	130,000	$0.81	n/a

Total	930,000		5,200,000

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Aggregate Option Exercises in Last Fiscal Year

None of the named executive officers exercised options during the fiscal year ended February 28, 2006.

Director Compensation

We do not currently compensate our directors for their services as directors. Directors are reimbursed for their reasonable out-of-pocket expenses incurred with attending board or committee meetings.

Employment Agreements

We presently do not have any written employment agreements, other than with Matt Wunder, as described above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Sunburst de Mexico is a party to an agreement with MRT, pursuant to which Sunburst de Mexico and MRT have agreed to explore and develop, if feasible, certain mineral concessions in the State of Chihuahua, Mexico. Mario Ayub, our Chief Operating Officer and a director of the Company, has served as the President of MRT since 1994 and is a principal shareholder of MRT. As discussed above, the Company has issued 2,000,000 shares to MRT, at a market value of $2,100,000, pursuant to the New Agreement.

On May 25, 2004, we completed a share exchange transaction with Sierra Minerals. Pursuant to the terms of the share exchange agreement, we issued 860,000 shares of our common stock in exchange for all of the outstanding shares of Sierra Minerals. MRT, which is controlled by Mario Ayub, received 258,000 shares in the exchange due to its ownership of 900 shares of Sierra Minerals. These shares were issued to MRT’s assignee, MRT Investments, which is also controlled by Mr. Ayub. Mr. Ayub was not an officer or director of Mexoro at the time of the share exchange.

In May 2004, we loaned, on behalf of Sierra Minerals, a total of $227,500 to MRT.  Sierra Minerals was obligated to loan this amount to MRT pursuant to the joint venture agreement. Of this amount, $170,000 was pursuant to an unsecured promissory note payable due August 31, 2004 with interest at 8% per annum.  In addition, on February 28, 2004, we loaned $57,500 to MRT pursuant to an unsecured promissory note payable, due April 9, 2004 at a rate of 8%.   The amounts loaned are not recoverable pursuant to the joint venture agreement because Sierra Minerals failed to complete the terms of the agreement.  Specifically, Sierra Minerals failed to contribute $1,000,000 to the joint venture within the time specified in the agreement. Subsequently, the parties agreed that the loan monies would be applied against the $1,000,000 owed by Sierra Minerals. As such, we wrote off the $57,500 previously advanced on February 28, 2004, as well as the $170,000 loaned to MRT during the first quarter ended May 31, 2004, for a total charge to operations of $227,500. One of the shareholders of Sierra and the controlling shareholder of MRT was Mario Ayub, who became a director of Mexoro concurrently with the share exchange with Sierra Minerals.

The Company paid consulting fees of $15,000 to Terry Fields, a former officer and director of the Company, under an agreement entered into on September 14, 2005, effective June 1, 2005. The services were on a month-to-month basis at $4,000 per month for the first three months and $1,500 per month thereafter. This agreement was terminated effective October 31, 2005 and no further amounts are payable.

On February 16, 2006, we issued 400,000 shares of common stock to 391566 B.C. Ltd. Robert Knight, our CEO, is the President and a shareholder of this entity. This issuance was part of a larger transaction in which we issued 7,000,000 shares. In January 2006, we received share subscriptions of gross proceeds totaling $70,000 from several parties, one of which was 391566 B.C. Ltd. Of the $70,000 received for share subscriptions, 391566 B.C. Ltd. subscribed for $4,000. On February 16, 2006, we issued a total of 7,000,000 shares, 400,000 of which were

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issued to 391566 B.C. Ltd. These 400,000 shares do not make up part of this registration statement.

In August and September of 2005, we issued a total of 30,000 shares to Tracy Moore, our Chief Financial Officer, as compensation for consulting services consisting of managing the day-to-day operations of our Company. For the months of July and August of 2005, Mr. Moore received 10,000 shares of Common Stock of Mexoro, which were valued at a price of $1.00 per share, for consulting services. For September, October, November, and December of 2005, Mr. Moore received 20,000 shares, valued at a price of $4.00 per share, for consulting services he rendered. Mr. Moore’s total consulting compensation for July 2005 through December 2005 was valued at $90,000. Mr. Moore was also the Company’s Chief Operating Officer from June 2005 through December 2005. Mr. Moore’s duties consisted of negotiating with debenture holders, arranging for the raising of funds for repayment of debentures and for working capital, incorporating a wholly owned Mexican subsidiary, negotiating with MRT, renegotiating the agreement with MRT to take direct title to the Mexican properties, and other related duties. These shares are not included in this registration statement.

On February 23, 2006, we issued 2,000,000 shares, at a market value of $2,100,000, to MRT and MRT’s assignee, Etson, Inc., pursuant to our obligations under the New Agreement. The controlling shareholder of MRT is Mario Ayub, our Chief Operating Officer and a director. The controlling shareholder of Etson, Inc. is Jacob Ayub, who is the brother of Mario Ayub. These 2,000,000 shares are not included in this registration statement.

We currently rent two offices. The first office is part of an “office service” arrangement for which we pay $400 CAD ($344 USD) per month. It is on a month-to-month basis and is rented from MCSI, a company controlled by an officer and director of our company. The office service package also supplies a receptionist, clerical help and access to a boardroom.
Previously, we leased an office and office services from MRT, a company controlled by Mario Ayub, an officer and director of the Company. We paid $950 per month for office rent and $5,000 per month for office services on a month to month basis. This arrangement was terminated effective September 15, 2006 when we found new office space.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide that, to the fullest extent permitted by Colorado law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders’ rights (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. However, we will receive proceeds from the exercise of the warrants unless the selling stockholders exercise the warrants on a cashless basis. None of the selling shareholders are broker-dealers or affiliates of broker-dealers.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of

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shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

	Ownership Before This Offering					Ownership After This Offering
Name	Shares Already Issued	Shares Underlying Outstanding Warrants	Total Shares	Percentage (1)	Shares to be Offered	Retained Shares (2)	Percentage (1)
1471158 Ontario Ltd. (a)	30,000	15,000	45,000	<1%	15,000	30,000	<1%
477291 BC Ltd (b)	30,000	15,000	45,000	<1%	15,000	30,000	<1%
518464 BC Ltd. (c)	100,000	50,000	150,000	<1%	50,000	100,000	<1%
601084 BC Ltd. (d)	10,000	5,000	15,000	<1%	5,000	10,000	<1%
Alpine Atlantic Asset Management (e)	900,000	450,000	1,350,000	6.4%	450,000	900,000	4.3%
Aslan Ltd. (t)	200,000	100,000	300,000	1.4%	100,000	200,000	1.0%
Banca del Gottardo (x)	100,000	50,000	150,000	<1%	50,000	100,000	<1%
Barrington-Foote, Joan	50,000	25,000	75,000	<1%	25,000	50,000	<1%
Barton, Sherri	10,000	5,000	15,000	<1%	5,000	10,000	<1%
Buchamer, Leslie	50,000	25,000	75,000	<1%	25,000	50,000	<1%
Cavendish Investments Ltd. (g)	100,000	50,000	150,000	<1%	50,000	100,000	<1%
Cousins, Dave	10,000	5,000	15,000	<1%	5,000	10,000	<1%
CR Innovations AG (aa)	200,000	100,000	300,000	1.4%	100,000	200,000	1.0%
D'Altroy, Curtis	50,000	25,000	75,000	<1%	25,000	50,000	<1%
Devlin, Dr. Paul	14,000	7,000	21,000	<1%	7,000	14,000	<1%
Fodor, Ignac	50,000	25,000	75,000	<1%	25,000	50,000	<1%
G.B Technical Services (h)	100,000	50,000	150,000	<1%	50,000	100,000	<1%
Galan, Damon	50,000	25,000	75,000	<1%	25,000	50,000	<1%
Gelima Capital Inc. (s)	100,000	50,000	150,000	<1%	50,000	100,000	<1%
GM Capital (bb)	-	5,000,000	5,000,000	23.8%	5,000,000	0	0%
Gringots Venture Ltd. (i)	30,000	15,000	45,000	<1%	15,000	30,000	<1%
Guy, Jarrett	25,000	12,500	37,500	<1%	12,500	25,000	<1%
Harrison, Patricia	50,000	25,000	75,000	<1%	25,000	50,000	<1%
Hirji, Sam	10,000	5,000	15,000	<1%	5,000	10,000	<1%
Hsu, Chih Cheng	100,000	50,000	150,000	<1%	50,000	100,000	<1%
Hsu, Tseng Hui	100,000	50,000	150,000	<1%	50,000	100,000	<1%
Hseuh, Hsiu-Wei	100,000	50,000	150,000	<1%	50,000	100,000	<1%
Humber Trading Inc. (j)	500,000	250,000	750,000	3.6%	250,000	500,000	2.4%
James, Adrian	50,000	25,000	75,000	<1%	25,000	50,000	<1%
Jeboult, Barry Hugh	50,000	25,000	75,000	<1%	25,000	50,000	<1%
Jiao, Xiao Meng	100,000	50,000	150,000	<1%	50,000	100,000	<1%
Johal, Rummen	50,000	25,000	75,000	<1%	25,000	50,000	<1%
Johnson, Ben	200,000	100,000	300,000	1.4%	100,000	200,000	1.0%
Johnston, Elston	60,000	30,000	90,000	<1%	30,000	60,000	<1%
Keiand Capital Corp. (k)	50,000	25,000	75,000	<1%	25,000	50,000	<1%
Kennedy, Deborah	60,000	30,000	90,000	<1%	30,000	60,000	<1%
Kerasiotis, Vasilios John	50,000	25,000	75,000	<1%	25,000	50,000	<1%
Kimbell Holdings Limited (l)	100,000	50,000	150,000	<1%	50,000	100,000	<1%
Kirwin, Harry	100,000	50,000	150,000	<1%	50,000	100,000	<1%
KM Casey No 1 Ltd. (m)	100,000	50,000	150,000	<1%	50,000	100,000	<1%
Kneir, Gary	10,000	5,000	15,000	<1%	5,000	10,000	<1%
L.E. Management, Ltd. (n)	15,000	7,500	22,500	<1%	7,500	15,000	<1%
Lamont, Ryan	50,000	25,000	75,000	<1%	25,000	50,000	<1%
Lantis, Paul	50,000	25,000	75,000	<1%	25,000	50,000	<1%
Levy, Jamie	50,000	25,000	75,000	<1%	25,000	50,000	<1%
Malette, Charles	20,000	10,000	30,000	<1%	10,000	20,000	<1%

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Malkoc, Dean	10,000	5,000	15,000	<1%	5,000	10,000	<1%
McGinnis, Anne	30,000	15,000	45,000	<1%	15,000	30,000	<1%
McGinnis, Mark	30,000	15,000	45,000	<1%	15,000	30,000	<1%
McKnight, David	20,000	10,000	30,000	<1%	10,000	20,000	<1%
McKnight, Michael	100,000	50,000	150,000	<1%	50,000	100,000	<1%
McLean, Kirk	100,000	50,000	150,000	<1%	50,000	100,000	<1%
Michie Family Trust (u)	6,000	3,000	9,000	<1%	3,000	6,000	<1%
Monies, Thomas Steen	50,000	25,000	75,000	<1%	25,000	50,000	<1%
Monkman, Thomas W.	50,000	25,000	75,000	<1%	25,000	50,000	<1%
Morrison, Dorothy	50,000	25,000	75,000	<1%	25,000	50,000	<1%
Northwind Investments (z)	50,000	25,000	75,000	<1%	25,000	50,000	<1%
Norton, John	20,000	10,000	30,000	<1%	10,000	20,000	<1%
Nylund, Gary	20,000	10,000	30,000	<1%	10,000	20,000	<1%
Olea, Luis	50,000	25,000	75,000	<1%	25,000	50,000	<1%
PCD Club (o)	50,000	25,000	75,000	<1%	25,000	50,000	<1%
Pedrosa, Maria	100,000	50,000	150,000	<1%	50,000	100,000	<1%
Porter, Vern	15,000	7,500	22,500	<1%	7,500	15,000	<1%
Poulson, David	30,000	15,000	45,000	<1%	15,000	30,000	<1%
Purewal, Harpreet Singh	25,000	12,500	37,500	<1%	12,500	25,000	<1%
Randhawa, Michael	25,000	12,500	37,500	<1%	12,500	25,000	<1%
Realprisma Vers Treuhand AG (v)	20,000	10,000	30,000	<1%	10,000	20,000	<1%
Reaugh, Larry	10,000	5,000	15,000	<1%	5,000	10,000	<1%
Rechsheiner, Max	50,000	25,000	75,000	<1%	25,000	50,000	<1%
Ringoir, Tom	10,000	5,000	15,000	<1%	5,000	10,000	<1%
Rohner, Kurt	50,000	25,000	75,000	<1%	25,000	50,000	<1%
Ross, Peter	100,000	50,000	150,000	<1%	50,000	100,000	<1%
RPC (w)	20,000	10,000	30,000	<1%	10,000	20,000	<1%
Rupp, Bernhard	20,000	10,000	30,000	<1%	10,000	20,000	<1%
RV Construction Inc. (p)	25,000	12,500	37,500	<1%	12,500	25,000	<1%
Sage, Ryan	25,000	12,500	37,500	<1%	12,500	25,000	<1%
Saloustros, Joe	20,000	10,000	30,000	<1%	10,000	20,000	<1%
Sanders, Steven	100,000	50,000	150,000	<1%	50,000	100,000	<1%
Sausilito Ltd. (q)	75,000	37,500	112,500	<1%	37,500	75,000	<1%
Schole, Mattias	100,000	50,000	150,000	<1%	50,000	100,000	<1%
Roytor & Co. (y)	100,000	50,000	150,000	<1%	50,000	100,000	<1%
Shank IRA, Michael	50,000	25,000	75,000	<1%	25,000	50,000	<1%
Shank Trust, Michael L & Susan G (r)	50,000	25,000	75,000	<1%	25,000	50,000	<1%
Shank Trust, Susan G (r)	50,000	25,000	75,000	<1%	25,000	50,000	<1%
Sheikh, Asad	50,000	25,000	75,000	<1%	25,000	50,000	<1%
Sheikh, Mazhar-Ul-Haq	50,000	25,000	75,000	<1%	25,000	50,000	<1%
Sklavenitis, Terry	50,000	25,000	75,000	<1%	25,000	50,000	<1%
Smith, Charles	20,000	10,000	30,000	<1%	10,000	20,000	<1%
Stark, Robert Paul	20,000	10,000	30,000	<1%	10,000	20,000	<1%
Stewart, Craig	50,000	25,000	75,000	<1%	25,000	50,000	<1%
Stuit, Brad	50,000	25,000	75,000	<1%	25,000	50,000	<1%
Terrance G. Butler Charitable Remainder Trust (f)	100,000	50,000	150,000	<1%	50,000	100,000	<1%
Tredger, Peter	10,000	5,000	15,000	<1%	5,000	10,000	<1%
Welsh, Jordon	10,000	5,000	15,000	<1%	5,000	10,000	<1%
Wittenberg, Gerald	100,000	50,000	150,000	<1%	50,000	100,000	<1%
Woo, Chang Wan Stefan	25,000	12,500	37,500	<1%	12,500	25,000	<1%
Yaseniuk, Jeremy	50,000	25,000	75,000	<1%	25,000	50,000	<1%
Zacharuk, Ed	10,000	5,000	15,000	<1%	5,000	10,000	<1%

(1) Percentage of stock owned is based on the number of shares issued and outstanding as of November 30, 2006, which is 21,036,102.

--64--

(2) The retained shares are those shares underlying currently outstanding warrants. These shares are not being registered herein.

(a)	Robert Calvert is the president and control person of this entity.
(b)	John Norton is the president, a shareholder, and the control person of this entity.
(c)	Marcus and Yvonne New are directors, shareholders, and the control persons of this entity.
(d)	Steve Lichman is an officer and control person of this entity.
(e)	Martin Hochschorner is the managing director of this entity and has dispositive control over the shares.
(f)	Terrance Butler is the trustee and control person of this entity. The beneficiaries are unknown to us.
(g)	Chris Gulstonis the beneficial owner and control person of this entity.
(h)	Robert Cooles is the president, a shareholder, and the control person of this entity.
(i)	Kevin Coombes is the president, a shareholder, and the control person of this entity.
(j)	Dr. Alfred Steinbrugger is the managing director, a shareholder, and the control person of this entity.
(k)	Keither Ebert is the president and the control person of this entity.
(l)	Kevin Gunther is a director and the control person of this entity.
(m)	Kevin Casey is the general partner and the control person of this entity. Silver Creek Holdings Trust, whose trustee is Kevin Casey, is a limited partner.
(n)	Stephen Silvernagal is the president, a shareholder, and the control person of this entity.
(o)	Craig Rademaker is the president and the control person of this entity.
(p)	Robert Vermette Sr. is the president, and the control person. Gwen Vermette is the secretary. Robert Vermette Jr. and Traci Skapski are shareholders of this entity.
(q)	Choong-Ping Lai is a director and the control person of this entity.
(r)	Michael Shank is the beneficial owner and the control person of this entity.
(s)	Werner Rebsamen is the managing director, beneficial owner, and the control person of this entity.
(t)	Douglas Brown is the control person of this entity.
(u)	Alexander Michie is the Trustee of this entity.
(v)	Peter Weiland is the control person of this entity.
(w)	Jorg Beircher is the control person of this entity.
(x)	Giuliano Castelli is the control person of this entity.
(y)	Tanya Reichen and Cedric Defayes are the control persons of this entity.
(z)	Zennie Morris is the control person of this entity.
(aa)	Christian Russenberger is the control person of this entity.
(bb)	Marc Angst is the controlling shareholder of GM Capital Partners, and Marc Angst and James Michie have dispositive control over the warrants and the underlying shares

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.

LEGAL MATTERS

Frascona, Joiner, Goodman and Greenstein, P.C. of Boulder, Colorado will issue an opinion with respect to the validity of the shares of common stock being offered hereby.
EXPERTS

Pannell Kerr Forster (registered with the PCAOB as “Smythe Ratcliffe”), Chartered Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, the financial statements at February 28, 2005 and February 28, 2006 and for the years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm’s opinion based on their expertise in accounting and auditing.

AVAILABLE INFORMATION

--65--

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Mexoro Minerals Ltd., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street, NE, Room 1580, Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549 at prescribed rates. The public could obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov. We are not required to deliver copies of our annual report to our security holders. In addition, we do not voluntarily provide our annual reports to our security holders.

--66--

INDEX TO
FINANCIAL STATEMENTS

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisition IV, Inc.)
(An Exploration Stage Company)

--67--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisition IV, Inc.)
(An Exploration Stage Company)

Consolidated Financial Statements
August 31, 2006
(Unaudited) (U.S. Dollars)

--68--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Consolidated Balance Sheets
(Unaudited) (U.S. Dollars)

	August 31,	February 28,
	2006	2006
	(Unaudited)	(Audited)

Assets
Current
Cash and cash equivalents	$1,534,113	$479,530
Amounts receivable	97,953	10,069
Prepaid expenses	-	48,269
	1,632,067	537,868
Equipment (note 5)	91,188	880

Total assets	$1,723,255	$538,748

Liabilities
Current
Accounts payable and accrued liabilities	$181,633	$79,124
Promissory notes (note 7)	-	412,800
	181,633	491,924
Convertible debentures (note 8)	-	652,000

Total liabilities	181,633	1,143,924

Stockholders’ equity (deficiency)
Capital stock
Preferred stock
Authorized: 20,000,000 shares without par value (note 9)
Issued: nil	-	-
Common stock
Authorized: 200,000,000 shares without par value
Issued: 21,036,102 (2006 - 12,799,902) (note 10)	19,304,277	15,573,977
Additional paid-in capital	9,915,846	7,402,346
Stock subscriptions	-	170,000
Accumulated deficit from prior operations	(2,003,427)	(2,003,427)
Accumulated deficit during the exploration stage	(25,688,977)	(21,749,123)
Other comprehensive income	13,903	1,051
Total stockholders’ equity (deficiency)	1,541,622	(605,176)

Total liabilities and stockholders’ equity (deficiency)	$1,723,255	$538,748
Going concern (note 4)
Commitments (note 6)
Contingent liability (note 14)
Subsequent events (note 15)
The Accompanying Notes are an Integral Part of These Financial Statements.

--69--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Consolidated Statements of Operations and Retained Deficit
(Unaudited) (U.S. Dollars)

	Three Months Ended		Six Months Ended		Period from Inception of Exploration Stage (March 1, 2004)
	August 31, 2006	August 31, 2005	August 31, 2006	August 31, 2005	To August 31, 2006

Expenses
General and administrative	$227,472	70,812	797,760	$83,864	$1,494,507
Stock-based compensation	248,000	-	248,000	-	4,480,955
Mineral exploration	352,237	-	604,498	-	604,498
Acquisition of resource properties	-	150,000	-	150,000	15,306,422

Operating loss	(827,709)	(220,812)	(1,650,258)	(233,864)	(21,886,382)
Other income (expenses)
Interest expense	(15,532)	(400)	(2,320,973)	(1,690)	(3,967,157)
Interest income	18,063	-	24,118	-	24,118
Gain on settlement of debt (notes 7 and 8)	-	-	7,259	-	140,444

Net loss	(825,178)	(221,212)	(3,939,854)	(235,554)	(25,688,977)
Accumulated deficit during the
exploration stage, beginning (note 2)	(24,863,799)	(13,926,830)	(21,749,123)	(13,912,488)	-
Accumulated deficit during the
exploration stage, ending	$(25,688,977)	$(14,148,042)	(25,688,977)	$(14,148,042)	$(25,688,977)

Other comprehensive income
Foreign exchange gain (loss) on translation	1,707	(1,578)	(30,905)	5,133	(15,047)

Total comprehensive loss	$(823,471)	$(222,790)	$(3,970,759)	$(230,421)	$(25,704,024)

Total loss per share - basic and diluted	$(0.04)	$(0.13)	$(0.24)	$(0.14)

Weighted average number of shares of
common stock - basic and diluted	18,882,406	1,743,228	16,521,139	1,740,566

The Accompanying Notes are an Integral Part of These Financial Statements.

--70--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Consolidated Statements of Cash Flows
(Unaudited) (U.S. Dollars)

	Six Months Ended		Period from Inception of Exploration Stage (March 1, 2004)
	August 31, 2006	August 31, 2005	to August 31, 2006
Operating activities
Net loss	$(3,939,854)	$(235,554)	$(25,688,977)
Adjustments to reconcile net income (loss) to net cash flows
Write off of note receivable	-	-	57,500
Acquisition of resource properties for stock	-	150,000	13,065,000
Amortization	3,049	-	3,049
Discount on convertible debenture	-	-	175,000
Non-cash component of gain on settlement of debt	(175,000)	-	(175,000)
Stock-based compensation	248,000	-	6,093,955
Beneficial conversion feature	2,265,500	-	3,717,500
Prepaid expense	48,269	-	6,480
Amounts receivable	(87,884)	(163,008)	(89,747)
Customer deposits	-	-	(44,809)
Accounts payable and accrued liabilities	102,509	31,255	159,440
Cash used in operating activities	(1,360,411)	(217,307)	(2,720,609)
Investing activity
Purchase of property and equipment	(90,308)	-	(91,188)
Cash used in investing activity	(90,308)	-	(91,188)
Financing activities
Proceeds from notes payable	-	5,000	562,800
Proceeds from convertible debentures	(652,000)	-	800,000
Proceeds from exercise of options	-	25,000	78,000
Repayment of notes payable	-	(23,100)	(178,500)
Repayment of convertible debentures	-	-	(530,000)
Stock subscriptions	(170,000)	255,500	-
Issuance of common stock	3,317,500	-	3,589,609
Cash provided by (used in) financing activities	2,495,500	262,400	4,321,909
Inflow of cash and cash equivalents	1,044,781	45,093	1,510,112
Effect of foreign currency translation on cash	9,802	3,795	24,001
Cash and cash equivalents, beginning	479,530	35,122	-
Cash and cash equivalents, ending	$1,534,113	$84,010	$1,534,113
Supplemental cash flow information
Interest paid	55,473	$-	$162,157
Common stock issued on conversion of debt	2,917,500	-	3,217,500
Common stock issued on settlement of notes payable	412,800	-	412,800
Shares issued for services	$-	$-	$90,000
The Accompanying Notes are an Integral Part of These Financial Statements.

--71--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Six Months Ended August 31, 2006
(Unaudited) (U.S. Dollars)

1.	BASIS OF PRESENTATION

Mexoro Minerals Ltd. (formerly Sunburst Acquisitions IV, Inc.) ("Mexoro" or the “Company”) was incorporated in the state of Colorado on August 27, 1997 and on February 15, 2006 its name was changed to Mexoro Minerals Ltd.  The Company was formed to seek out and acquire business opportunities.  Between 1997 and 2003, the Company engaged in two business acquisitions and one business opportunity, none of which generated a significant profit or created a sustainable business. All were sold or discontinued. Currently the main focus of the Company’s operations is in Mexico.

The Company had previously been pursuing various business opportunities and, effective March 1, 2004, the Company changed its principal operations to mineral exploration. Accordingly, as of March 1, 2004 the Company is considered an exploration stage company.

On May 25, 2004, the Company completed a share exchange transaction with Sierra Minerals and Mining, Inc. (“Sierra Minerals”), a Nevada corporation, which caused Sierra Minerals to become a wholly-owned subsidiary.  Sierra Minerals held certain rights to properties in Mexico that the Company now owns or has an option to acquire.  Through Sierra Minerals, the Company entered into an arm’s length joint venture agreement with Minera Rio Tinto, S.A. De C.V. (“MRT”), a company duly incorporated pursuant to the laws of the United Mexican States, which is controlled by an officer and director of the Company. In August 2005, the Company cancelled the joint venture agreement in order to pursue directly the mineral exploration opportunities through a wholly-owned Mexican subsidiary, Sunburst de Mexico, S.A. de C.V. (“Sunburst de Mexico”).  On August 25, 2005, Sunburst de Mexico, Mexoro and MRT entered into agreements providing Sunburst de Mexico the right to explore and exploit certain properties in Mexico. In December 2005, the Company and Sunburst de Mexico entered into a new agreement with MRT (the “New Agreement”) (note 6). On January 20, 2006, Sierra Minerals was dissolved.

These interim consolidated financial statements include all adjustments, which in the opinion of management, are necessary in order to make the financial statements not misleading.

2.	RESTATEMENT

Management has determined that, in the year ending February 28, 2005, previous management used a nominal value to record the issuance of 860,000 shares of common stock (43,000,000 pre-split) pursuant to a share exchange agreement, and 120,000 options (6,000,000 pre-split) issued as finders fees with respect to the share exchange agreement. Current management believes that a fair value should have been used and has restated each of these amounts. Management has also determined that in the year ending February 28, 2005, the Company should have recorded a beneficial conversion feature on convertible debentures that included conversion to common shares, warrants and additional investment rights. Management has also reclassified stock-based compensation expense from general and administrative to stock-based compensation.

In the year ending February 28, 2006, management has corrected a calculation error in the recording of a beneficial conversion feature on warrants issued with the convertible debentures. Management has also reclassified accrued interest from promissory notes to accounts payable and accrued interest. After further review, management has determined that, in the year ending February 28, 2006, compensation expense recorded in the amount of $8,680,000 relating to the issuance of 7 million common shares was incorrect. Accordingly, these shares were issued as consideration for receiving cash proceeds of $70,000. Additionally, management has determined that, in the year ending February 28, 2006, shares issued for services and recorded as compensation expense was overstated by $10,000. Accordingly, this amount originally recorded as a compensation expense totalling $100,000 has been corrected and is now recorded as $90,000. Further, in the year ending February 28, 2006, management revised the disclosure in the consolidated statement of cash flows respecting the non-cash component of the gain on settlement of debt.
--72--

 MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Six Months Ended August 31, 2006
(Unaudited) (U.S. Dollars)

2. RESTATEMENT (continued)

In the three months ending May 31, 2006, management corrected an entry in the consolidated statements of cash flows which recorded shares issued for debt settlement as a cash transaction under the financing activities. There was no impact on cash provided from financing as a result of the changed disclosure.

Management has accordingly restated the Company’s consolidated financial statements as at May 31, 2006 and for the three-months ended May 31, 2006, and as at February 28, 2006 and for the year ended February 28, 2006.

Accordingly, the accumulated deficit during the exploration stage in the Consolidated Balance Sheets and Consolidated Statement of Operations and Deficit have been restated. Please refer to the February 28, 2006 restated audited consolidated financial statements for additional information.

3.	SIGNIFICANT ACCOUNTING POLICIES

(a)	Principles of consolidation

The accompanying financial statements include the accounts and activities of Mexoro Minerals Ltd. and its wholly-owned subsidiary, Sunburst de Mexico. All intercompany transactions have been eliminated in consolidation.

(b)	Financial instruments

(i)	Fair value

The carrying values of cash and cash equivalents, accounts receivable, and accounts payable and accrued liabilities approximate their fair values because of the short-term maturity of these financial instruments. The carrying value of convertible debentures approximates their fair value because these instruments earn interest at the market rate.

(ii)	Interest rate risk

The Company is not exposed to significant interest rate risk due to the short-term maturity of its monetary current assets and current liabilities. The convertible debentures are not exposed to interest rate risk because the interest rate is fixed to maturity.

(iii)	Credit risk

The Company's financial assets that are exposed to credit risk consist primarily of cash that is placed with major financial institutions.

(iv)	Translation risk

The Company translates the results of non-U.S. operations into U.S. currency using rates approximating the average exchange rate for the year. The exchange rate may vary from time to time. Accordingly, there is a risk, does not incur significant transactions in-non-U.S. currency.

--73--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Six Months Ended August 31, 2006
(Unaudited) (U.S. Dollars)

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

(c)	Equipment

Equipment is recorded at cost. Depreciation is provided on a declining-balance basis at 30% on computer equipment, 25% on vehicles and 10% on office equipment.

(d)	Cash and cash equivalents

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

(e)	Basic and diluted income (loss) per share

The Company computes income (loss) per share in accordance with SFAS No. 128, "Earnings per Share", which requires presentation of both basic and diluted earnings per share (EPS) on the face of the statement of operations and deficit. Basic EPS is computed by dividing income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. All previously stated share and per share balances have been restated to give retroactive effect to the 1:50 share consolidation that occurred on February 15, 2006.

(f)	Impairment or disposal of long-lived assets

In August 2001, the FASB issued Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FAS 144”). FAS 144 clarifies the accounting for the impairment of long-lived assets and for long-lived assets to be disposed of, including the disposal of business segments and major lines of business. The Company has implemented FAS 144. Long-lived assets are reviewed when facts and circumstances indicate that the carrying value of the asset may not be recoverable. When necessary, impaired assets are written down to estimate fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

(g)	Use of estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and would impact future results of operations and cash flows
--74--

 MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Six Months Ended August 31, 2006
(Unaudited) (U.S. Dollars)

3. SIGNIGICANT ACCOUNTING POLICIES (Continued)

(h)	Consideration of other comprehensive income items

SFAS No. 130 - “Reporting Comprehensive Income”, requires companies to present comprehensive income (consisting primarily of net loss plus other direct equity changes and credits) and its components as part of the basic financial statements.

(i)	Stock-based compensation

Prior to March 1, 2004, the Company accounted for stock-based awards under the recognition and measurement provisions of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” using the intrinsic value method of accounting, under which compensation expense was only recognized if the exercise price of the Company’s employee stock options was less than the market price of the underlying common stock on the date of grant.

Effective year ending February 28, 2005, the Company adopted the fair value recognition provisions of SFAS No. 123R “Share Based Payments”, using the modified prospective transition method. Under that transition method, compensation cost is recognized for all share-based payments granted prior to, but not yet vested as of March 1, 2004, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and compensation cost for all share-based payments granted subsequent to March 1, 2004, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Results for prior periods have not been restated. As of March 1, 2004, there were no unvested options; and therefore, there was no effect on the Company’s reported loss from operations, cash flows or loss per share as a result of adopting SFAS No. 123R.

All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued (see note 11).

(j)	Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109 - “Accounting for Income Taxes”. Deferred tax assets and liabilities are recognized with respect to the tax consequences attributable to differences between the financial statement carrying values and tax basis of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. Further, the effect on deferred tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the enactment.

--75--

 MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Six Months Ended August 31, 2006
(Unaudited) (U.S. Dollars)

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

(k)	Foreign currency translation

Mexoro and its subsidiary, Sunburst de Mexico, maintain accounting records in their functional currencies, U.S. dollars and Mexican pesos, respectively.

Mexoro and Sunburst de Mexico translate foreign currency transactions into the respective functional currencies in the following manners: at the transaction date, each asset, liability, revenue and expense is translated into the functional currency by the use of the exchange rate in effect at that date; at the period end, foreign currency monetary assets and liabilities are re-evaluated into the functional currency by using the exchange rate in effect at the balance sheet date. The resulting foreign exchange gains and losses are included in operations.

In preparing consolidated financial statements, the Company translates the assets and liabilities of its subsidiary into U.S. dollars at the exchange rate in effect at the balance sheet date. Revenue and expenses are translated into U.S. dollars at the average exchange rate for the applicable period. Any gain or loss from such translations are included in stockholders’ equity as a component of other comprehensive income.

(l)	Recent accounting pronouncements

(i)
In December 2004, FASB issued a revision of Statement No. 123(R), “Accounting for Stock-Based Compensation”. This statement supersedes APB 25 and its related implementation guidance. The revised pronouncement requires that all stock options and warrants be accounted for using the fair value method. This pronouncement does not impact the Company, as the Company has no employees and currently accounts for all options and warrants using the fair value method.

(ii)
In December 2004, the FASB issued SFAS Statement No. 153, “Exchanges of Non-Monetary Assets.” The statement is an amendment of APB Opinion No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. The Company believes that the adoption of this standard will have no material impact on its financial statements. The Company accounts for income taxes in accordance with SFAS No. 109 - “Accounting for Income Taxes”. Deferred tax assets and liabilities are recognized with respect to the tax consequences attributable to differences between the financial statement carrying values and tax basis of existing assets and liabilities

(iii)
In March 2005, FASB issued Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations”. FIN 47 clarifies that the term “conditional asset retirement obligation” as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligation”, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. This pronouncement does not impact the Company for the current year.

--76--

 MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Six Months Ended August 31, 2006
(Unaudited) (U.S. Dollars)

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)

(iv)
In May 2005, FASB issued SFAS No. 154 “Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3”. This Statement replaces APB Opinion No. 20, “Accounting Changes”, and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements”, and changes the requirements for the accounting for and reporting of a change in accounting principles. This statement applies to all voluntary changes in accounting principles. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005

(v)
In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140”. This statement permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. It establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation. In addition, SFAS No. 155 clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133.It also clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives. SFAS 155 amends Statement 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

(vi)
FIN 48, Accounting for Uncertainty in Income Taxes (Interpretation of FASB statement 109). This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company will adopt this interpretation effective March 1, 2007.

--77--

 MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Six Months Ended August 31, 2006
(Unaudited) (U.S. Dollars)

4.	GOING-CONCERN

The accompanying financial statements have been prepared on a going-concern basis. The Company has a history of operating losses and will need to raise additional capital to fund its planned operations. As at August 31, 2006, the Company had working capital of $1,450,434 (February 28, 2006 - $45,944) and a cumulative loss during the exploration stage of $25,698,977 (February 28, 2006 - $21,759,123). These conditions raise substantial doubt about the Company’s ability to continue as a going-concern.

5.	EQUIPMENT

	August 31, 2006			February 28, 2006
	Accumulated Cost	Depreciation	Net	Net

Office equipment	$3,144	$(54)	$3,092	$880
Vehicles	86,642	(2,974)	83,668	-
Computers	4,482	(54)	4,428	-
	$94,268	$(3,079)	$91,188	$880

6.	MINERAL PROPERTIES

On May 3, 2004, the Company entered into a share exchange agreement with the shareholders of Sierra Minerals. Pursuant to the terms of the share exchange agreement, the Company issued 860,000 shares of its common stock (43,000,000 pre-split) in exchange for all of the outstanding shares of Sierra Minerals. As a result, Sierra Minerals became a wholly-owned subsidiary of the Company.  After re-statements (see note 2), the issued common stock was valued at $12.75 per share ($0.255 pre-split) or $10,965,000; which represents the fair value based on the date of the share exchange agreement (May 3, 2004).  Finders’ fees of 120,000 options (6,000,000 pre-split) to purchase the same number of shares of the Company’s common stock at $0.50 per share ($0.01 pre-split) were issued to non-related parties in connection with this share exchange. After re-statements (see note 2), the fair value of these options was $1,523,000; this amount was determined using the Black-Scholes formula with a 5-year expected life, a volatility factor of 191%, a risk-free rate of 5% and no assumed dividend rate. Due to the uncertainty of the future revenue to be generated from this property, the cost of the acquisition of $10,965.000, compensation expense of $1,523,000, and advances totalling $507,500 were charged to operations in the year ended February 28, 2005.

Sierra Minerals was a party to a joint venture agreement, dated April 26, 2004 and amended on June 1, 2004, by and between Sierra Minerals and MRT, which had interests in exploration properties.

--78--

 MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Six Months Ended August 31, 2006
(Unaudited) (U.S. Dollars)

6. MINERAL PROPERTIES (Continued)

On August 25, 2005, the joint venture agreement was cancelled and the Company entered into a new arrangement with MRT.  Instead of a joint venture, the Company incorporated a Mexican wholly-owned subsidiary, Sunburst de Mexico, which took title to the properties.  The Company entered into additional agreements with MRT, which provided Sunburst de Mexico options on the concessions for the Guazapares properties and additional concessions for the Cieneguita properties, and the right of first refusal on two additional Encino Gordo properties (collectively, the “Property Agreements”). The parties also entered into an operating agreement, which gave MRT the sole and exclusive right and authority to manage the Cieneguita Property.

On December 8, 2005, the Company and Sunburst de Mexico entered into the New Agreement with MRT to exercise their option under the August 18, 2005 sale and purchase of mining concessions agreement to obtain two mining concessions in the Encino Gordo region.

The New Agreement also provided the Company the option to obtain three additional concessions in the Encino Gordo region.  These properties are located in the state of Chihuahua, Mexico.

The following are additional material terms of the New Agreement:

(a)	The operator’s agreement with MRT was cancelled;

(b)
The Company granted MRT the option to buy all of the outstanding shares of Sunburst de Mexico for $100 if the Company failed to transfer $1,500,000 to Sunburst de Mexico by April 30, 2006. However, in April 2006, the parties amended the New Agreement to delete both the required transfer of $1,500,000 to Sunburst de Mexico and MRT’s option to purchase shares of Sunburst de Mexico;

(c)	The Property Agreements were modified to change the net smelter rate to a maximum of 2.5% for all properties covered by the agreements;

(d)
The Company agreed to issue 2,000,000 shares of the Company’s common stock to MRT within four months of the date of the signing of the New Agreement.  These shares were issued to MRT and its assignee at the market value of $1.05 per share on February 23, 2006. This issuance fulfilled the Company’s payment obligations under the previous Property Agreements; and

(e)
The Company agreed to issue 1,000,000 additional shares of the Company’s common stock to MRT if and when the Cieneguita Property is put into production and reaches 85% of production capacity over a 90-day period, as defined in the New Agreement.

--79--

 MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Six Months Ended August 31, 2006
(Unaudited) (U.S. Dollars)

7.	PROMISSORY NOTES

As at August 31, 2006 the Company had $nil (February 28, 2006 - $412,800) of promissory notes outstanding and $nil (February 28, 2006 - $7,259) of accrued interest outstanding on the promissory notes.

On March 4, 2006, the Company agreed to issue 1,651,200 common shares at a price of $0.25 per share to settle $412,800 in promissory notes payable. As a condition, to this arrangement the promissory note holders waived all accrued interest payable on the notes. On April 6, 2006, these shares were issued (note 10) and the Company recorded a $7,259 gain on settlement of debt.

8.	CONVERTIBLE DEBENTURES

On August 25, 2004, the Company entered into a securities purchase agreement (the “Agreement”), with Bristol Investment Fund, Ltd., Alpha Capital AG and Stonestreet LP (the “Purchasers”). Pursuant to the Agreement, the Purchasers agreed to purchase up to $1,350,000 in face amount of secured convertible debentures (the “Debentures”) from the Company.  The Debentures did not bear interest but were to be issued at a 26% discount to the face amount. Accordingly, the cash purchase price for the full $1,350,000 face amount of the Debentures was $1,000,000.   The Debentures were due and payable in full one year from the date of issuance.

The Purchasers also had the right to convert the full-face amount of the Debentures to common stock of the Company at a price of $5.00 per share ($0.10 pre-split).  Under the Agreement, the Purchasers were also to receive warrants and additional investment rights to purchase shares of the Company’s common stock, where the warrants were exercisable at a price of $6.00 per share ($0.12 pre-split) for a period of five years and additional investment rights were exercisable at a price of $5.00 per share ($0.10 pre-split).

The Purchasers purchased a total of $675,000 in face amount for cash proceeds of $500,000 and the $175,000 discount was charged as interest over the term of the debenture; $87,500 in the year ending February 28, 2005 and the $87,500 in the year ending February 28, 2006. The Company paid $20,000 in legal fees and $50,000 administration fees.

A beneficial conversion feature expense of $500,000 resulting from the anticipated conversion of the debentures, and the exercise of the associated warrants and additional investment rights of the above debentures was recorded as interest expense for the year ending February 28, 2005.

On August 10, 2005, the Company and the Purchasers agreed to retire the Debentures including all associated principal, terms, warrants and rights for the amount of $500,000 plus 8% interest. On September 21, 2005, the Company repaid in full $500,000 plus interest charges of $41,815 to the Purchasers. As a result of this payment, the Debentures were terminated and the associated warrants and additional investment rights were cancelled. A gain of $133,185 was recorded for settlement of this debt.

Another convertible debenture in the amount of $30,000 was issued on January 15, 2004. The conversion of principal and accrued interest (8% per year) was at the rate of $1.00 ($0.02 pre-split) per share of common stock. On December 21, 2005, the Company repaid the $30,000 convertible debenture plus accrued interest of $4,645.

--80--

 MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Six Months Ended August 31, 2006
(Unaudited) (U.S. Dollars)

8. CONVERTIBLE DEBENTURES (Continued)

In December 2005, the Company issued $300,000 in convertible debentures to three lenders with a maturity date of December 8, 2006, accrued interest at 7% per year, and convertible at the option of the holder into shares of common stock at $0.15 per share. On January 6, 2006, these debentures were converted and the Company issued 2,000,000 common shares (100,000,000 pre-split). A beneficial conversion feature of $300,000 was recorded in interest expense as to the anticipated conversion of these debentures, with a corresponding increase in additional paid in capital.

In January and February 2006, the Company issued convertible debentures, with principal and accrued interest at 7% per year, convertible into units at the option of the holder.  Each unit consists of a warrant to purchase 25,000 common shares at $1.00 per share and $25,000 of debt, which at the option of the holder, may be converted to common shares at $0.50 per share until April 30, 2008.  As at February 28, 2006, the Company had issued convertible debentures in the amount of $652,000

A beneficial conversion feature of $489,000 was recorded in interest expense as to the anticipated conversion of these debentures. Also included in interest expense was $163,000 representing the relative fair value of the warrants (immediately exercisable) in relation to the convertible debt.

During the quarter ended May 31, 2006, the Company issued an additional $2,265,500 of convertible debentures, with principal and accrued interest at 7% per year, convertible into units at the option of the holder. Each unit consisted of a warrant to purchase 25,000 common shares at $1.00 per share and $25,000 of debt, which at the option of the holder, may be converted to common shares at $0.50 per share until April 30, 2008. A beneficial conversion feature of $1,359,300 was recorded in interest expense as to the anticipated conversion of these debentures, and interest expense of $906,200 was recorded representing the relative fair value of the warrants (immediately exercisable) in relation to the convertible debt, and as a result, the aggregate sum of $2,265,500 was offset as additional paid in capital. As at May 31, 2006 there was $2,917,500 of convertible debentures outstanding.

During the quarter ended August 31, 2006, all of the $2,917,500 convertible debentures were converted into 5,835,000 shares of the Company’s common stock at $0.50 per share. As at August 31, 2006 there were no convertible debentures outstanding.

The fair value of the warrants attached to the convertible debentures as discussed above was estimated at the date of grant using the Black-Scholes option pricing model using the following weighted average assumptions:

	112,500 Warrants - attached to $675,000 Convertible Debenture	135,000 Additional Rights Warrants - attached to $675,000 Convertible Debenture	2,917,500 Warrants

Expected life	5 years	5 years	2 years
Expected volatility	107%	107%	107%
Risk free interest rate	5%	5%	5%
Expected dividends	-	-	-
Weighted average fair value of warrant	$6.00	$5.00	$1.00
Stock price at date of grant	$6.50	$6.50	$1.45

--81--

 MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Six Months Ended August 31, 2006
(Unaudited) (U.S. Dollars)

9.	PREFERRED STOCK

The Company is authorized to issue 20,000,000 shares of preferred stock. The Company’s board of directors is authorized to divide the preferred stock into series, and with respect to each series, to determine the preferences and rights and qualifications, limitations or restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, and the number of shares constituting the series and the designations of such series. The board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting rights of the holders of common stock, which issuance could have certain anti-takeover effects.

10.	COMMON STOCK

	Number of Shares	Amount
Balance, February 28, 2006	12,799,902	$15,583,977
Issued pursuant to private placement	550,000	275,000
Issued pursuant to settlement of promissory notes	1,651,200	412,800
Issued pursuant to private placement	200,000	100,000
Issued pursuant to exercise of convertible debt	5,835,000	2,917,500
Issued pursuant to exercise of warrants	50,000	50,000
Shares returned to treasury	(50,000)	(25,000)

Balance, August 31, 2006	21,036,102	$19,314,277

On April 3, 2006 and May 31, 2006 the Company issued 550,000 and 200,000 common shares respectively pursuant to a private placement unit offering. Units consisted of one share of common stock and one-half of one warrant. Each full warrant entitles the investor to purchase an additional share of the Company’s common stock at a price of $1.00 per share and is exercisable until April 30, 2008.

On March 4, 2006, the Company agreed to issue 1,651,200 common shares at a price of $0.25 per share to settle $412,800 in promissory notes payable (note 7). On April 6, 2006, these shares were issued.

On July 5, 2006, the Company issued 5,835,000 common shares on the exercise of $2,917,500 of convertible debt at a price of $0.50 per share.

On August 10, 2006, the Company issued 50,000 common shares on the exercise of 50,000 warrants where each warrants was exercisable into common shares at a price of $1.00 per share.

On August 15, 2006, the Company returned to treasury 50,000 common shares that were issued but not delivered pending payment with respect to the convertible debt converted into common shares on July 5, 2006.

--82--

 MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Six Months Ended August 31, 2006
(Unaudited) (U.S. Dollars)

11.	STOCK COMPENSATION PROGRAM

On December 9, 2005, the Company’s board of directors approved a stock compensation program, which was subsequently ratified at an extraordinary meeting of shareholders held on February 13, 2006. In order to maintain flexibility in the award of stock benefits, the program constitutes a single “omnibus” plan, but is composed of three parts. The first part is the qualified incentive stock option plan (the “ISO Plan”), which provides grants of qualified incentive stock options (“ISOs”).  The second part is the non-qualified stock option plan (“NQSO Plan”), which provides grants of nonqualified stock options (“NQSOs”).  The third part is the restricted shares plan (“Restricted Shares Plan”), which provides grants of restricted shares of the Company’s common stock (“Restricted Shares”). The maximum number of common shares that may be purchased under the plan is 6,000,000. Options granted under the plan include incentive and non-qualified stock options as well as actual shares of common stock, with vesting determined on the grant date, not to exceed 10 years, and are exercisable over a 10-year maximum period at a price to approximate the fair market value of the common stock at the date of grant.

On February 27, 2006, the Company granted 800,000 ISOs under the ISO Plan to directors and officers (600,000 stock options) and consultants (200,000 stock options) at a price of $0.50 per common stock for a period of ten years. The ISOs vest in four equal instalments, at the time of the grant and then every six months thereafter. Compensation cost, being the fair value of the options, is calculated to be $992,000 of which $248,000 is expensed on the date of issue and as the remainder vest.

The fair value of the 800,000 options was determined using the Black-Scholes option pricing model using a ten-year expected life of the option, a volatility factor of 152%, a risk-free rate of 5% and no assumed dividend rate.

On August 15, 2006, the Company granted 150,000 stock options to an employee at $1.04 (a 10% discount to market price on the day of acceptance), which vest over a three year period at a rate of 25,000 every six months.

The options are summarized as follows:

	Options	Weighted Average Exercise Price

Outstanding at February 28, 2006	930,000	$ 0.54
Granted	150,000	1.04

Outstanding at February 28, 2006	1,080,000	$0.59

--83--

 MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Six Months Ended August 31, 2006
(Unaudited) (U.S. Dollars)

11. STOCK COMPENSATION PROGRAM (Continued)

The following table summarizes options outstanding at August 31, 2006:

Exercise Price	Number of Options Issued	Number of Options Exercisable	Remaining Contractual Life (Years)

$0.50	890,000	490,000	9.06
$1.04	150,000	0	9.95
$1.50	40,000	40,000	3.75

	1,080,000	530,000

The Company has reserved 1,080,000 common shares in the event that these options are exercised.

For the quarter ended August 31, 2006, stock-based compensation expenses totalled $248,000 (2005 - $nil) with an offsetting amount to additional paid in capital.

12.	WARRANTS

As at August 31, 2006, the Company had a total of 8,217,500 (February 28, 2006 - 5,652,000) warrants outstanding to purchase common stock. Each warrant entitles the holder to purchase one share of the Company’s common stock. The Company has reserved 8,217,500 common shares in the event that these warrants are exercised.

The warrants include 1,000,000 Series A Warrants exercisable at $0.50 per share, 1,000,000 Series B Warrants exercisable at $0.75 per share, 1,000,000 Series C Warrants exercisable at $1.00 per share, 1,000,000 Series D Warrants exercisable at $1.25 per share, and 1,000,000 Series E Warrants exercisable at $1.50 per share; of which all are exercisable at the option of the holder, have no redemption features, and are settled on a physical basis.. The Series A Warrants were fully vested upon issuance. They are exercisable at any time following their issuance but will expire on June 30, 2007 to the extent they are not exercised. The remaining series of Warrants will each vest and become exercisable only at the time that the immediately preceding series has been fully exercised.

Unless terminated earlier as a result of failure to vest, the Series B and Series C Warrants will each expire on December 31, 2007, and the Series D and Series E Warrants will each expire on December 31, 2008. Stock-based compensation of $3,898,000 was recorded on these warrants at February 28, 2006.

The Company has also issued 2,917,500 warrants exercisable at $1.00 each pursuant to the issuance of convertible debentures (note 8). These warrants expire on April 30, 2008, and are redeemable by the Company, at $.01 per share, in the event the Company’s Common Stock closes with a bid price, on average, over $3.00 per share for a consecutive 20 day period. On August 10, 2006, 50,000 warrants were exercised into 50,000 common shares at a price of $1.00 per share. On August 15, 2006, 25,000 warrants were cancelled due to non-payment of funds with respect to a convertible debt subscription in the amount of $25,000 (note 10).

--84--

 MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Six Months Ended August 31, 2006
(Unaudited) (U.S. Dollars)

12. WARRANTS (Continued)

The fair value of the warrants discussed above was estimated at the date of grant using the Black-Scholes option pricing model using the following weighted average assumptions:

	2,917,500 Warrants	1,000,000 Warrants issued to GM Capital - Series A	1,000,000 Warrants issued to GM Capital - Series B	1,000,000 Warrants issued to GM Capital - Series C	1,000,000 Warrants issued to GM Capital - Series D	1,000,000 Warrants issued to GM Capital - Series E

Expected life (years)	2	1.58	2.08	2.08	3.08	3.08
Expected volatility	107%	152%	152%	152%	152%	152%
Risk free interest rate	5%	5%	5%	5%	5%	5%
Expected dividends	-	-	-	-	-	-
Weighted average fair value of warrant	$1.00	$0.50	$0.75	$1.00	$1.25	$1.50
Stock price at date of grant	$1.45	$1.00	$1.00	$1.00	$1.00	$1.00

The Company has also issued 375,000 warrants exercisable at $1.00 each pursuant to a private placement unit offering from shares issued on April 3, 2006 and May 31, 2006. Each warrant entitles the investor to purchase an additional share of the Company’s common stock at a price of $1.00 per share and is exercisable until April 30, 2008.

13.	RELATED PARTY TRANSACTIONS

For the six months ended August 31, 2006, the Company paid management fees of $116,000 (2005 - $nil) to certain officers and directors and to companies controlled by directors. The Company also paid $23,776 (2005 - $nil) to certain officers and directors and to companies controlled by directors for travel, office and other related expenses.

As at August 31, 2006, accounts payable of $4,121 (2005 - $nil) were owing to certain officers and directors of the Company and to companies controlled by directors.

As of August 31, 2006, the Company had a note payable due to a former related entity in the amount of $nil (2005 - $28,500). Interest on this note was imputed at a rate of 6.09% and totalled $nil (2005 - $19,268) cumulatively at August 31, 2006.

All related party transactions are in the normal course of business at the exchange amount agreed to by each party.

--85--

 MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Six Months Ended August 31, 2006
(Unaudited) (U.S. Dollars)

14.	CONTINGENT LIABILITY

On August 31, 2006, the Company entered into an Amended Consulting Agreement with G.M. Capital.  This agreement replaces the agreement signed with G.M. Capital in January 2006, which contained registration rights which requires the Company to use best efforts to file a registration statement registering the warrant shares within 45 days upon demand of 50% of the warrant holders and thereafter to use best efforts to cause such registration statement to be declared effective as soon as reasonably possible. Otherwise, the Company is obligated to sell to GM Capital as liquidated damages payment comprising of 1,000 shares per day at $0.001 per share until the default is cured. As at August 31, 2006, GM Capital had not demanded the Company to file a registration statement, and, in the Company’s opinion, best efforts have been made to effect the registration of the warrant shares. Accordingly, the Company believes a liability did not and does not exist and accordingly no provision was made in the financial statements in this regard.

The Amended Consulting Agreement dated August 31, 2006, in part, removed the provision for the liquidated damages provision relating to the registration rights of the holders of the Warrants.

15.	SUBSEQUENT EVENTS

(a)	Promissory Notes

Subsequent to August 31, 2006, the Company shall offer Notes, up to $2,000,000 in principal amount together with warrants, where every $5.00 of principal amount can be converted into one warrant. The Notes shall require quarterly payments of interest at 7% and shall be due and payable in full in one year. In addition, the Company shall be required to apply all net operating income from the Cieneguita Property to repayment of the Notes until they are paid in full. The Company also must apply the net proceeds of any funds received from the issuance of new equity or debt instruments until the Notes are repaid in full. The Warrants will be exercisable for a period of one year beginning one year after the date of the offering and will give the holder the right to buy one share of common stock for $1.00 for a period of one year. The Company will pay a finders fee of 7%.

--86--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisition IV, Inc.)
(An Exploration Stage Company)

Restated Consolidated Financial Statements
February 28, 2006
(U.S. Dollars)

--87--

Pannell Kerr Forster

PKF

International

7TH Floor, Marine Building
355 Burrard Street
Vancouver, B.C.
Canada, V6C 2G8
Telephone: 604.687.1231
Facsimile: 604.688.4675

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE SHAREHOLDERS OF MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)

We have audited the accompanying consolidated balance sheets of Mexoro Minerals Ltd. (formerly Sunburst Acquisitions IV, Inc.) (An Exploration Stage Company) as at February 28, 2006 and 2005 and the consolidated statements of stockholders’ deficiency, operations and retained earnings (deficit), and cash flows for the years ended February 28, 2006 and 2005 and the period from inception of exploration stage (March 1, 2004) to February 28, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The related statements of stockholders’ deficiency, operations and retained earnings (deficit), and cash flows from inception of the development stage on August 27, 1997 to February 29, 2004 were audited by other auditors whose reports dated May 24, 2004 and May 27, 2003 expressed unqualified opinions, with an explanatory paragraph discussing the Company’s ability to continue as a going-concern. Our opinion on the stockholders’ deficiency, statements of operations and retained earnings (deficit), and cash flows from inception of the development stage to February 29, 2004, is solely based on the reports of other auditors.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at February 28, 2006 and 2005 and the results of its operations and its cash flows for the periods indicated above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going-concern. As discussed in note 3, the Company has sustained operating losses since its inception and has deficits in working capital and equity, which raises substantial doubt about its ability to continue as a going-concern. The financial statements do not include any adjustments related to the recoverability and classification of asset carrying amounts or the amounts and classification of liabilities that might result should the Company be unable to continue as a going-concern. Management’s plans in regard to these matters, which include a private placement of securities, are also described in note 3.

As discussed in note 2, the accompanying consolidated financial statements of the Company as at February 28, 2006 and 2005 and the consolidated statements of stockholders’ deficiency, operations and retained earnings (deficit), and cash flows for the years ended February 28, 2006 and 2005 and for the period from inception of exploration stage (March 1, 2004) to February 28, 2006 have been restated.

/s/ Pannell Kerr Forster

Chartered Accountants
(registered with the PCAOB as “Smythe Ratcliffe”)

Vancouver, Canada
May 20, 2006, except for notes 2(a), 2(b) and 2(c) which are as of
June 28, 2006, September 20, 2006 and November 23, 2006 respectively

--88--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Consolidated Balance Sheets
(U.S. Dollars)
Restated - Note 2

February 28, 2006		February 28, 2005

Assets
Current
Cash and cash equivalents	$479,530	$35,122
Accounts receivable	10,069	-
Prepaid expenses	48,269	8,113
	537,868	43,235
Equipment (note 5)	880	-

Total Assets	$538,748	$43,235

Liabilities
Current
Accounts payable and accrued liabilities	$79,124	$31,948
Promissory notes (note 7)	412,800	28,500
Current portion of convertible debentures (note 8)	-	617,500
	491,924	677,948

Convertible debentures (note 8)	652,000	-

Total liabilities	1,143,924	677,948

Stockholders’ deficiency
Capital stock
Preferred stock
Authorized: 20,000,000 shares without par value (note 9)
Issued: nil	-	-
Common stock
Authorized: 200,000,000 shares without par value
Issued: 12,799,902 (2005 - 1,737,902) (note 10)	15,573,977	12,970,977
Additional paid-in capital	7,402,346	2,304,346
Stock subscriptions	170,000	-
Accumulated deficit from prior operations	(2,003,427)	(2,003,427)
Accumulated deficit during the exploration stage	(21,749,123)	(13,912,488)
Other comprehensive income	1,051	5,879
Total stockholders’ deficiency	(605,176)	(634,713)

Total liabilities and stockholders’ deficiency	$538,748	$43,235
Going-concern (note 4)
Commitments (note 6)
Contingent Liability (note 15)
Subsequent events (note 16)

The Accompanying Notes are an Integral Part of These Financial Statements.

--89--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Consolidated Statements of Stockholders’ Deficiency
Period from Inception August 27, 1997 to February 28, 2006
(U.S. Dollars)
Restated - Note 2

	Number of shares	Amount	Additional paid-in capital	Stock subscriptions	Deficit accumulated from prior operations	Deficit accumulated during the exploration stage	Other comprehensive income (loss)	Total stockholders’ deficiency

Balance from prior operations,
March 1, 2004	709,168	$ 1,701,843	$ 194,391	$ 67,025	$ (2,003,427)	$ -	$ 8,929	$ (31,239)

Common stock issued in share exchange	860,000	10,965,000	-	-	-	-	-	10,965,000
Options issued as finders’ fees			1,523,000					1,523,000
Common stock issued for cash	113,222	269,134	-	(67,025)	-	-	-	202,109
Options exercised	50,000	35,000	-	-	-	-	-	35,000
Options issued	-	-	86,955	-	-	-	-	86,955
Warrants exercised	5,512	-	-	-	-	-	-	-
Beneficial conversion feature			500,000					500,000
Foreign exchange translation adjustment	-	-	-	-	-	-	(3,050)	(3,050)
Net loss for year	-	-	-	-	-	(13,912,488)	-	(13,912,488)

Balance, February 28, 2005	1,737,902	$12,970,977	$ 2,304,346	$ -	$ (2,003,427)	$ (13,912,488)	$ 5,879	$ (634,713)

The Accompanying Notes are an Integral Part of These Financial Statements.

--90--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Consolidated Statements of Stockholders’ Deficiency (Continued)
Period from Inception August 27, 1997 to February 28, 2006
(U.S. Dollars)
Restated - Note 2

	Number of shares	Amount	Additional paid-in capital	Stock subscriptions	Deficit accumulated from prior operations	Deficit accumulated during the exploration stage	Other comprehensive income (loss)	Total stockholders’ deficiency

Balance, February 28, 2005	1,737,902	$ 12,970,977	$ 2,304,346	$ -	$ (2,003,427)	$ (13,912,488)	$ 5,879	$ (634,713)

Common stock issued for consulting services	30,000	90,000	-	-	-	-	-	90,000
Options exercised	32,000	43,000	-	-	-	-	-	43,000
Common stock issued on conversion
Of debenture	2,000,000	300,000	-	-	-	-	-	300,000
Common stock issued in property acquisition	2,000,000	2,100,000	-	-	-	-	-	2,100,000
Common stock issued for cash	7,000,000	70,000	-	-	-	-	-	70,000
Options issued	-	-	248,000	-	-	-	-	248,000
Warrants issued	-	-	3,898,000	-	-	-	-	3,898,000
Beneficial conversion feature	-	-	952,000	-	-	-	-	952,000
Stock subscriptions	-	-	-	170,000	-	-	-	170,000
Foreign exchange translation adjustment	-	-	-	-	-	-	(4,828)	(4,828)
Net loss for year	-	-	-	-	-	(7,836,635)	-	(7,836,635)
Balance, February 28, 2006	12,799,902	$ 15,573,977	$ 7,402,346	$ 170,000	$ (2,003,427)	$ (21,749,123)	$ 1,051	$ (605,176)

The Accompanying Notes are an Integral Part of These Financial Statements.

--91--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Consolidated Statements of Operations and Retained Earnings (Deficit)
(U.S. Dollars)
Restated - Note 2

	Year Ended		Period from Inception of Exploration Stage (March 1, 2004)
	February 28, 2006	February 28, 2005	to February 28, 2006

Expenses
General and administrative	$459,337	$237,410	$996,747
Stock-based compensation (note 11)	4,146,000	86,955	4,232,955
Acquisition of resource properties	2,310,922	12,995,500	15,306,422

Operating loss	(6,916,259)	(13,319,865)	(20,236,124)
Other income (Expenses)
Interest	(1,053,561)	(592,623)	(1,646,184)
Gain on settlement of debt (note 8)	133,185	-	133,185

Loss from operations	(7,836,635)	(13,912,488)	(21,749,123)

Net loss	(7,836,635)	(13,912,488)	(21,749,123)
Accumulated deficit, beginning	(13,912,488)	-	-
Accumulated deficit, ending	$(21,749,123)	$(13,912,488)	$(21,749,123)

Other comprehensive income
Foreign exchange gain on translation	1,051	5,879	15,858

Total comprehensive loss	$(7,835,584)	$(13,906,609)	$(21,733,265)

Total loss per share - basic and diluted	$(3.59)	$(9.40)

Weighted average number of shares of
Common stock - basic and diluted	2,184,686	1,479,687

The Accompanying Notes are an Integral Part of These Financial Statements.

--92--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Consolidated Balance Sheets
(U.S. Dollars)
Restated - Note 2

			Period from Inception of Exploration (March 1, 2004)
	February 28, 2006	February 28, 2005	to February 28, 2006
Operating activities
Net loss	$(7,836,635)	$(13,912,488)	$(21,749,123)
Adjustments to reconcile net income (loss)
net cash flows
Write-off of note receivable	-	57,500	57,500
Acquisition of resource properties for stock	2,100,000	10,965,000	13,065,000
Discount on convertible debenture	87,500	87,500	175,000
Non-cash component of gain on settlement of debt	(175,000)	-	(175,000)
Effect of foreign currency translation on cash	(4,828)	(3,050)	14,199
Stock-based compensation	4,236,000	1,609,955	5,845,955
Beneficial conversion feature	952,000	500,000	1,452,000
Prepaid expense	(40,156)	(1,633)	(41,789)
Accounts receivable	(10,069)	8,206	(1,863)
Customer deposits	-	(44,809)	(44,809)
Accounts payable and accrued liabilities	47,176	9,755	56,931
Cash used in operating activities	(644,012)	(724,064)	(1,345,999)
Investing activity
Purchase of property and equipment	(880)	-	(880)
Cash used in investing activity	(880)	-	(880)
Financing activities
Proceeds from notes payable	562,800	-	562,800
Proceeds from convertible debentures	952,000	500,000	1,452,000
Proceeds from exercise of options	43,000	35,000	78,000
Repayment of notes payable	(178,500)	-	(178,500)
Repayment of convertible debentures	(530,000)	-	(530,000)
Stock subscriptions	170,000	-	170,000
Issuance of common stock	70,000	202,109	272,109
Cash provided by financing activities	1,089,300	737,109	1,826,409
Inflow of cash and cash equivalents	444,408	13,045	479,530
Cash and cash equivalents, beginning	35,122	22,077	-
Cash and cash equivalents, ending	$479,530	$35,122	$479,530

Supplemental cash flow information
Interest paid	$101,561	$5,123	$106,684
Common stock issued on conversion of debt	300,000	-	300,000
Shares issued for services	$90,000	-	$90,000

The Accompanying Notes are an Integral Part of These Financial Statements.

--93--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended February 28, 2006 and 2005
(U.S. Dollars)
Restated - Note 2

1.	BASIS OF PRESENTATION

Mexoro Minerals Ltd. (formerly Sunburst Acquisitions IV, Inc.) ("Mexoro" or the “Company”) was incorporated in the state of Colorado on August 27, 1997 and on February 15, 2006 its name was changed to Mexoro Minerals Ltd.  The Company was formed to seek out and acquire business opportunities.  Between 1997 and 2003, the Company engaged in two business acquisitions and one business opportunity, none of which generated a significant profit or created sustainable business. All were sold or discontinued. Currently, the main focus of the Company’s operations is in Mexico.

The Company had previously been pursuing various business opportunities and, effective March 1, 2004, the Company changed its principal operations to mineral exploration. Accordingly, as of March 1, 2004 the Company is considered an exploration stage company.

On May 25, 2004, the Company completed a share exchange transaction with Sierra Minerals and Mining, Inc. (“Sierra Minerals”), a Nevada corporation, which caused Sierra Minerals to become a wholly-owned subsidiary.  Sierra Minerals held certain rights to properties in Mexico that the Company now owns or has an option to acquire.  Through Sierra Minerals, the Company entered into a joint venture agreement with Minera Rio Tinto, S.A. De C.V. (“MRT”), a company duly incorporated pursuant to the laws of the United Mexican States, which is controlled by an officer of the Company. In August 2005, the Company cancelled the joint venture agreement in order to pursue directly the mineral exploration opportunities through a wholly-owned Mexican subsidiary, Sunburst Mining de Mexico S.A. de C.V. (“Sunburst de Mexico”).  On August 25, 2005, Sunburst de Mexico, Mexoro and MRT entered into agreements providing Sunburst de Mexico the right to explore and exploit certain properties in Mexico. In December 2005, the Company and Sunburst de Mexico entered into a new agreement with MRT (the “New Agreement”) (note 6). On January 20, 2006, Sierra Minerals was dissolved.

2.	RESTATEMENTS

(a)

Management has determined that, in the year ending February 28, 2005, previous management used a nominal value to record the issuance of 860,000 shares of common stock (43,000,000 pre-split) pursuant to a share exchange agreement, and 120,000 options (6,000,000 pre-split) issued as finders fees with respect to the share exchange agreement. Current management believes that a fair value should have been used and has restated each of these amounts. Management has also determined that in the year ending February 28, 2005, the Company should have recorded a beneficial conversion feature on convertible debentures that included conversion to common shares, warrants and additional investment rights. Management has also reclassified stock-based compensation expense from general and administrative to stock-based compensation.

In the year ending February 28, 2006, management has corrected a calculation error in the recording of a beneficial conversion feature on warrants issued with the convertible debentures. Management has also reclassified accrued interest from promissory notes to accounts payable and accrued interest.

Management has accordingly restated the Company’s financial statements as at February 28, 2006 and 2005 and for the years ended February 28, 2006 and 2005.
--94--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended February 28, 2006 and 2005
(U.S. Dollars)
Restated - Note 2

2.  RESTATEMENTS (Continued)
The effect of these adjustments on the Company’s consolidated financial condition is as follows:

	February 28, 2006		February 28, 2005
	Restated	Originally Reported	Restated	Originally Reported
Accounts payable and accrued liabilities	$ 79,124	$ 71,865	$ 31,948	$ 31,948
Promissory notes	412,800	420,059	28,500	28,500
Current portion of convertible debentures	-	-	617,500	705,000
Total liabilities	1,143,924	1,143,924	677,948	765,448
Common stock	15,583,977	5,048,977	12,970,977	2,435,977
Additional paid-in capital	16,082,346	13,990,646	2,304,346	457,146
Accumulated deficit	(30,439,123)	(17,812,423)	(13,912,488)	(1,617,788)
Total stockholders’ deficiency	(605,176)	(605,176)	(634,713)	(722,213)

The effect of these adjustments on the Company’s consolidated results of operations is as follows:

Period ended	February 28, 2006		February 28, 2005
	Restated	Originally Reported	Restated	Originally Reported

General and administrative	9,149,337	9,149,337	237,410	324,365
Stock-based compensation	4,146,000	4,146,000	86,955	-
Acquisition of resource properties	2,310,922	2,310,922	12,995,500	1,113,300
Interest expense	(1,053,561)	(721,561)	(592,623)	(180,123)
Net loss for the period	(16,526,635)	(16,193,584)	(13,912,488)	(1,617,788)
Loss per share	$ (7.56)	$ (7.41)	$ (9.40)	$ (1.09)

(b) After further review, management has determined that, in the year ending February 28, 2006, compensation expense recorded in the amount of $8,680,000 relating to the issuance of 7 million common shares was incorrect. Accordingly, these shares were issued as consideration for receiving cash proceeds of $70,000.

--95--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended February 28, 2006 and 2005
(U.S. Dollars)
Restated - Note 2

2. RESTATEMENTS (Continued)

Management has accordingly restated the Company’s financial statements as at February 28, 2006 and for the year ended February 28, 2006.

The effect of this adjustment on the Company’s consolidated financial condition is as follows:

	February 28, 2006
	Restated	Restated from 2(a)
Common stock	$15,583,977	$15,583,977
Additional paid-in capital	7,402,346	16,082,346
Accumulated deficit	(21,759,123)	(30,439,123)
Total Stockholders’ Deficiency	(605,176)	(605,176)

The effect of this adjustment on the Company’s consolidated results of operations is as follows:

Period ended	February 28, 2006
	Restated	Restated from 2(a)

General and administrative	469,337	9,149,337
Net loss for the period	(7,846,635)	(16,526,635)
Loss per share	$(3.59)	$(7.56)

(c)
After further review, management has determined that, in the year ending February 28, 2006, shares issued for services and recorded as compensation expense was overstated by $10,000. Accordingly, this amount originally recorded as a compensation expense totalling $100,000 has been corrected and is now recorded as $90,000.

The effect of this adjustment on the Company’s consolidated results of operations is as follows:

Period ended	February 28, 2006
	Restated	Restated from 2(b)

General and administrative	459,337	469,337
Net loss for the period	(7,836,635)	(7,846,635)
Loss per share	$(3.59)	$(3.59)

--96--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended February 28, 2006 and 2005
(U.S. Dollars)
Restated - Note 2

2. RESTATEMENTS (continued)

In addition, in the year ending February 28, 2006, management revised the disclosure in the consolidated statement of cash flows respecting the non-cash component of the gain on settlement of debt.

The effect of this adjustment on the Company’s consolidated statement of cash flows is as follows:

Period ended	February 28, 2006
	Restated	Originally Reported
Operating activities
Non-cash component of gain on settlement of debt	$(175,000)	$-

Financing activities
Repayment of convertible debenture	$530,000	$705,000

3.	SIGNIFICANT ACCOUNTING POLICIES

(a)	Principles of consolidation

The accompanying financial statements include the accounts and activities of Mexoro Minerals Ltd. and its wholly-owned subsidiary, Sunburst de Mexico. All intercompany transactions have been eliminated in consolidation.

(b)	Financial instruments

(i)	Fair value

The carrying values of cash and cash equivalents, accounts receivable, and accounts payable and accrued liabilities approximate their fair values because of the short-term maturity of these financial instruments. The carrying value of convertible debentures approximates their fair value because these instruments earn interest at the market rate.

--97--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended February 28, 2006 and 2005
(U.S. Dollars)
Restated - Note 2

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)
(b) Financial instruments (continued)

(ii)	Interest rate risk

The Company is not exposed to significant interest rate risk due to the short-term maturity of its monetary current assets and current liabilities. The convertible debentures are not exposed to interest rate risk because the interest rate is fixed to maturity.

(iii)	Credit risk

The Company's financial assets that are exposed to credit risk consist primarily of cash that is placed with major financial institutions.

(iv)	Translation risk

The Company translates the results of non-US operations into US currency using rates approximating the average exchange rate for the year. The exchange rate may vary from time to time. This risk is considered moderate, as the Company’s mining project expenses are recorded in Mexican pesos and converted to US currency.

(c)	Equipment

Equipment is recorded at cost. Depreciation is provided on a declining-balance basis at 30%.

(d)	Cash and cash equivalents

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

(e)	Basic and diluted income (loss) per share

The Company computes income (loss) per share in accordance with SFAS No. 128, "Earnings per Share", which requires presentation of both basic and diluted earnings per share (EPS) on the face of the statement of operations and deficit. Basic EPS is computed by dividing income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is

--98--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended February 28, 2006 and 2005
(U.S. Dollars)
Restated - Note 2

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)
(e) Basic and diluted income (loss) per share (continued)

used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. All previously stated share and per share balances have been restated to give retroactive effect to the 1:50 share consolidation that occurred on February 15, 2006.

(f)	Impairment or disposal of long-lived assets

In August 2001, the FASB issued Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FAS 144”). FAS 144 clarifies the accounting for the impairment of long-lived assets and for long-lived assets to be disposed of, including the disposal of business segments and major lines of business. The Company has implemented FAS 144. Long-lived assets are reviewed when facts and circumstances indicate that the carrying value of the asset may not be recoverable. When necessary, impaired assets are written down to estimate fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

(g)	Use of estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and would impact future results of operations and cash flows.

(h)	Consideration of other comprehensive income items

SFAS No. 130 - “Reporting Comprehensive Income”, requires companies to present comprehensive income (consisting primarily of net loss plus other direct equity changes and credits) and its components as part of the basic financial statements.

(i)	Stock-based compensation

Prior to March 1, 2004, the Company accounted for stock-based awards under the recognition and measurement provisions of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” using the intrinsic value method of accounting, under which compensation expense was only recognized if the exercise price of the Company’s employee stock options was less than the market price of the underlying common stock on the date of grant.

--99--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended February 28, 2006 and 2005
(U.S. Dollars)
Restated - Note 2

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)
(i) Stock-based compensation (continued)

Effective March 1, 2004, the Company adopted the fair value recognition provisions of SFAS No. 123R “Share Based Payments”, using the modified prospective transition method. Under that transition method, compensation cost is recognized for all share-based payments granted prior to, but not yet vested as of March 1, 2004, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and compensation cost for all share-based payments granted subsequent to March 1, 2004, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Results for prior periods have not been restated. As of March 1, 2004, there were no unvested options; and therefore, there was no effect on the Company’s reported loss from operations, cash flows or loss per share as a result of adopting SFAS No. 123R.

All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued (see note 11).

(j)	Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109 - “Accounting for Income Taxes”. Deferred tax assets and liabilities are recognized with respect to the tax consequences attributable to differences between the financial statement carrying values and tax basis of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. Further, the effect on deferred tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the enactment.

(k)	Foreign currency translation

Mexoro and its subsidiary Sunburst de Mexico maintain accounting records in their functional currencies, U.S. dollars and Mexican pesos, respectively.

Mexoro and Sunburst de Mexico translate foreign currency transactions into the respective functional currencies in the following manners: at the transaction date, each asset, liability, revenue and expense is translated into the functional currency by the use of the exchange rate in effect at that date; at the period end, foreign currency monetary assets and liabilities are re-evaluated into the functional currency by using the exchange rate in effect at the balance sheet date. The resulting foreign exchange gains and losses are included in operations.

--100--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended February 28, 2006 and 2005
(U.S. Dollars)
Restated - Note 2

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)
In preparing consolidated financial statements, the Company translates the assets and liabilities of its subsidiary into U.S. dollars at the exchange rate in effect at the balance sheet date. Revenue and expenses are translated into U.S. dollars at the average exchange rate for the applicable period. Any gain or loss from such translations are included in stockholders’ equity as a component of other comprehensive income.

(l)	Recent accounting pronouncements

(i)
In December 2004, FASB issued a revision of Statement No. 123(R), “Accounting for Stock-Based Compensation”. This statement supersedes APB 25 and its related implementation guidance. The revised pronouncement requires that all stock options and warrants be accounted for using the fair value method. This pronouncement does not impact the Company, as the Company has no employees and currently accounts for all options and warrants using the fair value method.

(ii)
In December 2004, the FASB issued SFAS Statement No. 153, “Exchanges of Non-Monetary Assets.” The statement is an amendment of APB Opinion No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. The Company believes that the adoption of this standard will have no material impact on its financial statements. The Company accounts for income taxes in accordance with SFAS No. 109 - “Accounting for Income Taxes”. Deferred tax assets and liabilities are recognized with respect to the tax consequences attributable to differences between the financial statement carrying values and tax basis of existing assets and liabilities.

(iii)
In March 2005, FASB issued Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations”. FIN 47 clarifies that the term “conditional asset retirement obligation” as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligation”, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. This pronouncement does not impact the Company for the current year.

(iv)
In May 2005, FASB issued SFAS No. 154 “Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3”. This Statement replaces APB Opinion No. 20, “Accounting Changes”, and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements”, and changes the requirements for the accounting for and reporting of a change in accounting principles. This statement applies to all voluntary changes in accounting principles. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

--101--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended February 28, 2006 and 2005
(U.S. Dollars)
Restated - Note 2

3. SIGNIFICANT ACCOUNTING POLICIES (Continued)
(l) Recent accounting pronouncements (continued)

(v)	This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005

(vi)
In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140”. This statement permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. It establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation. In addition, SFAS 155 clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133. It also clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives. SFAS 155 amends Statement 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

4.	GOING-CONCERN

The accompanying financial statements have been prepared on a going-concern basis. The Company has a history of operating losses and will need to raise additional capital to fund its planned operations. As at February 28, 2006, the Company had working capital of $45,944 (2005 - $634,713 working capital deficiency) and a cumulative loss of $30,439,123 (2005 - $13,912,488). These conditions raise substantial doubt about the Company’s ability to continue as a going-concern.

The Company intends to reduce its cumulative loss through the attainment of profitable operations, from its investment in a Mexican mining venture (note 6). In addition, the Company has conducted private placements of convertible debt and common stock (notes 8, 10 and 15), which have generated a portion of the initial cash requirements of its planned Mexican mining ventures (notes 6 and15).

--102--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended February 28, 2006 and 2005
(U.S. Dollars)
Restated - Note 2

5.	EQUIPMENT

	February 28, 2006			February 28, 2005

	Cost	Accumulated Depreciation	Net	Net

Office equipment	$880	$-	$880	$-

6.	MINERAL PROPERTIES

On May 3, 2004, the Company entered into a share exchange agreement with the shareholders of Sierra Minerals. Pursuant to the terms of the share exchange agreement, the Company issued 860,000 shares of its common stock (43,000,000 pre-split) in exchange for all of the outstanding shares of Sierra Minerals. As a result, Sierra Minerals became a wholly-owned subsidiary of the Company.  The common stock issued was valued at $12.75 per share ($0.255 pre-split) or $10,965,000; which represents the fair value based on the date of the share exchange agreement (May 3, 2004).  Finders’ fees of 120,000 options (6,000,000 pre-split) to purchase the same number of shares of the Company’s common stock at $0.50 per share (0.01 pre-split) were issued to non-related parties in connection with this share exchange. The fair value of these options issued as finders’ fees was $1,523,000; this amount was determined using the Black-Scholes formula with a 5-year expected life, a volatility factor of 191%, a risk-free rate of 5% and no assumed dividend rate. Due to the uncertainty of the future revenue to be generated from this property, the cost of the acquisition of $10,965.000, compensation expense of 1,523,000, and advances totaling $507,500 were charged to operations in the year ended February 28, 2005.

Sierra Minerals was a party to a joint venture agreement dated April 26, 2004 and amended on June 1, 2004, by and between Sierra Minerals and MRT a Mexican company, which held interests in Mexican exploration properties.

On August 25, 2005, the joint venture agreement was cancelled and the Company entered into a new arrangement with MRT.  Instead of a joint venture, the Company incorporated a Mexican wholly-owned subsidiary, Sunburst de Mexico. This restructuring allowed the Company to take title to the properties directly in the name of Sunburst de Mexico.  The Company entered into agreements with MRT, which provided Sunburst de Mexico options on the concessions of the Cieneguita and Guazapares properties and the right of first refusal on two Encino Gordo properties (collectively, the “Property Agreements”).  The parties also entered into an operating agreement, which gave MRT the sole and exclusive right and authority to manage the Cieneguita Property.

--103--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended February 28, 2006 and 2005
(U.S. Dollars)
Restated - Note 2

6. MINERAL PROPERTIES (Continued)

On December 8, 2005, the Company and Sunburst de Mexico entered into the New Agreement with MRT to exercise their option under the August 18, 2005 sale and purchase of mining concessions agreement to obtain two mining concessions in the Encino Gordo region. The New Agreement also provided the Company the option to obtain three additional concessions in the Encino Gordo region.  These properties are located in the state of Chihuahua, Mexico.

The following are additional material terms of the New Agreement:

(a) The operator’s agreement with MRT was cancelled;

(b)	The Company granted MRT the option to buy all of the outstanding shares of Sunburst de Mexico for $100 if the Company failed to transfer $1,500,000 to Sunburst de Mexico by April 30, 2006 (note 16);

(c)	The Property Agreements were modified to change the net smelter rate to a maximum of 2.5% for all properties covered by the agreements;

(d)	The Company agreed to issue 2,000,000 shares of the Company’s common stock to MRT within four months of the date of the signing of the New Agreement. These shares were issued to MRT and its assignee at the market value of $1.05 per share on February 23, 2006 and $2,100,000 was charged to operations for the year ended February 28, 2006. This issuance fulfilled the Company’s payment obligations under the previous Property Agreements; and

(e)
The Company agreed to issue 1,000,000 additional shares of the Company’s common stock to MRT if and when the Cieneguita Property is put into production and reaches 85% of production capacity over a 90-day period, as defined in the New Agreement.

7.	PROMISSORY NOTES

As at February 28, 2006, the Company had $412,800 (2005 - $28,500) promissory notes outstanding bearing interest of 7% per year (2005 - 6.09%) and due on or before December 31, 2006 (note 16).

As at February 28, 2006 there was accrued interest of $7,259 (2005 - $18,578) on the outstanding promissory notes.

--104--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended February 28, 2006 and 2005
(U.S. Dollars)
Restated - Note 2

8.	CONVERTIBLE DEBENTURES

On August 25, 2004, the Company entered into a securities purchase agreement (the “Agreement”), with Bristol Investment Fund, Ltd., Alpha Capital AG and Stonestreet LP (the “Purchasers”). Pursuant to the Agreement, the Purchasers agreed to purchase up to $1,350,000 in face amount of secured convertible debentures (the “Debentures”) from the Company.  The Debentures did not bear interest but were to be issued at a 26% discount to the face amount. Accordingly, the cash purchase price for the full $1,350,000 face amount of the Debentures was $1,000,000.   The Debentures were due and payable in one full year from the date of issuance.

The Purchasers also had the right to convert the full-face amount of the Debentures to common stock of the Company at a price of $5.00 per share ($0.10 pre-split).  Under the Agreement, the Purchasers were also to receive warrants and additional investment rights to purchase shares of the Company’s common stock. The warrants were exercisable at a price of $6.00 per share ($0.12 pre-split) for a period of five years and additional investment rights were exercisable at a price of $5.00 per share ($0.10 pre-split).

The Purchasers purchased a total of $675,000 in face amount for cash proceeds of $500,000 and the $175,000 discount was charged as interest over the term of the debenture; $87,500 in the year ending February 28, 2005 and the $87,500 in the year ending February 28, 2006. The Company paid $20,000 in legal fees and $50,000 administration fees.

A beneficial conversion feature expense of $500,000 resulting from the anticipated conversion of the debentures, and the exercise of the associated warrants and additional investment rights of the above debentures was recorded as interest expense for the year ending February 28, 2005.

On August 10, 2005, the Company and the Purchasers agreed to retire the Debentures including all associated principal, terms, warrants and rights for the amount of $500,000 plus 8% interest. On September 21, 2005, the Company repaid in full $500,000 plus interest charges of $41,815 to the Purchasers. As a result of this payment, the Debentures were terminated and the associated warrants and additional investment rights were cancelled. A gain of $133,185 was recorded for settlement of this debt.

Another convertible debenture in the amount of $30,000 was issued on January 15, 2004. The conversion of principal and accrued interest (8% per year) was at the rate of $1.00 ($0.02 pre-split) per share of common stock. On December 21, 2005, the Company repaid the $30,000 convertible debenture plus accrued interest of $4,645.

The Company issued $300,000 in convertible debentures in December 2005 to three lenders with a maturity date of December 8, 2006, accrued interest at 7% per year, and convertible at the option of the holder into shares of common stock at $0.15 per share. On January 6, 2006, these debentures were converted and the Company issued 2,000,000 common shares (100,000,000 pre-split). A beneficial conversion feature of $300,000 was recorded in interest expense as to the anticipated conversion of these debentures, with a corresponding increase in additional paid in capital.

--105--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended February 28, 2006 and 2005
(U.S. Dollars)
Restated - Note 2

8. CONVERTIBLE DEBENTURES (Continued)

In January 2006, the Company began issuing convertible debentures, with principal and accrued interest at 7% per year, convertible into units at the option of the holder.  Each unit consists of a warrant to purchase 25,000 common shares at $1.00 per share and $25,000 of debt, which may be converted to common shares at $0.50 per share and is exercisable until April 30, 2008.  As at February 28, 2006, the Company had issued convertible debentures in the amount of $652,000 (note 16). In addition, the warrants are redeemable by the Company, at $.01 per share, in the event the Company’s Common Stock closes with a bid price, on average, over $3.00 per share for a consecutive 20-day period. A beneficial conversion feature of $489,000 was recorded in interest expense as to the anticipated conversion of these debentures. Also included in interest expense is $163,000 representing the relative fair value of the warrants (immediately exercisable) in relation to the convertible debt (EITF 00-27). All of the foregoing interest expense has been recorded with a corresponding increase in additional paid in capital.

The fair value of the warrants attached to the convertible debentures as discussed above was estimated at the date of grant using the Black-Scholes option pricing model using the following weighted average assumptions:

	112,500 Warrants - attached to $675,000 Convertible Debenture	135,000 Additional Rights Warrants - attached to $675,000 Convertible Debenture	652,000 Warrants

Expected life	5 years	5 years	2 years
Expected volatility	107%	107%	107%
Risk free interest rate	5%	5%	5%
Expected dividends	-	-	-
Weighted average fair value of warrant	$6.00	$5.00	$1.00
Stock price at date of grant	$6.50	$6.50	$1.45

--106--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended February 28, 2006 and 2005
(U.S. Dollars)
Restated - Note 2

9.	PREFERRED STOCK

The Company is authorized to issue 20,000,000 shares of preferred stock. The Company’s board of directors is authorized to divide the preferred stock into series, and with respect to each series, to determine the preferences and rights and qualifications, limitations or restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, and the number of shares constituting the series and the designations of such series. The board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting rights of the holders of common stock, which issuance could have certain anti-takeover effects.

10.	COMMON STOCK

In August 2005 the Company issued 20,000 common shares (1,000,000 pre-split) at $1.25 per share from the exercise of stock options. In August 2005, the Company issued a total of 10,000 common shares (500,000 pre-split) at $2.00 per share to an officer as compensation for services pursuant to the terms of a Consulting Agreement entered into July 1, 2005.

In September 2005, the Company issued a total of 20,000 common shares (1,000,000 pre-split) at $4.00 per share to an officer as compensation for services pursuant to the terms of a Consulting Agreement entered into September 1, 2005. In October 2005 the Company issued 12,000 common shares (600,000 pre-split) at $1.50 per share from the exercise of stock options.

In January 2006, the Company issued 2,000,000 common shares (100,000,000 pre-split) on conversion of a $300,000 debenture (see note 8).

On February 16, 2006, the Company completed a reverse stock split of 50 old common shares for 1 new common share. In February 2006, the Company issued a total of 7,000,000 common shares for total proceeds of $70,000. The Company also issued 2,000,000 common shares in an acquisition of resource properties (see note 6).

In February 2006, the Company began accepting subscriptions for a unit offering. Units consist of one share of common stock and one-half of one warrant. Each full warrant entitles the investor to purchase an additional share of the Company’s common stock at a price of $1.00 per share and is exercisable until April 30, 2008.  The units were priced at $0.50 each. As at February 28, 2006, the Company had received subscriptions for units in the amount of $170,000 (note 16).

In March 2004, the Company completed a private placement of 73,000 common shares (3,650,000 pre-split) for total proceeds of $73,000. Also in March 2004, the Company issued 20,000 common shares (1,000,000 pre-split) at $1.00 per share from the exercise of stock options.

--107--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended February 28, 2006 and 2005
(U.S. Dollars)
Restated - Note 2

10. COMMON STOCK (Continued)

In May 2004, the Company issued 860,000 common shares (43,000,000 pre-split) in exchange for all of the outstanding shares of Sierra Minerals (see note 6). The Company also completed a private placement of 40,222 common shares (2,011,095 pre-split) for net proceeds of $196,134.

In July 2004, the Company issued 30,000 common shares (1,500,000 pre-split) at $0.50 per share from the exercise of stock options.

On September 29, 2004, 5,512 cashless warrants (275,632 pre-split) were exercised, and the Company issued 5,512 shares of common stock (275,632 pre-split).

11.	STOCK COMPENSATION PROGRAM

On December 9, 2005, the Company’s board of directors approved a stock compensation program, which was subsequently ratified at an extraordinary meeting of shareholders held on February 13, 2006. In order to maintain flexibility in the award of stock benefits, the program constitutes a single “omnibus” plan, but is composed of three parts. The first part is the qualified incentive stock option plan (the “ISO Plan”), which provides grants of qualified incentive stock options (“ISOs”).  The second part is the non-qualified stock option plan (“NQSO Plan”), which provides grants of nonqualified stock options (“NQSOs”).  The third part is the restricted shares plan (“Restricted Shares Plan”), which provides grants of restricted shares of the Company’s common stock (“Restricted Shares”). The maximum number of common shares that may be purchased under the plan is 6,000,000. Options granted under the plan include incentive and non-qualified stock options as well as actual shares of common stock, with vesting determined on the grant date, not to exceed 10 years, and are exercisable over a 10-year maximum period at a price to approximate the fair market value of the common stock at the date of grant.

On February 27, 2006, the Company granted 800,000 ISOs under the ISO Plan to directors and officers (600,000 stock options) and consultants (200,000 stock options) at a price of $0.50 per common stock for a period of ten years. The ISOs vest in four equal installments, at the time of the grant and then every six months thereafter. Compensation cost, being the fair value of the options, is calculated to be $982,000 of which $248,000 is expensed on the date of issue and as the remainder vest.

The fair value of the 800,000 options was determined using the Black-Scholes option pricing model using a ten-year expected life of the option, a volatility factor of 152%, a risk-free rate of 5% and no assumed dividend rate.

--108--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended February 28, 2006 and 2005
(U.S. Dollars)
Restated - Note 2

11. STOCK COMPENSATION PROGRAM (Continued)
The options are summarized as follows:

	Options	Weighted Average Exercise Price
Outstanding at February 29, 2004	98,000	$1.35
Granted	120,000	$0.50
Exercised	(50,000)	$0.70

Outstanding at February 28, 2005	168,000	$0.94
Granted	800,000	$0.50
Cancelled	(6,000)	$1.50
Exercised	(32,000)	$1.34

Outstanding at February 28, 2006	930,000	$0.54

The following table summarizes options outstanding at February 28, 2006:

Exercise Price	Number of Options Issued	Number of Options Exercisable	Remaining Contractual Life (Years)

$0.50	890,000	290,000	9.31
$1.50	40,000	40,000	4.00

	930,000	330,000

The Company has reserved 930,000 common shares in the event that these options are exercised.

--109--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended February 28, 2006 and 2005
(U.S. Dollars)
Restated - Note 2

11. STOCK COMPENSATION PROGRAM (Continued)

Stock-based compensation consists of the following:

	2006	2005
Compensation expense
Shares issued for services	$90,000	$-
Options issued as finders’ fees	-	1,523,000
Stock-based compensation
Warrants	3,898,000	-
Options	248,000	86,955

	$4,236,000	$1,609,955

Pursuant to a consulting agreement signed on July 1, 2006 and September 1, 2006, an officer of the Company received a total of 30,000 common shares (1,500,000 pre-split) from the Company for services, and the Company recorded management fees of $90,000. Compensation expense of $90,000 is included in general and administrative expense for fiscal 2006.

Pursuant to a Consulting Agreement (the “Agreement”) between the Company and GM Capital Partners Inc. (“GM Capital”), signed January 31, 2006, the Company granted 5,000,000 warrants (see note 12) and recorded $3,898,000 as a stock-based compensation expense.

In February 2006 the Company granted 800,000 ISOs; 600,000 were granted to employees and 200,000 were granted to non-employees. The fair value of the vested stock options was $248,000 and was recorded as a stock-based compensation expense.

Stock-based compensation of $4,146,000 was recorded for fiscal 2006.

In May 2004, the Company issued a total of 120,000 options (6,000,000 pre-split) as finders’ fees related to a mineral property transaction (see note 6), and recorded compensation expense of $1,523,000. Compensation expense of $1,523,000 is included in acquisition of resource properties for fiscal 2005.

On March 1, 2003, the Company issued 60,000 stock options (3,000,000 pre-split) which vested 50% at date of issue and 50% on March 1, 2004. The Company recorded $86,955 as a stock-based compensation expense for fiscal 2005.

--110--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended February 28, 2006 and 2005
(U.S. Dollars)
Restated - Note 2

11. STOCK COMPENSATION PROGRAM (Continued)

Other equity instruments issued to non-employees for services were stock options. The fair value of the stock options granted during the period was estimated at the date of the grant using the Black-Scholes option pricing model using the following assumptions:

	200,000 stock options to non-employees	120,000 stock options to non-employees for finders fees

Expected life	10 years	5 years
Expected volatility	152%	1.07%
Risk free interest rate	5%	5%
Expected dividends	-	-
Weighted average fair value of stock option	$0.50	$0.50
Stock price at date of grant	$1.25	$12.75

Other equity instruments issued to non-employees for services were warrants. The fair value of the warrants granted during the period was estimated at the date of the grant using the Black-Scholes option pricing model using the following assumptions:

	1,000,000 Warrants issued to GM Capital - Series A	1,000,000 Warrants issued to GM Capital - Series B	1,000,000 Warrants issued to GM Capital - Series C	1,000,000 Warrants issued to GM Capital - Series D	1,000,000 Warrants issued to GM Capital - Series E

Expected life (years)	1.58	2.08	2.08	3.08	3.08
Expected volatility	152%	152%	152%	152%	152%
Risk free interest rate	5%	5%	5%	5%	5%
Expected dividends	-	-	-	-	-
Weighted average fair value of warrant	$0.50	$0.75	$1.00	$1.25	$1.50
Stock price at date of grant	$1.00	$1.00	$1.00	$1.00	$1.00

--111--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended February 28, 2006 and 2005
(U.S. Dollars)
Restated - Note 2

12.	WARRANTS

The Company has a total of 5,652,000 (2005 - 270,000) warrants outstanding to purchase common stock. Each warrant entitles the holder to purchase one share of the Company’s common stock. The Company has reserved 5,652,000 common shares in the event that these warrants are exercised.

The warrants include 1,000,000 Series A Warrants exercisable at $0.50 per share, 1,000,000 Series B Warrants exercisable at $0.75 per share, 1,000,000 Series C Warrants exercisable at $1.00 per share, 1,000,000 Series D Warrants exercisable at $1.25 per share, and 1,000,000 Series E Warrants exercisable at $1.50 per share; of which all are exercisable at the option of the holder, have no redemption features, and are settled on a physical basis.. The Series A Warrants were fully vested upon issuance. They are exercisable at any time following their issuance but will expire on June 30, 2007 to the extent they are not exercised. The remaining Series of Warrants will each vest and become exercisable only at the time that the immediately preceding Series has been fully exercised.

Unless terminated earlier as a result of failure to vest, the Series B and Series C Warrants will each expire on December 31, 2007, and the Series D and Series E Warrants will each expire on December 31, 2008. Stock-based compensation of $3,898,000 has been recorded on these warrants and charged to operations for the year ended February 28, 2006.

Additionally, as at February 28, 2006, the Company had issued 652,000 warrants exercisable at $1.00 each pursuant to the issuance of convertible debentures. These warrants expire on April 30, 2008, and are redeemable by the Company, at $0.01 per share, in the event the Company’s Common Stock closes with a bid price, on average, over $3.00 per share for a consecutive 20 day period.

The fair value of the warrants discussed above was estimated at the date of grant using the Black-Scholes option pricing model using the following weighted average assumptions:

	652,000 Warrants	1,000,000 Warrants issued to GM Capital - Series A	1,000,000 Warrants issued to GM Capital - Series B	1,000,000 Warrants issued to GM Capital - Series C	1,000,000 Warrants issued to GM Capital - Series D	1,000,000 Warrants issued to GM Capital - Series E

Expected life (years)	2	1.58	2.08	2.08	3.08	3.08
Expected volatility	107%	152%	152%	152%	152%	152%
Risk free interest rate	5%	5%	5%	5%	5%	5%
Expected dividends	-	-	-	-	-	-
Weighted average fair value of warrant	$1.00	$0.50	$0.75	$1.00	$1.25	$1.50
Stock price at date of grant	$1.45	$1.00	$1.00	$1.00	$1.00	$1.00

--112--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended February 28, 2006 and 2005
(U.S. Dollars)
Restated - Note 2

13.	RELATED PARTY TRANSACTIONS

The Company paid management fees of $147,000 (2005 - $nil) to certain officers and directors and to companies controlled by directors. The Company paid $23,357 (2005 - $nil) to certain officers and directors and to companies controlled by directors for travel, office and other related expenses.

The Company paid consulting fees of $15,000 (2005 - $4,000) to a former officer and director.

As at February 28, 2006, accounts payable of $8,175 (2005 - $nil) were owing to certain officers and directors of the Company and $14,799 (2005 - $nil) was owing to companies controlled by directors.

As of February 28, 2005, the Company had notes payable to related entities in the amount of $28,500. Interest on these notes has been imputed at a rate of 6.09% and totalled $18,578 cumulatively at February 28, 2005. These notes and accrued interest were paid during the year ended February 28, 2006.

All related party transactions are in the normal course of business at the exchange amount agreed to by each party.

14.	INCOME TAXES

Deferred income taxes reflect the tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. The components of the net deferred income tax assets are as follows:

	2006	2005
Deferred income tax assets
Net operating loss and credit carry forwards	$1,534,400	$1,352,800

Gross deferred tax assets	1,534,400	1,352,800
Valuation allowance	(1,534,400)	(1,352,800)
	$-	$-

As at February 28, 2006, the Company's net operating loss carry-forwards for income tax purposes were approximately $3,894,500 (2005 - $3,433,500). If not utilized, they will start to expire in 2020.

--113--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended February 28, 2006 and 2005
(U.S. Dollars)
Restated - Note 2

15.	CONTINGENT LIABILITY

Pursuant to the Agreement between the Company and GM Capital, the Agreement contains registration rights which requires the Company to use best efforts to file a registration statement registering the warrant shares within 45 days upon demand of 50% of the warrant holders and thereafter to use best efforts to cause such registration statement to be declared effective as soon as reasonably possible. Otherwise, the Company is obligated to sell to GM Capital as liquidated damages payment comprising of 1,000 shares per day at $0.001 per share until the default is cured. As at February 28, 2006, GM Capital had not demanded the Company to file a registration statement. (note 16).

16.	SUBSEQUENT EVENTS

(a) Mineral properties

Subsequent to February 28, 2006, MRT agreed to waive its option to purchase the shares of Sunburst de Mexico and also waived the Company’s obligation to transfer $1,500,000 to Sunburst de Mexico by April 30, 2006 (note 6).

(b) Promissory notes

Subsequent to February 28, 2006, promissory notes in the amount of $412,800 (note 7) were settled in exchange for 1,651,200 shares of the Company’s common stock.

(c) Private placement and convertible debentures

Subsequent to February 28, 2006, the Company closed a private placement for total proceeds of $375,000. As at February 28, 2006, the Company had received $170,000 of subscriptions for units. Units consist of one share of common stock and one-half of one warrant.  Each full warrant entitles the investor to purchase an additional share of the Company’s common stock at a price of $1.00 per share and is exercisable until April 30, 2008. The units were priced at $0.50 each.

Subsequent to February 28, 2006, the Company raised a total of $2,265,500 through the issuance of convertible debentures. The convertible debentures, with principal and accrued interest at 7% per year are convertible into units at the option of the holder.  Each unit consists of a warrant to purchase 25,000 of the Company’s common shares at $1.00 and $25,000 of debt, which may be converted to common shares at $0.50 per share and is exercisable until April 30, 2008.  In addition, the warrants are redeemable by the Company, at $.01 per share, in the event the Company’s Common Stock closes with a bid price, on average, over $3.00 per share for a consecutive 20-day period. As at February 28, 2006, the Company had issued convertible debentures in the amount of $652,000.  All of the convertible debentures have been converted.

--114--

MEXORO MINERALS LTD.
(Formerly Sunburst Acquisitions IV, Inc.)
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
Years Ended February 28, 2006 and 2005
(U.S. Dollars)
Restated - Note 2

16. SUBSEQUENT EVENTS (Continued)

(d) Contingent liability

Pursuant to the Agreement signed between the Company and GM Capital, the Company must use best efforts to file a registration statement registering the warrant shares within 45 days upon demand of 50% of the warrant holders and thereafter to use best efforts to cause such registration statement to be declared effective as soon as reasonably possible. Otherwise, the Company is obligated to sell to GM Capital as liquidated damages payment comprising of 1,000 shares every day at $0.001 per share until the default is cured. Subsequent to February 28, 2006, GM Capital had not demanded the Company to file a registration statement registering the warrant shares and the Company filed a registration statement on April 7, 2006. In the Company’s opinion best efforts have been made to effect the registration of the warrant shares. Accordingly, the Company does not believe a liability exists at this time and no provision has been made in the financial statements in this regard.

--115--

PART II

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Colorado law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE	AMOUNT

SEC Registration Fee	$ 1,150.01

Accounting fees and expenses	$10,000 (1)

Legal fees and expenses	$35,000 (1)

Federal taxes	$0

State taxes and fees	$0

Trustee’s and transfer agent costs	$1,000

Costs of printing and engraving	$1,000

Engineering fees	$0

Miscellaneous	$5,000 (1)

TOTAL	$53,150.01 (1)

(1) Estimated

--116--

RECENT SALES OF UNREGISTERED SECURITIES.

Name	# of Shares	# of Warrants Issued **	Dated	Price per Share	Amount US$	Notes
477291 BC Ltd. (a)	2,000		4/15/2004	$5.00	$10,000.00	(1) (11)
Casey, Douglas	8,000		4/15/2004	$5.00	$40,000.00	(1) (11)
Dhir Enterprises (xx)	5,000		4/15/2004	$5.00	$25,000.00	(1) (11)
Duke, Dean	2,000		4/15/2004	$5.00	$10,000.00	(1) (11)
DWG LLC (zz)	6,257		4/20/2004	$5.00	$31,285.74	(1) (11)
Morginn, Lance	5,000		4/20/2004	$5.00	$25,000.00	(1) (11)
Sanovest Holdings Ltd. (ww)	5,000		4/15/2004	$5.00	$25,000.00	(1) (11)
Sundar, Jason	4,000		4/15/2004	$5.00	$20,000.00	(1) (11)
United European Bank & Trust (Nassau) Ltd. (yy)	2,000		4/20/2004	$5.00	$10,000.00	(1) (12)
Aslan, Ltd. (jj)	20,000		3/15/2004	$1.00	$2,000.00	(2) (11)
Angel International Acquisitions IV, Inc. (eee)	6,000		3/15/2004	$1.00	$2,000.00	(2) (11)
Clunn, Victor	4,000		4/29/2004	$1.00	$4,000.00	(2) (11)
Latondresse, Carolyn	5,000		3/15/2004	$1.00	$5,000.00	(2) (11)
Liberty Management, LLC (mm)	10,000		4/15/2004	$1.00	$10,000.00	(2) (11)
Ming Capital Enterprises, Inc. (oo)	24,000		3/15/2004	$1.00	$24,000.00	(2) (11)
Morginn, Lance	2,000		3/15/2004	$1.00	$2,000.00	(2) (11)
Pisenti, Daniel	2,000		3/4/2004	$1.00	$2,000.00	(2) (11)
MRT Investments, Inc.* (b)	258,000		5/25/2004		Share exchange	(3) (12)
Etson, Inc. (c)	172,000		5/25/2004		Share exchange	(3) (12)
Magic Consulting, Ltd.	143,362		5/25/2004		Share exchange	(3) (11)
Paul Purewal	143,362		5/25/2004		Share exchange	(3) (11)
Tenfold Services, Inc. (rr)	114,638		5/25/2004		Share exchange	(3) (11)
Liberty Management, LLC Defined Benefit Plan (bbb)	14,362		5/25/2004		Share exchange	(3) (11)
Kephart, Jack F.	7,138		5/25/2004		Share exchange	(3) (11)
Kephart, Annabelle S.	7,138		5/25/2004		Share exchange	(3) (11)
Morginn, Lance	20,000		7/1/2004	$1.00	$20,000.00	(13) (11)
Fields, Terry	12,000		10/1/2005	$1.50	$18,000	(13) (11)
Morginn, Lance	20,000		8/1/2005	$12.50	$250,000	(13) (11)
Bank Insinger de Beaufort NV (aaa)	5,513		2004			(14) (11)
Moore, Tracy*	10,000		8/2/2005	$2.00	Stock issued for services	(15) (12)
Moore, Tracy*	20,000		9/1/2005	$4.00	Stock issued for services	(15) (12)
391566 B.C. Ltd. * (d)	400,000		2/16/2006	$0.01	$4,000.00	(4) (12)
Anderson, Simon J.	100,000		2/16/2006	$0.01	$1,000.00	(4) (12)
Daimler Capital Partners Ltd. (e)	600,000		2/16/2006	$0.01	$6,000.00	(4) (12)
Finneran Investments Ltd. (f)	600,000		2/16/2006	$0.01	$6,000.00	(4) (12)
Husky Holdings Ltd. (g)	600,000		2/16/2006	$0.01	$6,000.00	(4) (12)
Kallur Enterprises Ltd. (h)	600,000		2/16/2006	$0.01	$6,000.00	(4) (12)
Mandarin Management Services Ltd. (i)	600,000		2/16/2006	$0.01	$6,000.00	(4) (12)
Nautilus Technologies Ltd. (j)	600,000		2/16/2006	$0.01	$6,000.00	(4) (12)
Philestine Management SA (k)	600,000		2/16/2006	$0.01	$6,000.00	(4) (12)
ShamrockShamrock Group Holdings Ltd (l)	600,000		2/16/2006	$0.01	$6,000.00	(4) (12)
Spencer, Dawn	500,000		2/16/2006	$0.01	$5,000.00	(4) (12)

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Tiffany Financial Trading Ltd. (m)	600,000		2/16/2006	$0.01	$6,000.00	(4) (12)
Tiger-Eye Holdings Ltd. (n)	600,000		2/16/2006	$0.01	$6,000.00	(4) (12)
891231 Alberta Ltd. (ss)	30,000			$0.25	Payment of Promissory Notes	(5) (12)
Dream On Enterprises SA (tt)	341,200		3/24/2006	$0.25	Payment of Promissory Notes	(5) (12)
Liberty Management LLC (nn)	560,000		3/20/2006	$0.25	Payment of Promissory Notes	(5) (11)
Liechtenstein Landesbank LLB (ddd)	400,000			$0.25	Payment of Promissory Notes	(5) (12)
Saintsbury Management Corp. (uu)	240,000		3/22/2006	$0.25	Payment of Promissory Notes	(5) (12)
Sodi, Brian	40,000		3/21/2006	$0.25	Payment of Promissory Notes	(5) (11)
Wannabe International SA (vv)	40,000		3/27/2006	$0.25	Payment of Promissory Notes	(5) (12)
1471158 Ontario Ltd. (o)	30,000	15,000	3/21/2006	$0.50	$15,000.00	(6) (12)
477291 BC Ltd (a)	30,000	15,000	2/2/2006	$0.50	$15,000.00	(6) (12)
518464 BC Ltd., Marcus New (p)	100,000	50,000	3/14/2006	$0.50	$50,000.00	(6) (12)
601084 BC Ltd. (q)	10,000	5,000	2/27/2006	$0.50	$5,000.00	(6) (12)

Alpine Atlantic Asset Management #1 (r)	200,000	100,000	2/2/2006	$0.50	$100,000.00	(6) (12)
Alpine Atlantic Asset Management #2 (r)	200,000	100,000	2/9/2006	$0.50	$100,000.00	(6) (12)
Alpine Atlantic Asset Management #3 (r)	500,000	250,000	3/4/2006	$0.50	$250,000	(6) (12)
Aslan Ltd. (jj)	200,000	100,000	4/4/2006	$0.50	$100,000.00	(6) (12)
Barrington-Foote, Joan	50,000	25,000	2/3/2006	$0.50	$25,000.00	(6) (12)
Banca del Gottardo (kk)	100,000	50,000		$0.50	$50,000.00	(6) (12)
Barton, Sherri	10,000	5,000	2/2/2006	$0.50	$5,000.00	(6) (12)
Buchamer, Leslie	50,000	25,000	4/3/2006	$0.50	$25,000.00	(6) (12)
Cavendish Investments (t)	100,000	50,000	2/2/2006	$0.50	$50,000.00	(6) (12)
Cousins, Dave	10,000	5,000	2/2/2006	$0.50	$5,000.00	(6) (12)
CR Innovations AG (hhh)	200,000	100,000		$0.50	$100,000.00	(6) (12)
D'Altroy, Curtis	50,000	25,000	3/14/2006	$0.50	$25,000.00	(6) (12)
Devlin, Dr. Paul G.	14,000	7,000	2/2/2006	$0.50	$7,000.00	(6) (12)
Fodor, Ignac	50,000	25,000	3/23/2006	$0.50	$25,000.00	(6) (12)
G.B Technical Services (u)	100,000	50,000	2/9/2006	$0.50	$50,000.00	(6) (12)
Galan, Damon G	50,000	25,000	2/24/2006	$0.50	$25,000.00	(6) (12)
Gelima Capital (ii)	100,000	50,000	3/31/2006	$0.50	$50,000.00	(6) (12)
Gringots Venture Ltd. (v)	30,000	15,000	3/12/2006	$0.50	$15,000.00	(6) (12)
Guy, Jarrett	25,000	12,500	3/8/2006	$0.50	$12,500.00	(6) (12)
Harrison, Patricia	50,000	25,000	3/8/2006	$0.50	$25,000.00	(6) (12)
Hirji, Sam	10,000	5,000	2/2/2006	$0.50	$5,000.00	(6) (12)
Hsu, Chih Cheng	100,000	50,000	3/16/2006	$0.50	$50,000.00	(6) (12)
Hsu, Tseng Hui	100,000	50,000	3/6/2006	$0.50	$50,000.00	(6) (12)
Hseuh , Hsiu-Wei	100,000	50,000	3/10/2006	$0.50	$50,000.00	(6) (12)
Humber Trading Inc. (w)	500,000	250,000	3/21/2006	$0.50	$250,000.00	(6) (12)
James, Adrian	50,000	25,000	3/15/2006	$0.50	$25,000.00	(6) (11)
Jeboult, Barry Hugh	50,000	25,000	2/23/2006	$0.50	$25,000.00	(6) (12)
Jiao, Xiao Meng	100,000	50,000	3/28/2006	$0.50	$50,000.00	(6) (12)

--118--

Johal, Rummen	50,000	25,000	3/14/2006	$0.50	$25,000.00	(6) (12)
Johnson, Ben A	200,000	100,000	3/3/2006	$0.50	$100,000.00	(6) (11)
Johnston, Elston	60,000	30,000	2/2/2006	$0.50	$30,000.00	(6) (12)
Keiand Capital Corp. (x)	50,000	25,000	3/17/2006	$0.50	$25,000.00	(6) (12)
Kennedy, Deborah	60,000	30,000	2/2/2006	$0.50	$30,000.00	(6) (12)
Keasiotis, Vasilios John	50,000	25,000	3/8/2006	$0.50	$25,000.00	(6) (12)
Kimbell Holdings Limited (y)	100,000	50,000	3/20/2006	$0.50	$50,000.00	(6) (12)
Kirwin, Harry	100,000	50,000	1/23/2006	$0.50	$50,000.00	(6) (12)
KM Casey No 1 Ltd. (z)	100,000	50,000	3/7/2006	$0.50	$50,000.00	(6) (11)
Kneir, Gary	10,000	5,000	2/2/2006	$0.50	$5,000.00	(6) (12)
L.E. Management, Ltd. (aa)	15,000	7,500	2/2/2006	$0.50	$7,500.00	(6) (12)
Lamont, Ryan D.	50,000	25,000	3/14/2006	$0.50	$25,000.00	(6) (12)
Lantis, Paul	50,000	25,000	3/14/2006	$0.50	$25,000.00	(6) (11)
Levy, Jamie	50,000	25,000	3/16/2006	$0.50	$25,000.00	(6) (12)
Malette, Charles	20,000	10,000	2/2/2006	$0.50	$10,000.00	(6) (12)
Malkoc, Dean E	10,000	5,000	3/8/2006	$0.50	$5,000.00	(6) (12)
McGinnis, Anne	30,000	15,000	3/21/2006	$0.50	$15,000.00	(6) (12)
McGinnis, Mark	30,000	15,000	3/21/2006	$0.50	$15,000.00	(6) (12)
McKnight, David T	20,000	10,000	2/3/2006	$0.50	$10,000.00	(6) (12)
McKnight, Michael	100,000	50,000	2/9/2006	$0.50	$50,000.00	(6) (12)
McLean, Kirk A	100,000	50,000	2/22/2006	$0.50	$50,000.00	(6) (12)
Michie Family Trust (oo)	6,000	3,000	3/31/2006	$0.50	$3,000.00	(6) (12)
Monies, Tomas Steen	50,000	25,000	2/24/2006	$0.50	$25,000.00	(6) (12)
Monkman, Thomas W.	50,000	25,000	3/14/2006	$0.50	$25,000.00	(6) (12)
Morrison, Dorothy	50,000	25,000	3/17/2006	$0.50	$25,000.00	(6) (12)
Northwind Investments (fff)	50,000	25,000	3/21/2006	$0.50	$25,000.00	(6) (12)
Norton, John W.	20,000	10,000	3/29/2006	$0.50	$10,000.00	(6) (12)
Nylund, Gary	20,000	10,000	3/17/2006	$0.50	$10,000.00	(6) (12)
Olea, Luis	50,000	25,000		$0.50	$25,000.00	(6) (12)
PCD Club (bb)	50,000	25,000	2/27/2006	$0.50	$25,000.00	(6) (12)
Pedrosa, Maria	100,000	50,000	3/6/2006	$0.50	$50,000.00	(6) (12)
Porter, Vern	15,000	7,500	2/2/2006	$0.50	$7,500.00	(6) (12)
Poulson, David A.	30,000	15,000	3/21/2006	$0.50	$15,000.00	(6) (12)
Purewal, Harpreet Singh	25,000	12,500	3/14/2006	$0.50	$12,500.00	(6) (12)
Randhawa, Michael S.	25,000	12,500	3/14/2006	$0.50	$12,500.00	(6) (12)
Realprisma Vers Treuhand AG (pp)	20,000	10,000	4/6/2006	$0.50	$10,000.00	(6) (12)
Reaugh, Larry	10,000	5,000	2/2/2006	$0.50	$5,000.00	(6) (12)
Rechsheiner, Max	50,000	25,000	3/31/2006	$0.50	$25,000.00	(6) (12)
Ringoir, Tom	10,000	5,000	2/2/2006	$0.50	$5,000.00	(6) (12)
Rohner, Kurt	10,000	5,000	3/20/2006	$0.50	$25,000.00	(6) (12)
Ross, Peter	100,000	50,000	3/6/2006	$0.50	$50,000.00	(6) (12)
RPC (qq)	20,000	10,000	4/6/2006	$0.50	$10,000.00	(6) (12)
Rupp, Bernhard	20,000	10,000	3/31/2006	$0.50	$10,000.00	(6) (12)
RV Construction Inc. (cc)	25,000	12,500	3/8/2006	$0.50	$12,500.00	(6) (12)
Sage, Ryan A	25,000	12,500	3/8/2006	$0.50	$12,500.00	(6) (12)
Saloustros, Joe	20,000	10,000	2/23/2006	$0.50	$10,000.00	(6) (12)
Sanders, Steven A.	100,000	50,000	3/17/2006	$0.50	$50,000.00	(6) (11)
Sausilito Ltd. (dd)	75,000	37,500	3/21/2006	$0.50	$37,500.00	(6) (12)

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Schole, Mattias	100,000	50,000	3/31/2006	$0.50	$50,000.00	(6) (12)
Roytor & Co. (ccc)	100,000	50,000	4/4/2006	$0.50	$50,000.00	(6) (12)
Shank IRA, Michael L	50,000	25,000	2/28/2006	$0.50	$25,000.00	(6) (11)
Shank Trust, Michael L & Susan G (ee)	50,000	25,000	2/28/2006	$0.50	$25,000.00	(6) (11)
Shank Trust, Susan G (ee)	50,000	25,000	2/28/2006	$0.50	$25,000.00	(6) (11)
Sheikh, Asad	50,000	25,000	3/21/2006	$0.50	$25,000.00	(6) (12)
Sheikh, Mazhar-Ul-Haq	50,000	25,000	3/21/2006	$0.50	$25,000.00	(6) (12)
Sklavenitis, Terry	50,000	25,000	3/17/2006	$0.50	$25,000.00	(6) (12)
Smith, Charles	20,000	10,000	2/2/2006	$0.50	$10,000.00	(6) (12)
Stark, Robert Paul	20,000	10,000	2/27/2006	$0.50	$10,000.00	(6) (12)
Stewart, Craig	50,000	25,000	3/8/2006	$0.50	$25,000.00	(6) (12)
Stuit, Brad	50,000	25,000	3/17/2006	$0.50	$25,000.00	(6) (12)
Terrance G. Butler Charitable Remainder Trust (s)	100,000	50,000	2/27/2006	$0.50	$50,000.00	(6) (11)
Tredger, Peter	10,000	5,000	2/2/2006	$0.50	$5,000.00	(6) (12)
Welsh, Jordon	10,000	5,000	2/2/2006	$0.50	$5,000.00	(6) (12)
Wittenberg, Gerald	100,000	50,000	2/7/2006	$0.50	$50,000.00	(6) (12)
Woo, Chang	25,000	12,500	3/14/2006	$0.50	$12,500.00	(6) (12)
Yaseniuk, Jeremy	50,000	25,000	3/14/2006	$0.50	$25,000.00	(6) (12)
Zacharuk, Ed	10,000	5,000	2/2/2006	$0.50	$5,000.00	(6) (12)
Daimler Capital Partners Ltd. (e)	1,640,000		1/13/2006	$0.15	Repayment of loan	(7) (12)
Brockton International (ff)	180,000		2/3/2006	$0.15	Repayment of loan	(7) (12)
Montepulciano Company SA (gg)	180,000		2/3/2006	$0.15	Repayment of loan	(7) (12)
MRT Investments, Inc.* (b)	1,200,000		2/23/2006		Pursuant to contract	(8) (12)
Etson Inc. (c)	800,000		2/23/2006		Pursuant to contract	(8) (12)
GM Capital Partners, Ltd. (hh)		5,000,000			Pursuant to contract	(9) (12)
Liberty Management, LLC (nn)	30,000		4/1/2004	$0.50		(10) (11)

* Affiliate of the Company. Shares issued to these parties are not being registered in this offering.
** Each warrant entitles the holder to purchase one share of common stock.

(a)	John W. Norton is the president, a shareholder, and the control person of this entity.
(b)	Mario Ayub is the sole shareholder and the control person of this entity.
(c)	Jacob Ayub is a shareholder and has dispositive control of this entity.
(d)	Robert Knight is the president, a shareholder, and the control person of this entity.
(e)	Bill Meadow is the managing director, a shareholder, and the control person of this entity.
(f)	Tanya Tamone is the managing director, a shareholder, the control person of this entity.
(g)	Christopher J. Avery is the managing director, a shareholder, and the control person of this entity.
(h)	Hans Meching is the managing director, a shareholder, and the control person of this entity.
(i)	Alain Esseiva is the managing director, a shareholder, and the control person of this entity.
(j)	Mark P. Angst is the managing director, a shareholder, and the control person of this entity.
(k)	Catherine Dixon is the managing director, a shareholder, and the control person of this entity.
(l)	Walter Stapher is the managing director, a shareholder, and the control person of this entity.
(m)	Walter Stapher is the managing director, a shareholder, and the control person of this entity.
(n)	Daniel M. Fleming is the managing director, a shareholder, and the control person of this entity.
(o)	Robert Calvert is the president and the control person of this entity.
(p)	Marcus and Yvonne New are directors, shareholders, and the control persons of this entity.
(q)	Steve Lichman is an officer and the control person of this entity.
(r)	Martin Hochschorner is the managing director of this entity and has dispositive control over the shares.
(s)	Terrance Butler is the trustee and the control person of this entity. The beneficiaries are unknown to us.
(t)	Chris Gulston is the beneficial owner of this entity. .
(u)	Robert Cooles is the president, a shareholder, and the control person of this entity.
(v)	Kevin Coombes is the president, a shareholder, and the control person of this entity.

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(w)	Dr. Alfred Steinbrugger is the managing director, a shareholder, and the control person of this entity.
(x)	Keith Ebert is the president and the control person of this entity.
(y)	Kevin Gunther is a director and the control person of this entity.
(z)	Kevin Casey is the general partner and the control person of this entity. Silver Creek Holdings Trust, whose trustee is Kevin Casey, is a limited partner.
(aa)	Stephen Silvernagal is the president, a shareholder, and the control person of this entity.
(bb)	Craig Rademaker is the president and the control person of this entity.
(cc)	Robert Vermette Sr. is the president and the control person. Gwen Vermette is the secretary. Robert Vermette Jr. and Traci Skapski are shareholders of this entity.
(dd)	Choong-Ping Lai is a director and the control person of this entity.
(ee)	Michael Shank is the beneficial owner and the control person of this entity.
(ff)	John Layton is the managing director, a shareholder, and the control person of this entity.
(gg)	Barbara Fritzche is the managing director and has dispositive control over the shares.
(hh)	Marc Angst is the controlling shareholder of GM Capital Partners, and Marc Angst and James Michie have dispositive control over the warrants and the underlying shares
(ii)	Werner Rebsamen is the managing director and beneficial owner of this entity.
(jj)	Douglas Brown is the control person of this entity.
(kk)	Giuliano Castelli is the control person of this entity.
(ll)	Kepfam Holdings LLLP, controlled by Patrick Kephart, is the controlling person of this entity.
(mm)	Martin Christian is the control person of this entity.
(nn)	Patrick Kephart is the control person of this entity.
(oo)	Alexander Michie is the Trustee and the control person of this entity.
(pp)	Peter Weiland is the control person of this entity.
(qq)	Jorg Beircher is the control person of this entity.
(rr)	Asia City Trustco, Trustee, and Adrian Taylor are the control persons of this entity.
(ss)	Alain Lambert is the control person of this entity.
(tt)	Andrew Gordon is the control person of this entity.
(uu)	Dan Matthew is the control person of this entity.
(vv)	Andrew Gordon is the control person of this entity.
(ww)	Rob Anderson is the control person of this entity.
(xx)	Rob Anderson is the control person of this entity.
(yy)	Maurice Montpetit and Daniel Ringuet are the control persons of this entity.
(zz)	Douglas Casey is the control person of this entity.
(aaa)	David Mun-Gavin is the control person of this entity.
(bbb)	Scott Thomas is the control person of this entity.
(ccc)	Tanya Reichen and Cedric Defayes are the control persons of this entity.
(ddd)	Ekkehard Heeb is the control person of this entity.
(eee)	Charles Gulston is the control person of this entity.
(fff)	Zennie Morris is the control person of this entity.
(ggg)	Christian Russenberger is the control person of this entity.

(1)
The Company received subscriptions in the amount of $201,109.50 from a private placement offering of units at $5.00 per share.  Each unit consists of one-fiftieth of a share of common stock and one warrant to purchase an additional one-fiftieth share of stock at the price of $10.00 per share at any time within twelve months from the issuance date of the warrant.  The shares and the shares underlying the warrants were issued to 9 accredited investors and were made in reliance upon exemptions from registration under the Securities Act of 1933 pursuant to Regulation D Rule 506.

(2)
During the quarters ended February 28, 2004 and May 31, 2004, the Company completed a private placement offering of 73,000 shares of common stock at a price of $1.00 per share. All such shares were issued for cash in transactions which were made in reliance upon exemptions from registration under the Securities Act of 1933 pursuant to Regulation D Rule 506.  The gross offering proceeds received from the sale of such shares was $73,000, and the Company paid no underwriting discounts or commissions. These shares were issued to 8 accredited investors.

(3)
On May 25, 2004, the Company completed a share exchange with the shareholders of Sierra Minerals. In the exchange, the Company issued 860,000 shares of common stock, representing approximately 51.7% of

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the Company's then-outstanding shares, to Sierra Mineral's shareholders in exchange for all of the shares of Sierra Minerals capital stock. As a result, Sierra Minerals became a wholly owned subsidiary of the Company. The type and amount of consideration received was 3,000 Sierra Mineral shares with a par value of $0.001 per share. This share exchange was made with 8 accredited investors. This sale of securities was made under two exemptions from registration: one afforded by Regulation S of the Securities Act of 1933 and one afforded by Rule 506 of Regulation D of the Securities Act of 1933.

(4)
In January 2006, we received subscription agreements for a total of $70,000 from several parties. On February 16, 2006, we issued shares at the price of $0.01 per share pursuant to these subscription agreements. A total of 7,000,000 shares were issued. This sale of unregistered securities was made under an exemption from registration afforded by Regulation S of the Securities Act of 1933 ("Regulation S") because the issuance was made to a non-U.S. person (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to an offshore transaction, and no directed selling efforts were made in the United States by us, a distributor, any respective affiliates, or any person acting on behalf of any of the foregoing. The offering was made to 13 accredited investors.

(5)
In August 2005, we received a loan in the principal amount of $330,000 from three parties. This was an unsecured loan bearing interest at a rate of 7%. The same parties later loaned us additional funds and waived the right to interest. We repaid a portion of the loans in cash. On April 6, 2006, we issued these lenders shares at a price of $0.25 per share in full settlement of the total loan amount of $412,800. These shares were issued to 7 accredited investors pursuant to an exemption from registration found in Regulation D of the Securities Act of 1933.

(6)
In January and February of 2006, we engaged in two offerings. The first offering consisted of convertible debentures, with principal and accrued interest at 7% per year that were convertible into units at the option of the holder.  Each unit consisted of a warrant to purchase 25,000 of the Company’s common shares at $1.00 and $25,000 of debt, which may be converted to common shares at $0.50 per share and is exercisable until April 30, 2008.  In addition, the warrants are redeemable by the Company, at $.01 per share, in the event the Company’s Common Stock closes with a bid price, on average, over $3.00 per share for a consecutive 20-day period. All of the convertible debentures have been converted prior to the filing of this Registration Statement. These debentures were issued pursuant to an exemption from registration found in Regulation S of the Securities Act of 1933.

In the second, we sold units consisting of one share of Common Stock and one-half of a Warrant. Each full Warrant entitles the investor to purchase an additional share of the Company’s common stock at a price of $1.00 per share and is exercisable until April 30, 2008. The units were sold at a price of $0.50 each. These units were offered to accredited investors in the United States and relied upon the exemption found in Rule 506 of Regulation D. The shares and debentures were offered to 88 accredited Regulation S investors, 9 accredited Regulation D investors, and 2 non-accredited investors.

(7)
The Company issued $300,000 in convertible debentures in December 2005 to three lenders with a maturity date of December 8, 2006, accrued interest at 7% per year, and convertible at the option of the holder into shares of common stock at $0.15 per share. On January 6, 2006, these debentures were converted and the Company issued 2,000,000 common shares. These shares were issued to 3 accredited investors pursuant to an exemption from registration found in Regulation S of the Securities Act of 1933.

(8)
On February 23, 2006, the Company issued 2,000,000 shares to MRT pursuant to the New Agreement. The shares were valued at $1.05 per share or $2,100,000 total. These shares were issued under the New Agreement as consideration for the assignment of the options and ownership of the Properties from MRT to the Company. When the Cieneguita property is operating at 85% of capacity, if ever, as defined in the New Agreement, the Company is obligated to issue another 1,000,000 shares to MRT as further compensation for the assignment of MRT’s rights. Pursuant to a request from MRT, a portion of these shares were issued to Etson, Inc., a Mexican corporation. These shares were issued to 2 accredited investors and were issued pursuant to an exemption from registration under Regulation S of the Securities Act of 1933.

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(9)
On January 30, 2006, the Company entered into a Consulting Agreement (the “Agreement”) with G.M. Capital Partners, Ltd., a British Virgin Islands company (“GM Capital”). Under the Agreement, GM Capital will provide the Company with a variety of services including financial public relations, strategic planning, acquisition consulting and assistance in securing equity or debt financing. Specifically, GM Capital shall provide financial public relations counsel services including (i) being a liaison between the Company and its stockholders; (ii) advising the Company with respect to existing and potential market makers, broker-dealers, underwriters and investors as well as being the liaison for the Company with respect to communications and information (e.g., interviews, press releases, stockholder reports, etc.) as well as planning, designing, developing, organizing, writing and distribution such communications and information; (iii) assisting the Company in establishing an investor relations program and advising the Company with respect to stockholder meetings, interviews of Company officers by the financial media, and interviews of Company officers by analysts, market markers, broker-dealers and other members of the financial community; and (iv) assisting in making the Company, its management, products and services, and financial situation and prospects, known to the financial press and publications, broker-dealers, mutual funds, institutional investors, market makers, analysts, investment advisors and other members of the financial community. GM Capital will also provide strategic planning services, which shall include (i) consulting with the Company as to, the management, marketing, consulting, strategic planning, corporate organization and structure, financial matters in connection with the operation of the business of the Company, expansion of projects; (ii) reviewing and advising the Company regarding its overall progress, needs and condition; (iii) assisting the Company in the monitoring of services provided by the Company’s advertising firm, public relations firm and other non-legal professionals to be employed by the Company; and (iv) advising the Company on the continued development of an investor relations program and the stimulation of interest in the Company by institutional investors and other members of the financial community.

Under the terms of the Agreement, the Company will pay GM Capital the following: (i) a monthly fee of $10,000, (ii) 10% success fee for any financing facilitated by GM Capital outside of the United States, and (iii) the issuance of a total of 5,000,000 warrants, each of which entitles the holder to purchase one share of the Company’s common stock. The warrants are exercisable at the right of the holder, have no redemption features, and are settled on a physical basis. The warrants include 1,000,000 Series A Warrants exercisable at $0.50 per share, 1,000,000 Series B Warrants exercisable at $0.75 per share, 1,000,000 Series C Warrants exercisable at $1.00 per share, 1,000,000 Series D Warrants exercisable at $1.25 per share, and 1,000,000 Series E Warrants exercisable at $1.50 per share. The Series A Warrants will be fully vested upon issuance. They will be exercisable at any time following their issuance but will expire on June 30, 2007 if not fully exercised on or before that date. The remaining series of Warrants will each vest and become exercisable only at the time that the immediately preceding series has been fully exercised. Therefore, the Series B Warrants will vest only upon the timely exercise of all Series A Warrants, and the same restriction will apply to each of the succeeding series of warrants (i.e. the Series C, D and E Warrants). Unless terminated earlier as a result of failure to vest, the Series B and Series C Warrants will each expire on December 31, 2007, and the Series D and Series E Warrants will each expire on December 31, 2008. However, the Agreement also stipulates that G.M. Capital cannot exercise any warrants if, after the exercise, G.M. Capital would own 4.99% or more of the issued and outstanding common stock of Mexoro. G.M. Capital is an accredited investor. These warrants were issued under an exemption from registration under Regulation S of the Securities Act of 1933. According to the Black-Scholes method, these warrants were valued at $3,898,000.

On August 31, 2006, the Company entered into an Amended Consulting Agreement with G.M. Capital. All of the terms remained the same except for the following:
(a)	G.M. Capital represented that it does fall within United States jurisdiction in regard to this contract.
(b)	G.M. Capital is no longer required to provide services regarding the acquisition of a business because the Company does not plan to acquire a business in the near future.

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(c)	G.M. Capital clarified that the investors, market makers, and other financial industry contacts which it will speak to in regard to the Company are non-United States persons.
(d)
The Company acquired the sole discretion to determine how many Warrants G.M. Capital can exercise in order to restrict G.M. Capital’s beneficial ownership at any one time to no more than 4.99% of the issued and outstanding shares of the Company.

(e)	G.M. Capital will no longer be the liaison between the Company and its stockholders.
(f)	G.M. Capital will no longer advise the Company about potential market makers, broker-dealers, underwriters and investors.
(g)	The Warrants were revised to remove the liquidated damages provision related to the registration rights of the holders of the Warrants.

(10)
In April 2004, in connection with the acquisition of certain mineral properties, we entered into a Transaction Fee Agreement with T.R. Winston & Company LLC. Pursuant to this agreement, we issued 60,000 options to purchase a total of 60,000 shares of common stock at $0.50 per share. In connection the acquisition of the mineral properties, we also entered into an agreement with Liberty Management, LLC whereby we provided Liberty 60,000 options to purchase a total of 60,0000 shares of common stock at $0.50 per share. Liberty exercised 30,000 options to purchase 30,000 shares. Both of these companies are accredited investors. These options and the shares underlying the options were issued pursuant to an exemption from registration under Rule 506 of Regulation D of the Securities Act of 1933.

(11)
This sale of unregistered securities was made under an exemption from registration under Rule 506 of Regulation D, promulgated under Section 4(2) of the Securities Act of 1933. The individual or entity to which shares were issued is an accredited investor as that term is defined in Rule 501 of Regulation D. Further, all investors to which shares were issued under this exemption has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment

(12)
These issuances were made in private placement transactions and were made to non-U.S. persons (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to an offshore transaction, and no directed selling efforts were made in the United States by us, a distributor, any respective affiliates, or any person acting on behalf of any of the foregoing. The investors were not inside the United States at the time the offer was made to them nor at the time the buy order was placed. These investors are not (1) residents of the U.S., (2) partnerships or corporations organized or incorporated under the laws of the U.S., (3) the estate of which any executor or administrator is a U.S. person, (4) a trust of which any trustee is a U.S. person, (5) an agency or branch of a foreign entity located in the U.S., (6) a non-discretionary account held for the benefit of a U.S. person, or (7) a corporation formed by a U.S. person for the purpose of investing in unregistered securities. The investors were purchasing for their own accounts and acknowledged that the securities were not registered under the Securities Act and cannot be sold unless they are registered or unless an exemption from registration is available. The sales were made without any advertising or public solicitation.

(13)	These shares were issued pursuant to an exercise of stock options and pursuant to an exemption from registration under Rule 506 of Regulation D. A total of 2 accredited investors exercised options.

(14)
These shares were issued pursuant to a cashless exercise of warrants. This party is an accredited investor, and the shares were issued pursuant to an exemption from registration under Rule 506 of Regulation D.

(15)
For the months of July and August of 2005, Mr. Moore received 10,000 shares of common stock of Mexoro, which were valued at a price of $1.00 per share, for consulting services. For September, October, November, and December of 2005, Mr. Moore received 20,000 shares, valued at a price of $4.00 per share, for consulting services he rendered. Mr. Moore’s total consulting compensation for July 2005 through December 2005 was valued at $90,000. Mr. Moore was also the Company’s Chief Operating Officer from June 2005 through December 2005. Mr. Moore is an accredited investor. This sale of unregistered securities was made under an exemption from registration afforded by Regulation S of the Securities Act of 1933.

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No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors (except for Robert Paul Stark), and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Mexoro Minerals Ltd., a Colorado corporation.

Exhibit Number	Description

3.1
Articles of Incorporation, as amended on December 10, 2001 and February 13, 2006 (Herein incorporated by reference from the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on April 7, 2006).

3.2	Bylaws of the Corporation (Herein incorporated by reference from the Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on September 25, 2006.)

4.1
Registration Agreement dated April 20, 2004, by and among Sunburst Acquisitions IV, Inc., a Colorado company, and each of the purchasers in a private placement of shares of Sunburst (Herein incorporated by reference from the Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on September 25, 2006.)

4.2
Promissory Note between Sunburst Acquisitions IV, Inc. and Minera Rio Tinto S.A. de C.V. in the amount of $ 57,500 dated January 9, 2004 (incorporated by reference from Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2004).

4.3
Promissory Note between Sierra Mineral and Mining, Inc. and Minera Rio Tinto S.A. de C.V. in the amount of $ 167,500, dated May 3, 2004 (incorporated by reference from Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2004).

4.4
Securities Purchase Agreement with exhibits entered in connection with the $1,350,000 original issued discount secured convertible debenture financing dated August 25, 2004 (Herein incorporated by reference from the Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on September 25, 2006.)

4.5
Secured Convertible Debenture by and between Bristol Capital, LLC and Sunburst Acquisitions IV, Inc. dated January 15, 2004 (Herein incorporated by reference from the Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on July 10, 2006).

4.6
Transaction Fee Agreement dated April 22, 2004 between Sunburst Acquisitions IV Inc. and T.R. Winston & Company LLC ( Herein incorporated by reference from the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on April 7, 2006).

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4.7
Finder’s Fee Agreement dated 2004 between Sunburst Acquisitions IV, Inc. and Liberty Management, LLC (Herein incorporated by reference from the Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on September 25, 2006.)

4.8
Convertible Debenture template used to sell debentures and units of Mexoro Minerals Ltd. for the offering that occurred in January through May of 2006 (Herein incorporated by reference from the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on April 7, 2006).

4.9
Stock option plan approved by the shareholders of Mexoro Minerals, Ltd. on February 13, 2006. (Herein incorporated by reference from the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on April 7, 2006).

4.10
Subscription Agreement template used to sell units of Mexoro Minerals Ltd. for the offering that occurred in February and March of 2006 and was offered to accredited investors under Regulation D (Herein incorporated by reference from the Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on September 25, 2006.)

4.11
Convertible Debentures issued December 8, 2005 to Daimler Capital, James Longshore, and Spectrum International in the amount of $300,000 (Herein incorporated by reference from the Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on September 25, 2006.)

5.1	Frascona, Joiner, Goodman and Greenstein, P.C. Opinion and Consent (filed herewith) Exhibit 5.1

10.1
Share Exchange Agreement, dated May 3, 2004, by and among Sunburst Acquisitions IV, Inc., a Colorado corporation, Sierra Minerals and Mining, Inc., a Nevada corporation, and the shareholders of Sierra Minerals & Mining, Inc. (Herein incorporated by reference from the Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on September 25, 2006.)

10.2
Joint Venture Agreement, dated April 26, 2004 and amended on June 1, 2004, by and between Sierra Mining and Minerals, Inc., a Nevada corporation, and Minera Rio Tinto S.A. de C.V., a Mexican company (Herein incorporated by reference from the Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on September 25, 2006.)

10.3
Amendment to Joint Venture Agreement dated June 1, 2004. (Herein incorporated by reference from the Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on September 25, 2006.)

10.4
SHARE OPTION AGREEMENT among Minera Rio Tinto, S.A. de C.V. a corporation duly incorporated and validly existing pursuant to the laws of the United Mexican States and having an office at Pascual Orozco No. 2117 - A Chihuahua, State of Chihuahua, Mexico 31310 and Sunburst Acquisitions IV, Inc., a corporation duly incorporated and validly existing pursuant to the laws of the State of Colorado, USA and having an office at Suite 206, 595 Howe St., Vancouver, B.C. Canada V6C 2T5 (Herein incorporated by reference from the Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on September 25, 2006.)

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10.5
AGREEMENT made and entered in the City of Chihuahua, State of Chihuahua as of the 18th day of August, 2005 among COMPAÑÍA MINERA DE NAMIQUIPA, S. A. DE C. V. a company duly incorporated and validly existing pursuant to the laws of the United Mexican States, and MINERA RIO TINTO, S. A. DE C. V. a company duly incorporated and validly existing pursuant to the laws of the United Mexican States, and MARIO HUMBERTO AYUB TOUCHE having a domicile at San Antonio No. 2036 Chihuahua, Chihuahua and SUNBURST MINING DE MÉXICO, S. A. DE C. V., a company duly incorporated and validly existing pursuant to the laws of the United Mexican States (filed herewith).
Exhibit 10.5

10.6
AGREEMENT made and entered at the City of Chihuahua, State of Chihuahua on this the 18th day of August of the year 2005, among MINERA RIO TINTO, S. A. DE C. V. a company duly incorporated and validly existing pursuant to the laws of the United Mexican States, and SUNBURST MINING DE MÉXICO, S. A. DE C. V. a company duly incorporated and validly existing pursuant to the laws of the United Mexican States (Encino Gordo) (Herein incorporated by reference from the Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on September 25, 2006.)

10.7
OPERATOR’S AGREEMENT dated effective as of the 18th day of August, 2005, among Minera Rio Tinto, S.A. de C.V. a corporation duly incorporated and validly existing pursuant to the laws of the United Mexican States and having an office at Pascual Orozco No. 2117 - A Chihuahua, State of Chihuahua, Mexico 31310, and Sunburst de Mexico, S.A. de C.V. a corporation duly incorporated and validly existing pursuant to the laws of the United Mexican States and having an office at Suite 5, Avenida del Mar No.1022 Zona Costera, Mazatlan, State of Sinaloa, Mexico (Herein incorporated by reference from the Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on September 25, 2006.)

10.8
ASSIGNMENT OF CONTRACT AGREEMENT made and entered in the City of Chihuahua, State of Chihuahua as of this the 18th day of August, 2005 among MINERA RIO TINTO, S. A. DE C. V. a company duly incorporated and validly existing pursuant to the laws of the United Mexican States, and CORPORATIVO MINERO, S.A. DE C.V. a company duly incorporated and validly existing pursuant to the laws of the United Mexican States, and SUNBURST MINING DE MÉXICO, S. A. DE C. V. a company duly incorporated and validly existing pursuant to the laws of the United Mexican States (herein incorporated by reference from the Company’s report on Form 8-K for report date August 22, 2005 and filed with the Securities and Exchange Commission on August 25, 2005).

10.9
ASSIGNMENT OF CONTRACT AGREEMENT made and entered in the City of Chihuahua, State of Chihuahua as of this the 18th day of August, 2005, among MINERA RIO TINTO, S. A. DE C. V. a company duly incorporated and validly existing pursuant to the laws of the United Mexican States, and RAFAEL FERNANDO ASTORGA HERNÁNDEZ, having a domicile at Calle República de Uruguay No. 706 of the City of Chihuahua, Chih, and SUNBURST MINING DE MÉXICO, S. A. DE C. V. a company duly incorporated and validly existing pursuant to the laws of the United Mexican States (San Antonio) (filed herewith).
Exhibit 10.9

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10.10
ASSIGNMENT OF CONTRACT AGREEMENT made and entered in the City of Chihuahua, State of Chihuahua as of this the 18th day of August, 2005 among MINERA RIO TINTO, S. A. DE C. V. a company duly incorporated and validly existing pursuant to the laws of the United Mexican States, having an office at Av. Pascual Orozco Number 2117- Altos, La Cima, C. P. 31310, Chihuahua, Chihuahua, and MINERA RACHASA, S.A. DE C.V., a company duly incorporated and validly existing pursuant to the laws of the United Mexican States, and having an office at Niños Héroes No. 410 Colonia Centro, Chihuahua, Chihuahua (RFC BMM-900120-8B6), and SUNBURST MINING DE MÉXICO, S. A. DE C. V. a company duly incorporated and validly existing pursuant to the laws of the United Mexican States (San Francisco) (filed herewith).
Exhibit 10.10

10.11
THE NEW AGREEMENT entered into on December 8, 2005 among the Company, Sunburst de Mexico, and MRT (herein incorporated by reference from the Company’s current report on Form 8-K for report date December 8, 2005 and filed with the Securities and Exchange Commission on December 14, 2005).

10.12
Funds Escrow Agreement dated July 2005, among Sunburst Acquisitions IV, Inc., Investment Fund, Ltd., Alpha Capital AG and Stonestreet LP, and Grushko & Mittman, P.C. (herein incorporated by reference from the Company’s current report on Form 8-K dated July 1, 2005 and filed with the Securities and Exchange Commission on August 17, 2005).

10.13
Repayment Agreement dated July 15, 2005 by and among Sunburst IV, Inc. and Investment Fund, Ltd., Alpha Capital AG and Stonestreet LP. (herein incorporated by reference from the Company’s current report on Form 8-K dated July 1, 2005 and filed with the Securities and Exchange Commission on August 17, 2005).

10.14
Consulting Agreement dated July 1, 2005 between Tracy A. Moore and Sunburst Acquisitions IV, Inc. (herein incorporated by reference from the Company’s current report on Form 8-K dated July 1, 2005 and filed with the Securities and Exchange Commission on August 17, 2005).

10.15
Consulting Agreement with G.M. Capital Partners, Ltd. dated January 30, 2006 (incorporated by reference from Current Report on Form 8-K filed with the Securities and Exchange Commission on February 7, 2006).

10.17
Amendment to the New Agreement, dated April 6, 2006 by and among Mexoro Minerals, Ltd., Sunburst Mining de Mexico S.A. de C.V., and Minera Rio Tinto, S.A. de C.V. (Herein incorporated by reference from the Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on September 25, 2006.)

10.18
Addendum To Purchase Contract Of Mining Rights To Lump Sum Entered Into On May 6, 2004 by Corporativo Minero, S.A. De C.V. And Sunburst Mining De Mexico, S.A. De C.V., dated March 24, 2006 (Herein incorporated by reference from the Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on September 25, 2006.)

10.19
Agreement to Extend August Payment Due Date, entered into on July 18, 2006 by Minera Rio Tinto and Sunburst de Mexico (Herein incorporated by reference from the Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on September 25, 2006.)

10.20	Amended Agreement with G.M. Capital Partners, Ltd. dated August 31, 2006 (herein incorporated by reference to the Current Report on Form 8-K dated August 31, 2006 and filed on September 21, 2006).

10.21
Letter Employment Agreement with Mathew Wunder, dated August 15, 2006 (Herein incorporated by reference from the Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on September 25, 2006.)

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10.22	Original Agreement between MRT and Corportivo Minero dated 2004 concerning the Cieneguita property (filed herewith). Exhibit 10.22

10.23
Agreement between MRT and La Empresa Denominada Minera Rachasa dated 2004 concerning the San Francisco concessions (Herein incorporated by reference from the Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on September 25, 2006.)

10.24
Agreement between MRT and Rafael Astorga Hernandez, dated July 20, 2006, concerning the San Antonio concessions (Herein incorporated by reference from the Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on September 25, 2006.)

10.25	Consent of MRT to assign the Agreement between MRT and Rafael Astorga Hernandez to Sunburst de Mexico (filed herewith). Exhibit 10.25

10.26
Exploration And Sale Option Agreement Of Mining Concessions Entered By And Between Minera Emilio, S.A. De C.V. And Sunburst Mining De Mexico, S.A. De C.V. (Herein incorporated by reference from the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 30, 2006.)

14.1	Code of Ethics (Herein incorporated by reference from the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on April 7, 2006).

16.1	Responsive letter of Comiskey & Co. (incorporated by reference from Current Report on Form 8-K filed with the Securities and Exchange Commission on July 16, 2004).

21.1	Subsidiaries of the Registrant (Herein incorporated by reference from the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on April 7, 2006).

23.1	Consent of Pannell Kerr Forster (registered with the PCAOB as “Smythe Ratcliffe”) - Independent Public Accountants (filed herewith) Exhibit 23.1

ITEM 28. UNDERTAKINGS.

The undersigned Company hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration

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statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and
(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.
Each prospectus filed pursuant to Rule 424(b)(§230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada, on December 12, 2006.

MEXORO MINERALS LTD.

By: /s/ Robert Knight
Robert Knight, CEO and Director

By: /s/ Tracy A. Moore
Tracy A. Moore, CFO and Director

Date: December 12, 2006

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By: /s/ Robert Knight
Robert Knight, CEO and Director

By: /s/ Mario Ayub
Mario Ayub, COO and Director

By: /s/ Tracy A. Moore
Tracy A. Moore, CFO and Director

Date: December 12, 2006

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